UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2024

Vitesse Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41546	88-3617511
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5619 DTC Parkway, Suite 700 Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 361-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2, below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	VTS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01        Entry into a Material Definitive Agreement.

Arrangement Agreement

The Arrangement

On December 15, 2024, Vitesse Energy, Inc., a Delaware Corporation (“Vitesse”), and Lucero Energy Corp., a corporation organized and existing under the laws of the Province of Alberta, Canada (“Lucero”), entered into an Arrangement Agreement (the “Arrangement Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Vitesse will acquire Lucero in an all-stock transaction, subject to satisfaction of certain closing conditions (the “Arrangement”). The Arrangement will be effected pursuant to, among other provisions, section 193 of the Business Corporations Act (Alberta) (the “ABCA”), and a plan of arrangement (as may be amended from time to time in accordance with the Arrangement Agreement, the “Plan of Arrangement”).

Consideration

On the terms and subject to the conditions set forth in the Arrangement Agreement, and in accordance with the ABCA and the Plan of Arrangement, at the effective time of the Arrangement (the “Effective Time”), each common share of Lucero (each a “Lucero Share”) issued and outstanding immediately prior to the Effective Time (other than Lucero Shares with respect to which dissenters’ rights have been validly exercised and not validly withdrawn) will be transferred to Vitesse in exchange for 0.01239 of a share of common stock, par value $0.01 per share (“Vitesse Common Stock”), as may be adjusted pursuant to the Plan of Arrangement, of Vitesse (the “Vitesse Share Issuance”). In no event shall any holder of Lucero Shares be entitled to fractional shares of Vitesse Common Stock.

Governance

The Arrangement Agreement provides that at the Effective Time, Vitesse will increase the number of directors (the “Board Increase”) comprising the Board of Directors of Vitesse (the “Vitesse Board”) by two persons and will, unless otherwise agreed in writing by Vitesse and Lucero, fill the vacancies created by the Board Increase with M. Bruce Chernoff and Gary Reaves (the “Designated Directors”); provided that at least one of the Designated Directors are independent under the rules and regulations of the New York Stock Exchange (the “NYSE”) as determined by the Nominating, Governance and Environmental and Social Responsibility Committee of Vitesse. In addition, Vitesse will include the Designated Directors in the slate of nominees recommended by the Vitesse Board for election as directors at its 2025 annual meeting of stockholders if the Effective Time occurs prior to such annual meeting.

Conditions to the Arrangement

Completion of the Arrangement is subject to certain customary conditions, including, among others: (i) approval of the Arrangement Agreement and the Arrangement by the holders of Lucero Shares (the “Lucero Shareholder Approval”), (ii) approvals of the Vitesse Share Issuance by the holders of Vitesse Common Stock (the “Vitesse Stockholder Approval”), (iii) the approval of the Arrangement by the Court of King’s Bench of Alberta on terms materially consistent with the Arrangement Agreement and otherwise reasonably satisfactory to Vitesse and Lucero, (iv) the authorization of the listing of the shares of Vitesse Common Stock issuable in the Vitesse Share Issuance on the NYSE, (v) the absence of a law or order that has the effect of making illegal or otherwise prohibiting the consummation of the Arrangement, (vi) holders of no more than 5% of the Lucero Shares having validly exercised, and not withdrawn, dissenters’ rights, (vii) the representations and warranties of each party being true and correct (subject to certain qualifications) and (viii) performance in all material respects by each party with respect to its obligations and compliance by each party in all material respects with its covenants required to be performed or complied with by it at or prior to the Effective Time.

Termination Rights

The Arrangement Agreement contains certain termination rights for both Vitesse and Lucero, including, among others, (i) mutual consent by Vitesse and Lucero, (ii) by either Vitesse or Lucero if (A) the Arrangement shall not have been consummated on or prior to June 15, 2025, or (B) a final non-appealable governmental order has been issued prohibiting the Arrangement, (iii) by either party if either (A) the Lucero Shareholder Approval shall not have been obtained or (B) the Vitesse Stockholder Approval shall have not been obtained, (iv) by a party if the other party breaches any of its representations, warranties or covenants in the Arrangement Agreement in a manner that would cause the corresponding condition to not be satisfied, subject to certain conditions, (v) by a party if the other party’s board of directors changes its recommendation with respect to the Arrangement, (vi) by a party if there is a willful and material breach by the other party of the applicable restrictions with respect to soliciting competing business combination transactions and the board of directors changes its recommendation with respect to the Arrangement and (vii) by a party in order for such party to enter into a definitive agreement with respect to a superior competing business combination transaction (provided that such party has not materially breached the applicable non-solicitation restrictions).

If the Arrangement Agreement is terminated in certain specified circumstances, Vitesse or Lucero would be required to pay the other party a termination fee of $15,000,000 and $10,000,000, respectively.

Other Terms of the Arrangement Agreement

Vitesse and Lucero each have made customary representations, warranties and covenants in the Arrangement Agreement, in each case generally subject to customary materiality qualifiers. Among other things, each party has agreed, subject to certain exceptions, (i) to use reasonable commercial efforts to conduct its business in the ordinary course from the date of the Arrangement Agreement until the earlier of the Effective Time or the termination of the Arrangement Agreement, and not to take certain actions prior to the Effective Time without the prior written consent of the other party, (ii) to use reasonable commercial efforts to cause the Arrangement to be consummated, (iii) not to solicit alternative business combination transactions, (iv) to convene meetings of its respective stockholders and shareholders for the purpose of obtaining the Vitesse Stockholder Approval or Lucero Shareholder Approval, as applicable, and recommend to its respective stockholders and shareholders to approve the Vitesse Share Issuance or the Arrangement, as applicable, and (v) use reasonable efforts to implement certain reorganization transactions as the parties may otherwise agree, subject to certain limitations.

The foregoing summary of the Arrangement Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Arrangement Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Arrangement Agreement and the above description of the Arrangement Agreement have been included to provide investors and security holders with information regarding the terms of the Arrangement Agreement. They are not intended to provide any other factual information about Vitesse, Lucero or their respective subsidiaries. The representations, warranties and covenants contained in the Arrangement Agreement were made only for purposes of the Arrangement Agreement and as of specific dates, were solely for the benefit of the parties to the Arrangement Agreement, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other for the purposes of allocating contractual risk between them that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Vitesse, Lucero or any of their respective subsidiaries. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Arrangement Agreement, which subsequent information may or may not be fully reflected in public disclosures by Vitesse or Lucero.

Lucero Voting Agreements

In connection with the execution of the Arrangement Agreement, Vitesse and each director and executive officer of Lucero and certain existing shareholders of Lucero, including FR XIII PetroShale Holdings L.P. (collectively, the “Lucero Supporting Shareholders”), entered into Voting and Support and Lock-Up Agreements, dated December 15, 2024 (the “Lucero Voting Agreements”), pursuant to which each Lucero Supporting Shareholder has agreed to vote the Lucero Shares of which such Lucero Supporting Shareholder is the beneficial owner (the “Subject Lucero Shares”) in favor of the Arrangement Agreement and the transactions contemplated thereby, including the Arrangement, and each Lucero Supporting Shareholder has irrevocably granted to, and appointed, Vitesse as such Lucero Supporting Shareholder’s proxy and attorney-in-fact in connection therewith. Such obligations of each Lucero Supporting Shareholder will continue until the earliest of (i) the termination of the Lucero Voting Agreement in accordance with the provisions thereof, (ii) the Effective Time of the Arrangement and (iii) a change in recommendation by the Board of Directors of Lucero with respect to the Arrangement. Each Lucero Voting Agreement terminates upon the earliest to occur of (i) the termination of the Arrangement Agreement, (ii) any amendment, modification or waiver of the Arrangement Agreement that (A) decreases the consideration payable to the applicable Lucero Supporting Shareholder (other than certain de minimis decreases), (B) changes the form of the consideration payable by Vitesse under the Arrangement Agreement or (C) is materially adverse to the applicable Lucero Supporting Shareholder, unless, in each case, such Lucero Supporting Shareholder has consented in writing to such amendment, modification or waiver, and (iii) the mutual written agreement of Vitesse and such Lucero Supporting Shareholder.

Additionally, certain of the Lucero Supporting Shareholders have agreed, subject to certain customary exceptions, not to directly or indirectly sell or otherwise transfer or dispose of legal or beneficial ownership in their Subject Lucero Shares during the period commencing on the closing date of the Arrangement and ending on the 366th day following the closing date of the Arrangement.

The foregoing summary of the Lucero Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Lucero Voting Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Vitesse Voting Agreements

In connection with the execution of the Arrangement Agreement, Vitesse, Lucero and each of Robert Gerrity, Chairman and Chief Executive Officer of Vitesse, Brian Friedman and Joseph Steinberg, each a director of Vitesse (collectively, the “Vitesse Supporting Stockholders”), entered into Voting and Support and Lock-Up Agreements, dated December 15, 2024 (the “Vitesse Voting Agreements”), pursuant to which each Vitesse Supporting Stockholder has agreed to vote a specified number of shares of Vitesse Common Stock for which such Vitesse Supporting Stockholder is the beneficial owner (the “Subject Vitesse Shares”) in favor of the Vitesse Share Issuance, and each Vitesse Supporting Stockholder has irrevocably granted to, and appointed, Lucero as, such Vitesse Supporting Stockholder’s proxy and attorney-in-fact in connection therewith. Such obligations of each Vitesse Supporting Stockholder will continue until the earliest of (i) the termination of the Vitesse Voting Agreement in accordance with the provisions thereof, (ii) the Effective Time of the Arrangement and (iii) a change in recommendation by the Vitesse Board with respect to the Arrangement. Each Vitesse Voting Agreement terminates upon the earliest to occur of (i) the termination of the Arrangement Agreement, (ii) any amendment of the Arrangement Agreement that increases the consideration payable by Vitesse (other than certain de minimis increases) and (iii) the mutual written agreement of the parties.

Additionally, during the period commencing on the closing date of the Arrangement and ending on the 366th day following the closing date of the Arrangement, each Vitesse Supporting Stockholder has agreed, subject to certain customary exceptions, not to directly or indirectly sell or otherwise transfer or dispose of legal or beneficial ownership in the Subject Vitesse Shares.

The foregoing summary of the Vitesse Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Vitesse Voting Agreement, a copy of which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 3.02        Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K with respect to the Vitesse Share Issuance is incorporated by reference herein. The securities to be issued pursuant to the Arrangement Agreement will be issued in reliance upon Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), which exempts from the registration requirements under the Securities Act any securities that are issued in exchange for one or more bona fide outstanding securities where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear, by any court expressly authorized by law to grant such approval.

No Offer or Solicitation

This report does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy any securities or a solicitation of any vote or approval with respect to the proposed transaction between Vitesse and Lucero or otherwise, nor shall there be any offer or solicitation in any jurisdiction in which such offer or solicitation would be unlawful under the securities laws of any such jurisdiction.

Important Additional Information

In connection with the proposed transaction, Vitesse intends to file materials with the Securities and Exchange Commission (the “SEC”) and Lucero intends to file materials on the SEDAR+ system maintained by the Canadian Securities Administrators (“SEDAR+”). Vitesse intends to file a Proxy Statement with the SEC in connection with the solicitation of proxies to obtain Vitesse stockholder approval for the issuance of stock in the proposed transaction, and Lucero intends to file an information circular and proxy statement (the “Circular”) with the TSX Venture Exchange (“TSXV”) and on SEDAR+ in connection with the solicitation of proxies to obtain Lucero shareholder approval of the proposed transaction. Vitesse intends to mail or otherwise provide a Proxy Statement to the stockholders of Vitesse. This report is not a substitute for the Proxy Statement, the Circular or for any other document that Vitesse or Lucero may file with the SEC or on SEDAR+ and/or send to Vitesse’s stockholders and/or Lucero’s shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF VITESSE AND LUCERO ARE URGED TO CAREFULLY AND THOROUGHLY READ THE PROXY STATEMENT AND THE CIRCULAR, RESPECTIVELY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY VITESSE AND/OR LUCERO WITH THE SEC OR ON SEDAR+, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VITESSE, LUCERO, THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS.

Stockholders of Vitesse and shareholders of Lucero will be able to obtain free copies of the Proxy Statement and the Circular, as each may be amended from time to time, and other relevant documents filed by Vitesse with the SEC when they become available through the website maintained by the SEC at www.sec.gov, and by Lucero when they become available on SEDAR+ at www.sedarplus.ca. Copies of documents filed with the SEC by Vitesse will be available free of charge from Vitesse’s website at ir.vitesse-vts.com or by contacting Vitesse’s Investor Relations Department at (720) 532-8232. Copies of documents filed on SEDAR+ by Lucero will be available free of charge from Lucero’s website at www.lucerocorp.com/investors/ or by contacting Lucero’s Investor Relations Department at (877) 573-0181.

Participants in the Solicitation

Vitesse and its directors, executive officers and certain other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Vitesse’s stockholders in connection with the proposed transaction. Information regarding the interests of the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of Vitesse in connection with the proposed transaction, will be set forth in the Proxy Statement and the other relevant documents to be filed with the SEC. Stockholders can find information about Vitesse and its directors and executive officers and their ownership of Vitesse common stock in the Proxy Statement for Vitesse’s 2024 Annual Meeting, filed with the SEC on March 20, 2024, and additional information about the ownership of Vitesse common stock by Vitesse directors and executive officers is included in their Forms 3, 4 and 5 filed with the SEC.

Forward-Looking Statements

Certain statements in this report are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include statements concerning the proposed transaction, including any statements regarding the expected timetable for completing the transaction, the results and effects of the transaction and any other statements regarding Vitesse’s or Lucero’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecast,” “predict,” “outlook,” “target,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “likely” “plan,” “positioned,” “strategy,” and similar words and expressions.

Forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, the possibility that stockholders of Vitesse may not approve the Vitesse Share Issuance in the transaction or that shareholders of Lucero may not approve the transaction; the risk that a condition to closing of the transaction may not be satisfied; that either party may terminate the Arrangement Agreement or that the closing of the transaction might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships of Vitesse or Lucero, including those resulting from the announcement or completion of the transaction; the diversion of management time on transaction-related issues; the ultimate timing, outcome and results of integrating the operations of Vitesse and Lucero; the effects of the transaction, including Vitesse’s future financial condition, results of operations, strategy and plans; the ability of Vitesse to realize anticipated synergies in the timeframe expected or at all; changes in capital markets; regulatory approval of the transaction; the effects of commodity prices, including any resulting impact on Vitesse’s ability to sustain its anticipated dividend following the closing of the transaction; the risks of oil and gas activities; and the fact that operating costs and business disruption may be greater than expected following the public announcement or consummation of the transaction.

Additional factors that could cause actual results to differ materially from those anticipated can be found in Vitesse’s Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent Quarterly Reports on Form 10-Q, which are on file with the SEC and available from Vitesse's website at ir.vitesse-vts.com, and in other documents Vitesse files with the SEC; and in Lucero’s annual information form for the year ended December 31, 2023, which is on file with TSXV and on SEDAR+ and available from Lucero’s website at www.lucerocorp.com/investors/, and in other documents Lucero files with TSXV or on SEDAR+.

All forward-looking statements speak only as of the date they are made and are based on information and assumptions believed to be valid at that time. Neither Vitesse nor Lucero assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by applicable securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Item 9.01        Financial Statements and Exhibits.

(d)

Exhibit Number	Description

2.1*	Arrangement Agreement, dated as of December 15, 2024, between Vitesse Energy, Inc. and Lucero Energy Corp.
10.1	Form of Lucero Voting Agreement (included in Exhibit 2.1).
10.2	Form of Vitesse Voting Agreement (included in Exhibit 2.1).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Vitesse hereby undertakes to furnish supplementally, copies of any of the omitted schedules upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2024	VITESSE ENERGY, INC.

/s/ James P. Henderson
James P. Henderson
Chief Financial Officer

Exhibit 2.1

ARRANGEMENT AGREEMENT

between

VITESSE ENERGY, INC.

and

LUCERO ENERGY CORP.

dated as of

December 15, 2024

TABLE OF CONTENTS

Page

Article 1 INTERPRETATION		2

1.1	Definitions	2
1.2	Other Defined Terms	17
1.3	Numbers, Currency and Inclusive Terminology	19
1.4	Statute and Agreement References	19
1.5	Ordinary Course of Business	19
1.6	Disclosure Letters	19
1.7	Interpretation Not Affected by Party Drafting	19
1.8	Made Available	19
1.9	Time	19
1.10	Knowledge	20
1.11	Sections, Articles, Schedules and Exhibits	20

Article 2 THE ARRANGEMENT		20

2.1	Arrangement	20
2.2	Treatment of Company Share Awards and Company Warrants	21
2.3	Company Implementation Steps	22
2.4	Vitesse Implementation Steps	25
2.5	Certain Adjustments	26
2.6	Dissenting Shares	26
2.7	Closing	26
2.8	Vitesse Board	27
2.9	U.S. Securities Act Matters	27
2.10	Canadian Securities Laws Matters	28
2.11	Satisfaction of Consideration	28
2.12	Withholding Rights	28

Article 3 REPRESENTATIONS AND WARRANTIES OF COMPANY		29

3.1	Organization, Standing and Power	29
3.2	Capital Structure	30
3.3	Authority; No Violations	31
3.4	Consents	31
3.5	Securities Documents; Financial Statements	32
3.6	Absence of Certain Changes or Events	33
3.7	No Undisclosed Material Liabilities	34
3.8	Company Circular	34
3.9	Company Permits; Compliance with Applicable Law	34
3.10	Compensation; Benefits	35
3.11	Employment and Labor Matters	37
3.12	Taxes	38
3.13	Litigation	40
3.14	Intellectual Property and IT Assets	41
3.15	Real Property	42
3.16	Rights-of-Way	42
3.17	Oil and Gas Matters	43

i

3.18	Environmental Matters	45
3.19	Material Contracts	46
3.20	Insurance	48
3.21	Derivative Transactions and Hedging	48
3.22	Cultural Business	49
3.23	Opinion of Company's Financial Advisor	49
3.24	Brokers	49
3.25	Related Party Transactions	49
3.26	Regulatory Matters	49
3.27	Takeover Laws	50
3.28	Corrupt Practices Legislation	50
3.29	Confidentiality Agreements	50
3.30	Competition Act	51
3.31	No Additional Representations	51

Article 4 REPRESENTATIONS AND WARRANTIES OF VITESSE		52

4.1	Organization, Standing and Power	52
4.2	Capital Structure	52
4.3	Authority; No Violations	53
4.4	Consents	54
4.5	SEC Documents; Financial Statements	54
4.6	Absence of Certain Changes or Events	55
4.7	No Undisclosed Material Liabilities	55
4.8	Vitesse Proxy Statement	55
4.9	Vitesse Permits; Compliance with Applicable Law	56
4.10	Compensation; Benefits	56
4.11	Employment and Labor Matters	58
4.12	Taxes	58
4.13	Intellectual Property and IT Assets	60
4.14	Litigation	61
4.15	Oil and Gas Matters	61
4.16	Environmental Matters	63
4.17	Insurance	64
4.18	Opinion of Vitesse Financial Advisor	64
4.19	Brokers	64
4.20	Regulatory Matters	64
4.21	Takeover Laws	64
4.22	Corrupt Practices Legislation	65
4.23	Consideration	65
4.24	Competition Act	65
4.25	No Additional Representations	65

Article 5 CERTAIN COVENANTS		66

5.1	Conduct of Company Business Pending the Arrangement	66
5.2	Conduct of Vitesse Business Pending the Arrangement	71
5.3	No Solicitation; Adverse Recommendation Change	72
5.4	Preparation of Company Circular and Vitesse Proxy Statement	78
5.5	Mutual Covenants of the Parties Relating to the Transactions	80
5.6	Meetings	81
5.7	Access to Information	84
5.8	Consummation of the Arrangement; Additional Agreements	85

ii

5.9	Company Employee Matters	86
5.10	Indemnification; Directors' and Officers' Insurance	88
5.11	Transaction Litigation	90
5.12	Public Announcements	90
5.13	Control of Business; Integration	90
5.14	Pre-Acquisition Reorganization	91
5.15	Reportable and Notifiable Transaction Filings	92
5.16	Transfer Taxes	93
5.17	Section 16 Matters	93
5.18	Registration Status and Stock Exchange Listing	93
5.19	Tax Matters	93
5.20	Termination of Company Credit Facility; Consents under Vitesse Credit Facility	94
5.21	Privacy Matters	95

Article 6 CONDITIONS		96

6.1	Conditions to Obligation of Each Party	96
6.2	Additional Conditions to Obligation of Vitesse	97
6.3	Additional Conditions to Obligation of Company	97
6.4	Frustration of Conditions	98
6.5	Merger of Conditions	98

Article 7 TERMINATION		99

7.1	Termination	99
7.2	Effect of Termination	101
7.3	Termination Fees	101

Article 8 MISCELLANEOUS		103

8.1	Schedule Definitions	103
8.2	Non-Survival of Representations, Warranties and Agreements	103
8.3	Expenses	103
8.4	Notices	103
8.5	Entire Agreement; No Third Party Beneficiaries	105
8.6	Assignment; Binding Effect	105
8.7	Governing Law; Jurisdiction and Venue	105
8.8	Severability	106
8.9	Amendment	106
8.10	Waiver of Jury Trial	106
8.11	Counterparts	106
8.12	No Recourse	107
8.13	Specific Performance	107
8.14	Extension; Waiver	107

Exhibit A	–	Arrangement Resolution
Exhibit B	–	Plan of Arrangement
Exhibit C	–	Form of Company Voting Agreement
Exhibit D	–	Form of Vitesse Voting Agreement
Exhibit E	–	Form of Company Warrant Exercise and Cancellation Agreement

iii

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT (this "Agreement") is made and effective as of December 15, 2024 between Vitesse Energy, Inc., a corporation organized and existing under the laws of the State of Delaware, U.S.A. ("Vitesse"), and Lucero Energy Corp., a corporation organized and existing under the laws of the Province of Alberta, Canada ("Company"). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in Sections 1.1 and 1.2.

WHEREAS, Vitesse and Company intend to effect a business combination via a plan of arrangement of Company pursuant to which Vitesse will acquire all of the issued and outstanding voting common shares of Company (the "Company Common Shares"), in exchange for the issuance of shares of common stock, par value $0.01 per share, of Vitesse (the "Vitesse Common Stock"), all in accordance with the terms of the Plan of Arrangement and the provisions of the Business Corporations Act (Alberta) (the "ABCA").

WHEREAS, the Board of Directors of Company (the "Company Board") has unanimously (i) determined that the Arrangement and the other transactions contemplated by this Agreement (collectively, the "Transactions") are in the best interests of Company and fair to holders of the Company Common Shares, (ii) authorized and approved the entering into of this Agreement and the performance by Company of its obligations under this Agreement, and (iii) resolved to recommend that holders of the Company Common Shares vote in favor of a special resolution, in substantially the form attached hereto as Exhibit A (as amended from time to time in accordance with this Agreement, the "Arrangement Resolution"), to approve a plan of arrangement, in the form attached hereto as Exhibit B (as amended from time to time in accordance with this Agreement, the "Plan of Arrangement").

WHEREAS, the Board of Directors of Vitesse (the "Vitesse Board") has unanimously (i) determined that the Transactions are fair to, and in the best interests of, Vitesse and the holders of outstanding Vitesse Common Stock, (ii) approved and declared advisable this Agreement, the Plan of Arrangement and the Transactions, including the issuance of shares of Vitesse Common Stock in connection with the Arrangement (the "Stock Issuance"), and (iii) resolved to recommend that the holders of the outstanding Vitesse Common Stock approve the Stock Issuance.

WHEREAS, for U.S. federal and applicable state income Tax purposes, (i) the Parties intend that the Transactions qualify as a "reorganization" within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the "Intended U.S. Tax Treatment"), and (ii) this Agreement is intended to be, and hereby is, adopted as, a "plan of reorganization" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to Vitesse's entering into this Agreement, each of the Company Supporting Shareholders are entering into a Voting and Support and, in certain instances, Lock-Up Agreement in substantially the form attached hereto as Exhibit C (collectively, the "Company Voting Agreements").

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to Company's entering into this Agreement, each of the Vitesse Supporting Stockholders are entering into a Voting and Support and Lock-Up Agreement in substantially the form attached hereto as Exhibit D (collectively, the "Vitesse Voting Agreements").

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and conditions set forth in this Agreement, and intending to be legally bound, Vitesse and Company agree as follows:

Article 1

INTERPRETATION

1.1	Definitions.

In this Agreement, including the recitals hereto, unless there is something in the context or subject matter inconsistent therewith, the following defined terms have the meanings hereinafter set forth:

"Acceptable Confidentiality Agreement" shall mean (a) a confidentiality agreement on terms no less favorable to Company or Vitesse, as applicable, than the terms of the Confidentiality Agreement; and (b) such confidentiality agreement shall not prohibit compliance by Vitesse or Company, as applicable, with any of the provisions of Section 5.3.

"Acquisition Proposal" shall mean, with respect to a Party, any bona fide written proposal or offer made by any Person (other than by the other Party or its Affiliates) for the (a) direct or indirect acquisition or purchase of a business or assets that constitutes twenty percent (20%) or more of the net revenues, net income or the assets (based on the fair market value thereof) of such Party and its Subsidiaries, taken as a whole; (b) direct or indirect acquisition or purchase of twenty percent (20%) or more of any class of equity securities or capital stock of such Party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the net revenues, net income or assets of such Party and its Subsidiaries, taken as a whole; or (c) merger, arrangement, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization or other similar transaction that if consummated would result in any Person or Persons beneficially owning twenty percent (20%) or more of any class of equity securities of such Party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the net revenues, net income or assets of such Party and its Subsidiaries, taken as a whole, other than the Transactions; provided that a transaction or series of transactions solely among a Party and its direct or indirect wholly owned Subsidiaries shall not be deemed to be an Acquisition Proposal.

"Affiliates" shall mean, as to any Person, as of the relevant time of determination, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

"Aggregated Group" shall mean all Persons, entities or trades or businesses (whether or not incorporated) under common control with any other Person within the meaning of Section 414 of the Code or Section 4001 of ERISA.

"Applicable Proxy Statement / Circular" shall mean: (a) with respect to Company, the Company Circular; and (b) with respect to Vitesse, the Vitesse Proxy Statement.

"Applicable Securities Laws" shall mean, with respect to a Person, the Canadian Securities Laws and U.S. Securities Law applicable to such Person in the relevant circumstances.

"Arrangement" shall mean the arrangement pursuant to Section 193 of the ABCA, on the terms set forth in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the provisions of this Agreement or the Plan of Arrangement or made at the direction of the Court.

"Articles of Arrangement" shall mean the articles of arrangement of Company in respect of the Arrangement required under subsection 193(4.1) of the ABCA to be sent to the Registrar for filing after the Final Order has been granted, giving effect to the Arrangement.

"Business Day" shall mean any day on which banks are not required or authorized to close in Denver, Colorado, U.S.A. and the Province of Alberta, Canada.

"Canadian Securities Authorities" shall mean the applicable securities commissions and other securities regulatory authorities in each of the applicable provinces of Canada.

"Canadian Securities Laws" shall mean all applicable Canadian provincial securities Laws, as now in effect and as they may be promulgated or amended from time to time, including any rules imposed by the TSXV.

"Closing" shall mean the Effective Time.

"Closing Date" shall mean the Effective Date.

"Code" shall mean the United States Internal Revenue Code of 1986, as amended.

"Company Acquisition Proposal" shall mean an Acquisition Proposal with respect to Company.

"Company Benefit Plan" shall mean any Employee Benefit Plan sponsored, maintained, or contributed to (or required to be contributed to) by Company or any of its Subsidiaries, or under or with respect to which Company or any of its Subsidiaries has any current or contingent liability or obligation, including each PEO Plan to which Company or any of its Subsidiaries contributes or is obligated to contribute, but excluding the Company Share Award Incentive Plan (and Company Share Awards granted thereunder) and the Company Warrants.

"Company Circular" shall mean the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith (and documents incorporated by reference therein), to be sent to the shareholders of Company in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time.

"Company Credit Facility" shall mean the $160 million senior revolving credit facility of Company and PetroShale (US), Inc. pursuant to a second amended and restated credit agreement dated May 29, 2024.

"Company Data Room" shall mean (a) the electronic data room, as it existed as of 5:00 p.m. (Calgary, Alberta time) as of December 13, 2024,, and made available by Company to Vitesse and its Representatives in connection with the Transactions; and (b) such materials contained in any large file attachment folder and provided to Vitesse or its Representatives by or on behalf of Company in connection with the Transactions.

"Company Employee Obligations" shall mean Company Termination Payments and any other obligations of Company (or any Subsidiary) to pay any amount to its officers, directors, employees or consultants, other than salary and directors' fees in amounts consistent with historic practices, including, but not limited to any ordinary course bonuses (but only to the extent such bonuses are specifically accrued and unpaid and disclosed in the Company Disclosure Letter) and accrued and unpaid vacation pay. Company Employee Obligations shall include any obligations of Company (or any Subsidiary of Company) to its officers, directors, employees or consultants in connection with a termination of employment or consulting engagement or change of control of Company (or any Subsidiary of Company) or otherwise pursuant to any agreements or any resolution of the Company Board, Company Benefit Plans that are not PEO Plans, Company's (or any Subsidiary's of Company) retention, bonus or other policies or otherwise in accordance with applicable Laws, and excludes amounts that may be required to be paid by Company (including any Company Common Shares issuable) under Company Share Awards and the Company Warrant Exercise and Cancellation Agreements. For the avoidance of doubt, nothing shall be considered a Company Employee Obligation unless it is specifically disclosed in Schedule 5.9(a) of the Company Disclosure Letter.

"Company Intervening Event" shall mean a material event, fact, circumstance, development or occurrence that is not known or reasonably foreseeable (or, if known or reasonably foreseeable, the probability or magnitude of consequences of which are not known or reasonably foreseeable) to or by the Company Board as of the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to the Company Board prior to obtaining the Company Requisite Shareholder Vote; provided, however, that in no event shall any of the following constitute a Company Intervening Event: (a) the receipt, existence or terms of an actual or possible Company Acquisition Proposal or Company Superior Proposal; (b) any action taken by the Parties pursuant to the affirmative covenants set forth in Section 5.8(b); (c) any change, in and of itself, in the price or trading volume of Company Common Shares or shares of Vitesse Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Company Intervening Event, to the extent otherwise permitted by this definition); (d) the fact that Company or any of its Subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Company Intervening Event, to the extent otherwise permitted by this definition); (e) conditions (or changes in such conditions) in the oil and gas industry (including changes in commodity prices, general market prices and political or regulatory changes affecting the industry or any changes in applicable Law); or (f) any opportunity to acquire (by merger, joint venture, partnership, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties or businesses from, or enter into any licensing, collaborating or similar arrangements with, any other Person.

"Company Investor Rights Agreement" shall mean the investor rights agreement dated April 8, 2021 among Company, FR XIII PetroShale Holdings L.P. and an entity majority owned by M. Bruce Chernoff.

"Company IT Assets" shall mean the IT Assets owned by or used by Company or Company's Subsidiaries.

"Company Meeting" shall mean the special (or, if applicable, annual and special) meeting of Company's shareholders for the purpose of (if applicable, among other things) voting upon the approval of the Arrangement Resolution by holders of the Company Common Shares, and includes any adjournment or postponement thereof in accordance with this Agreement.

"Company PSU Awards" shall mean the performance share unit awards granted under the Company Share Award Incentive Plan.

"Company Reserve Engineers" shall mean Netherland, Sewell & Associates, Inc.

"Company RSU Awards" shall mean the restricted share unit awards granted under the Company Share Award Incentive Plan.

"Company Share Award Incentive Plan" shall mean the Bonus Award Incentive Plan of Company, effective June 16, 2016, as amended effective July 6, 2017, November 27, 2017, May 23, 2019, May 19, 2021, April 9, 2022 and May 9, 2023.

"Company Share Awards" shall mean the outstanding Company PSU Awards and Company RSU Awards granted pursuant to the Company Share Award Incentive Plan.

"Company Superior Proposal" shall mean a Superior Proposal with respect to Company (substituting "Company Acquisition Proposal" for the term "Acquisition Proposal" set forth therein).

"Company Supporting Shareholders" shall mean FR XIII PetroShale Holdings L.P. and each director and executive officer of Company who, directly or indirectly, beneficially owns Company Common Shares, Company Warrants and/or Company Share Awards.

"Company Termination Payments" shall mean the change of control, termination or severance payments (or both), if any, payable to the officers, employees and consultants of Company (or any Subsidiary of Company) pursuant to any agreements with such Persons, resolutions of the Company Board or applicable Laws. For the avoidance of doubt, nothing shall be considered a Company Termination Payment unless it is specifically disclosed in Schedule 5.9(a) of the Company Disclosure Letter.

"Company Warrant Exercise and Cancellation Agreements" shall mean the agreements to be entered into between Company and the holders of Company Warrants, in the form attached hereto as Exhibit E, whereby such Persons conditionally agree, with effect as at immediately prior to the Effective Time, to (a) surrender to Company for cancellation all vested Company Warrants, for a cash payment by Company to such Person equal to the "in the money amount" of such vested Company Warrants; and (b) surrender for cancellation all unvested Company Warrants held by such Person for a cash payment of an aggregate of C$10 (in each case, less the amount required to be withheld for Taxes pursuant to applicable Laws).

"Company Warrants" shall mean the outstanding warrants to purchase Company Common Shares at an exercise price of C$0.475 per share.

"Consent" shall mean any filing, notice, report, registration, approval, consent, clearance, ratification, permit, permission, waiver, expiration or termination of a waiting period or authorization.

"Contract" shall mean any written or oral agreement, contract, loan or credit agreement, employment or severance agreement, note, mortgage, bond, indenture, lease, permit, franchise, license or other instrument, understanding or arrangement, but excludes any Employee Benefit Plans.

"Court" shall mean the Court of King's Bench of Alberta.

"Data Security Requirements" shall mean all of the following, to the extent relating to data privacy, information security or the processing of Personal Information and applicable to a Party and its Subsidiaries: (a) all applicable Laws; (b) all public-facing written policies of such Party and its Subsidiaries in effect as of the Closing Date; and (c) the applicable terms of any material Contract that are in effect as of the Closing Date.

"Depositary" shall mean such Person as Vitesse and Company agree to appoint to act as depositary of the Consideration and for the purposes of receiving deposits of certificates or, if applicable, direct registration system advices representing Company Common Shares in connection with the Arrangement.

"Derivative Transaction" shall mean any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transaction.

"DGCL" shall mean the Delaware General Corporation Law.

"Dissent Rights" shall mean the rights of dissent in favor of the registered holders of Company Common Shares in respect of the Arrangement as described in, and in accordance with, the Plan of Arrangement, the ABCA (as modified by the Interim Order) and the Interim Order.

"Effective Date" shall have the meaning set forth in the Plan of Arrangement.

"Effective Time" shall have the meaning set forth in the Plan of Arrangement.

"Employee Benefit Plans" shall mean all "employee benefit plans," as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and all other employee benefit, compensation, severance pay, employment, consulting, transaction bonus, change in control bonus, bonus, matching gift, tuition reimbursement, retention, deferred compensation, incentive compensation, commission, employee loan, collective bargaining, stock purchase, stock option or other equity-based compensation, leave of absence, layoff, vacation, death benefit, welfare, medical, retiree medical, dental, disability, workers' compensation or other insurance, accident, life, retiree life, Code §125 "cafeteria" or "flexible" benefit, pension, savings, profit-sharing, deferred compensation, retirement or supplemental retirement plans, policies arrangements, agreements, perquisite programs or payroll practices, whether funded or unfunded, formal or informal, written or oral, registered or unregistered, that are sponsored or maintained by a Person or any Subsidiary or to which such Person or any Subsidiary is obligated to contribute, for current or former employees, officers, directors, or other service providers (or dependents or beneficiaries thereof) of such Person or any Subsidiary or any predecessor of any of the foregoing, but excluding plans in which such Person or Subsidiary is required to participate in by Law and which are sponsored and maintained by a Governmental Entity.

"Encumbrances" shall mean liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, statutory or deemed trusts, security interests, restrictions, applicable rights of first refusal, prior assignment, license, sublicense, adverse interest in property, or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing (any action of correlative meaning, to "Encumber").

"Environmental Laws" shall mean any and all Laws pertaining to pollution and remediation thereof, protection of the environment, natural resources and human health and safety (to the extent related to human exposure to Hazardous Materials) and the generation, handling, storage, transportation, Release, control, disposal or cleanup of Hazardous Materials.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Exchanges" shall mean the TSXV and the NYSE.

"Final Order" shall mean the final order of the Court approving the Arrangement pursuant to Section 193(4) of the ABCA in a form reasonably acceptable to Company and Vitesse, as such order may be amended by the Court (with the consent of both Company and Vitesse, which consent shall not be unreasonably withheld, conditioned or delayed) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is reasonably acceptable to both Company and Vitesse) on appeal.

"Fraud" means actual fraud by a Person, which involves a knowing and intentional or willful misrepresentation or omission of a material fact with respect to the making of (a) any representation or warranty set forth in Article 3 or in the corresponding representations or warranties set forth in the officers' certificate of Company to be delivered pursuant to Section 6.2(d); or (b) any representation or warranty set forth in Article 4 or in the corresponding representations or warranties set forth in the officers' certificate of Vitesse to be delivered pursuant to Section 6.3(c) and, in each case, does not include any fraud claim based on negligent misrepresentation, recklessness or any equitable fraud or promissory fraud.

"Governmental Entity" shall mean any supranational, national, provincial, tribal authority, state, local or foreign government, any instrumentality, subdivision, court, executive, legislature, tribunal, administrative agency, regulatory authority or commission or other authority thereof, or any quasi-governmental, self-regulatory or private body exercising any regulatory, judicial, administrative, taxing, importing or other governmental or quasi-governmental authority.

"Hazardous Materials" shall mean any chemical, product, material, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under, or for which standards of conduct or liability may be imposed pursuant to, any Environmental Law, due to its hazardous or deleterious properties or characteristics, including any Hydrocarbons.

"Hedging Agreement" means the agreement dated the date hereof between the Company and Vitesse in respect of certain Derivative Transactions.

"Hydrocarbons" shall mean crude oil, natural gas, condensate, drip gas and natural gas liquids (including coalbed gas) and other liquids or gaseous hydrocarbons or other substances (including minerals) produced or associated therewith.

"IFRS" shall mean international financial reporting standards as adopted in Canada from time to time.

"Indebtedness" of any Person shall mean, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under U.S. GAAP (in respect of Vitesse) or IFRS (in respect of Company); and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include (i) accounts payable to trade creditors or service providers, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith and (ii) the endorsement of negotiable instruments for collection in the ordinary course of business.

"Intellectual Property" shall mean rights in all intellectual property in any jurisdiction throughout the world protectable under applicable Law, including: (a) all trademark rights, business identifiers, service marks, trade names and brand names, and all goodwill associated with any of the foregoing; (b) all copyrights and all other rights associated therewith and the underlying works of authorship; (c) all patents and all proprietary rights associated therewith; (d) all inventions, mask works and mask work registrations, know how, discoveries, improvements, designs, computer source code, programs and other software (including all machine readable code and related documentation), trade secrets, websites, domain names, shop and royalty rights and all other types of intellectual property; and (e) all registrations of any of the foregoing and all applications therefor.

"Interim Order" shall mean the interim order of the Court made pursuant to subsection 193(4) of the ABCA in a form reasonably acceptable to Company and Vitesse, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court with the consent of Company and Vitesse, which consent shall not be unreasonably withheld, conditioned or delayed.

"IT Assets" shall mean computers, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

"Labor Agreement" shall mean any collective bargaining agreement or other Contract with any Union.

"Law" shall mean any supernational, national, provincial, regional, state, tribal, municipal, local or foreign statute, law (including common law), ordinance, rule, regulation, code, Order, judgment, injunction, writ, decree, governmental guideline, or interpretation having force of law, in each case of or otherwise put into effect by or under authority of any Governmental Entity; and the term "applicable" with respect to any such Law and in a context that refers to one or more Persons, means such Laws as are applicable to such Persons or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

"Material Adverse Effect" shall mean, when used with respect to any Party, any fact, circumstance, effect, change, event or development that, individually or in the aggregate, (a) prevents, materially delays or materially impairs (or would reasonably be expected to prevent, materially delay or materially impair) the ability of such Party (or its Subsidiaries) to consummate the Transactions; or (b) has, or would reasonably be expected to have, a material adverse effect on the financial condition, business or results of operations of such Party and its Subsidiaries, taken as a whole; provided, however, that, in respect of clause (b) above, no fact, circumstance, effect, change, event or development (by itself or when aggregated or taken together with any and all other facts, circumstances, effects, changes, events or developments) to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a "Material Adverse Effect" or shall be taken into account when determining whether a "Material Adverse Effect" has occurred or may, would or could occur:

(1)	changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory or political conditions and changes in oil, natural gas, condensate or natural gas liquids prices or the prices of other commodities, including changes in price differentials;

(2)	changes in general economic conditions in the:

(i)	oil and gas exploration and production industry;

(ii)	natural gas liquids fractionating and transportation industry generally;

(iii)	crude oil and condensate logistics and marketing industry generally; and

(iv)	natural gas marketing and trading industry generally (including in the case of each of clauses (i) through (iv) changes in law after the date of this Agreement affecting such industries);

(3)	the outbreak or escalation of hostilities or acts of war or terrorism, or any escalation or worsening thereof;

(4)	any hurricane, tornado, flood, earthquake or other natural disaster;

(5)	any epidemic, pandemic or disease outbreak (including the COVID-19 virus), or other public health condition, or any other force majeure event, or any escalation or worsening thereof;

(6)	any change in the market price or trading volume of the Vitesse Common Stock or the Company Common Shares (it being understood and agreed that the exception in this clause (6) shall not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such change (unless excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect);

(7)	any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (7) shall not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such failure (unless expressly excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect);

(8)	any downgrade in rating of any Indebtedness or debt securities of the applicable Party (it being understood and agreed that the exception in this clause 8 shall not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such downgrade (unless excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect);

(9)	changes in any Laws or regulations following the entry into this Agreement applicable to Vitesse or Company, any of their respective Subsidiaries or their respective assets or operations;

(10)	changes in applicable accounting regulations or the interpretations thereof following the entry into this Agreement;

(11)	the execution and delivery of this Agreement and the public announcement of this Agreement and the Transactions, and the identity of Vitesse or their respective Affiliates, or any action expressly required or expressly permitted by this Agreement or taken at the express written request of or with the express prior written consent of Vitesse (provided that this clause 11 shall not apply to references to "Company Material Adverse Effect" in the representations and warranties set forth in Section 3.3(b), Section 3.10(j), Section 3.17(g) or Section 3.18(b) and, to the extent related thereto, the condition set forth in Section 6.2(a));

(12)	any actions taken (or omitted to be taken) at the written request or with the prior written consent of the other Party hereto;

(13)	any legal Proceedings commenced by any shareholder or stockholder, as applicable, of Company or Vitesse (on its own behalf or on behalf of Company or Vitesse, as applicable) arising out of or related to this Agreement or the Arrangement or other Transactions contemplated hereby; and

(14)	any legal Proceeding commenced after the date hereof under antitrust Law in relation to the transactions contemplated hereby;

provided, however, that any change, event, development, circumstance, condition, occurrence or effect referred to in the foregoing clauses (1), (2), (3), (4), (5), (9) or (10) will, unless otherwise excluded, be taken into account for purposes of determining whether a Material Adverse Effect has occurred if and to the extent that such change, event, development, circumstance, condition, occurrence or effect disproportionately affects Vitesse or Company and their respective Subsidiaries, in each case taken as a whole, relative to other similarly situated companies in the industries in which Vitesse and Vitesse's Subsidiaries and Company and Company's Subsidiaries respectively operate.

"NYSE" shall mean the New York Stock Exchange.

"Oil and Gas Contracts" shall mean any of the following Contracts to which the applicable Person or any of its Subsidiaries is a party (other than, in each case, an Oil and Gas Lease): all farm-in and farm-out agreements, exploration agreements, participation agreements, areas of mutual interest agreements, joint venture agreements, joint bidding agreements, development agreements, production sharing agreements, operating agreements, unitization, pooling and communitization agreements, declarations and orders, divisions orders, transfer orders, royalty deeds, oil and gas sales agreements, exchange agreements, gathering, processing and transportation Contracts and agreements, water supply, injection and disposal agreements, drilling, service and supply Contracts, geophysical and geological Contracts, land broker, title attorney and abstractor Contracts and all other Contracts relating to Hydrocarbons or revenues therefrom and claims and rights thereto, and, in each case, interests thereunder.

"Oil and Gas Interests" shall mean (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests; (b) Hydrocarbons or revenues therefrom; (c) all Oil and Gas Leases and the leasehold estates created thereby and the lands covered by the Oil and Gas Leases or included in Units with which the Oil and Gas Leases may have been pooled or united; (d) all Oil and Gas Contracts; (e) surface interests, fee interests, reversionary interests, reservations and concessions; (f) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons; (g) all rights and interests in, under or derived from unitization and pooling agreements in effect with respect to clauses (a) and (b) above and the Units created thereby which accrue or are attributable to the interests of the holder thereof; (h) all interests in machinery equipment (including Wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment), pumps, water plants, electric plants, gasoline and gas platforms, processing plants, separation plants, refineries, testing and monitoring equipment, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons; and (i) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.

"Oil and Gas Leases" shall mean all oil, gas and/or mineral leases, subleases, licenses or other occupancy or similar agreements under which Company or any of its Subsidiaries, or Vitesse and any of its Subsidiaries, as applicable, leases, subleases or licenses or otherwise acquires or obtains the right to explore for, prospect, drill, develop and/or produce Hydrocarbons.

"Oil and Gas Properties" shall mean (a) all direct and indirect interests in and rights with respect to Hydrocarbon, mineral, water and similar properties of any kind and nature, including all Oil and Gas Leases and the interests in lands covered thereby or included in Units with which the Oil and Gas Leases may have been pooled, communitized or unitized, working, leasehold and mineral interests and estates and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, non-participating royalty interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization, communitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), fee interests, reversionary interests, back-in interests, reservations and concessions; and (b) all Wells located on or producing from or injecting on any of the Oil and Gas Leases, Units or mineral interests and the rights to all Hydrocarbons and other minerals producing therefrom.

"Order" shall mean any order, writ, decision, injunction, judgment, or decree of any Governmental Entity.

"Organizational Documents" shall mean (a) with respect to a corporation, the articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof; and (c) with respect to a partnership, the certificate of formation and the partnership agreement, and with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

"Party" or "Parties" shall mean Vitesse and/or Company, as the case may be.

"PEO Plan" shall mean each Employee Benefit Plan maintained or contributed to by a professional employer organization.

"Permitted Encumbrance" shall mean:

(a)	to the extent waived prior to the Effective Time or not otherwise applicable to the Transactions, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any Contracts, including joint operating agreements, joint ownership agreements, stockholders or shareholders agreements (as applicable), Organizational Documents and other similar agreements and documents;

(b)	contractual or statutory mechanic's, materialmen's, warehouseman's, journeyman's, vendor's repairmen's, construction and carrier's Encumbrances and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent;

(c)	Encumbrances for current period Taxes that are not yet due or delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established on the financial statements of Vitesse or Company, as applicable, in accordance with U.S. GAAP (in respect of Vitesse) or IFRS (in respect of Company);

(d)	lease burdens payable to third parties which are deducted in the calculation of discounted present value in the Company Reserve Reports or the Vitesse Reserve Report, as applicable, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

(e)	(i) contractual or statutory Encumbrances securing obligations for labor, services, materials and supplies furnished to mineral interests; (ii) Encumbrances on pipeline or pipeline facilities which arise out of operation of Law; or (iii) Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, vehicle lease or financing agreements, office equipment lease or financing arrangements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements which are customary in the oil and gas business; provided, however, that, in the case of any Encumbrance described in the foregoing clauses (i), (ii) or (iii), such Encumbrance (A) secures obligations that are not Indebtedness and are not delinquent and (B) has no material adverse effect on the value, use or operation of the property encumbered thereby;

(f)	Encumbrances incurred in the ordinary course of business on cash or securities pledged in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for Indebtedness) entered into in the ordinary course of business (including lessee and operator obligations under statute, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, federal or foreign lands or waters) or to secure obligations on surety or appeal bonds;

(g)	customary Encumbrances for the fees, costs and expenses of trustees and escrow agents pursuant to the indenture, escrow agreement or other similar agreement establishing such trust or escrow arrangement;

(h)	such title defects as Vitesse (in the case of title defects with respect to properties or assets of Company or any of Company's Subsidiaries) may have expressly waived in writing or as Company (in the case of title defects with respect to properties or assets of Vitesse or any of Vitesse's Subsidiaries) may have expressly waived in writing;

(i)	Encumbrances in respect of cash collateral referenced in Section 5.20(a);

(j)	rights reserved to or vested in any Governmental Entity to control or regulate any of Company's or Vitesse's or their respective Subsidiaries' properties or assets in any manner;

(k)	all easements, covenants, restrictions (including zoning restrictions), rights-of-way, servitudes, permits, surface leases and other similar rights or restrictions in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of Company Owned Real Property or any real property owned by Vitesse or any of its Subsidiaries or the properties of Company or Vitesse or any of their respective Subsidiaries that are of record and customarily granted in the oil and gas industry and (i) do not materially interfere with the operation, value, development, exploration or use of the property or asset affected or (ii) increase the burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Reports or the Vitesse Reserve Report, as applicable, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

(l)	the terms and conditions of the leases, subleases, licenses, sublicenses or other occupancy agreements pursuant to which Company or any of its Subsidiaries is a tenant, subtenant or occupant (other than in connection with any breach thereof) that do not, and would not be reasonably expected to, materially impair or interfere with the use of the subject assets or otherwise materially impair business operations as presently conducted;

(m)	any Encumbrances discharged at or prior to the Effective Time;

(n)	all other Encumbrances, liens, charges, defects and irregularities not arising in connection with Indebtedness, and any encroachments, overlapping improvements, and other state of facts as would be shown on a current and accurate survey of any Company real property or Vitesse real property, as applicable, that in each case does not materially interfere with the operation, value, development, exploration or use of the property or asset affected;

(o)	any Encumbrances in respect of the Company Credit Facility or the Vitesse Credit Facility; and

(p)	nonexclusive licenses with respect to Intellectual Property in the ordinary course of business.

"Person" shall mean an individual, a corporation, a partnership, a limited liability company, an unlimited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

"Personal Information" shall mean any information that, alone or in combination with other information held by Company or any of its Subsidiaries, identifies or could reasonably be used to identify an individual or household, and/or any other information that is considered "personal information," "personal data," or any similar term under any applicable Laws.

"Proceeding" shall mean any actual or threatened claim (including a claim of a violation of applicable Law), cause of action, action, charge, complaint, audit, demand, litigation, suit, proceeding, investigation, citation, inquiry, originating application to a tribunal, arbitration or other proceeding at Law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, cause of action, action, charge, complaint, audit, demand, litigation, suit, proceeding, investigation, citation, inquiry, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

"Production Burden" shall mean all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), other than Taxes and assessments of Governmental Entities.

"Registrar" shall mean the Registrar of Corporations duly appointed pursuant to Section 263 of the ABCA.

"Release" shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

"Representatives" shall mean, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

"SEC" shall mean the United States Securities and Exchange Commission.

"SEC Clearance" means the earliest of (a) confirmation from the SEC that the Vitesse Proxy Statement is not to be reviewed by the SEC; (b) if Vitesse has not otherwise been informed by the SEC that the SEC intends to review the Vitesse Proxy Statement, on the eleventh (11th) calendar day immediately following the date of filing of the Vitesse Proxy Statement with the SEC; and (c) if Vitesse receives comments from the SEC with respect to the Vitesse Proxy Statement, upon confirmation from the SEC that it has no further comments on the Vitesse Proxy Statement.

"SEDAR+" shall mean the System for Electronic Document Analysis and Retrieval maintained on behalf of the Canadian Securities Authorities.

"Subsidiary" of any Person shall mean any corporation or other form of legal entity (a) an amount of the outstanding voting securities of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, fifty percent (50%) or more of the equity interests of which) is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries; or (b) with respect to which such Person or one or more of its Subsidiaries is the general partner or the managing member or has similar authority.

"Superior Proposal" with respect to a Party, shall mean any bona fide written Acquisition Proposal with respect to such party made by a third party to acquire, directly or indirectly, pursuant to a tender offer, takeover bid, arrangement, exchange offer, merger, amalgamation, share exchange, consolidation, asset purchase or other business combination, (a) assets that constitute fifty percent (50%) or more of the net revenues, net income or the assets (based on the fair market value thereof) of such Party and its Subsidiaries, taken as a whole; or (b) fifty percent (50%) or more of the equity securities or voting power of such Party, in each case on terms which a majority of the board of directors of such Party determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by the other Party in response to such Superior Proposal pursuant to Section 5.3 including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be (x) more favorable, from a financial point of view, to such party and its stockholders or shareholders (in their capacity as stockholders or shareholders, as applicable) as compared to the Arrangement and to any modifications to the terms of this Agreement proposed by the other Party hereto pursuant to Section 5.3; and (y) if accepted, reasonably likely to be completed on the terms proposed, taking into account all financial, regulatory, financing, timing, conditionality, legal, and other aspects of such proposal.

"Takeover Laws" shall mean any "Moratorium," "Control Share Acquisition," "Fair Price," "Supermajority," "Affiliate Transactions," or "Business Combination Statute or Regulation" or other similar state antitakeover Laws.

"Tax Act" shall mean the Income Tax Act (Canada).

"Tax Return" shall mean any return, report, notice, filing, statement, declaration, claim for refund, information return or other document (including any related or supporting information, attachment thereto and amendment thereof) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes.

"Taxes" shall mean any and all taxes, charges, duties, imposts, levies or other assessments, in each case, in the nature of a tax, including income, harmonized sales, provincial sales, gross receipts, license, payroll, employment, employer health, stamp, occupation, windfall profits, environmental, capital stock, social security, pension (including Canada Pension Plan and Quebec Pension Plan), unemployment, disability, transfer, registration, ad valorem, alternative or add-on minimum, estimated, corporate, capital, excise, property, sales, use, turnover, value-added and franchise taxes, deductions, contributions, withholdings, custom duties and other assessments in the nature of a tax, in each case, imposed by any Governmental Entity, together with all interest, penalties and additions, imposed by any Governmental Entity with respect thereto.

"TSXV" shall mean the TSX Venture Exchange.

"U.S. Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended.

"U.S. Securities Act" shall mean the United States Securities Act of 1933, as amended.

"U.S. Securities Laws" shall mean all applicable United States federal and state securities Laws, including the U.S. Securities Act, the U.S. Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations and published policies under or relating to the foregoing securities Laws and applicable stock exchange rules and listing standards of the NYSE.

"Units" shall mean all pooled, communitized or unitized acreage that includes all or a part of any Oil and Gas Lease.

"Vitesse Acquisition Proposal" shall mean an Acquisition Proposal with respect to Vitesse.

"Vitesse Benefit Plan" shall mean any Employee Benefit Plan sponsored, maintained, or contributed to (or required to be contributed to) by Vitesse or any of its Subsidiaries, or under or with respect to which Vitesse or any of its Subsidiaries has any current or contingent liability or obligation.

"Vitesse Credit Facility" shall mean the second amended and restated credit agreement among Vitesse, as borrower, Wells Fargo Bank, N.A., as administrative agent, and the lender parties thereto, dated as of January 13, 2023, as the same may be amended or amended and restated from time to time.

"Vitesse Data Room" shall mean the electronic data room, as it existed as of 5:00 p.m. (Calgary, Alberta time) as of December 13, 2024, and made available by Vitesse to Company and its Representatives in connection with the Transactions.

"Vitesse Equity Plan" shall mean the long-term incentive plan of Vitesse providing for the grant of awards, including Vitesse RSU Awards, Vitesse PSU Awards, stock options, stock appreciation rights, restricted stock, cash awards and other stock-based awards to employees, directors and consultants of Vitesse for up to a maximum of 3,960,000 shares of Vitesse Common Stock.

"Vitesse Intervening Event" shall mean a material event, fact, circumstance, development or occurrence that is not known (or, if known, the consequences of which are not known or reasonably foreseeable) to or by the Vitesse Board as of the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to the Vitesse Board prior to obtaining the Vitesse Stockholder Approval; provided, however, that in no event shall any of the following constitute a Vitesse Intervening Event: (a) the receipt, existence or terms of an actual or possible Vitesse Acquisition Proposal or Vitesse Superior Proposal; (b) any action taken by the Parties pursuant to the affirmative covenants set forth in Section 5.8(b); (c) any change, in and of itself, in the price or trading volume of shares of Vitesse Common Stock or Company Common Shares (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Vitesse Intervening Event, to the extent otherwise permitted by this definition); (d) the fact that Vitesse or any of its Subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Vitesse Intervening Event, to the extent otherwise permitted by this definition); (e) conditions (or changes in such conditions) in the oil and gas industry (including changes in commodity prices, general market prices and political or regulatory changes affecting the industry or any changes in applicable Law); or (f) any opportunity to acquire (by merger, joint venture, partnership, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties or businesses from, or enter into any licensing, collaborating or similar arrangements with, any other Person.

"Vitesse IT Assets" shall mean IT Assets owned by or used by Vitesse or Vitesse's Subsidiaries.

"Vitesse Meeting" shall mean the meeting of Vitesse's stockholders for the purpose of voting upon the Vitesse Resolution, and includes any adjournment or postponement thereof in accordance with this Agreement.

"Vitesse Oil and Gas Properties" means the Oil and Gas Properties owned or held by Vitesse or any of its Subsidiaries; provided that any references to "Oil and Gas Contracts" as applied in the context of Vitesse Oil and Gas Properties shall not include oil and gas sales agreements, gathering, processing and transportation Contracts and agreements, water supply, injection and disposal agreements, drilling, service and supply Contracts, geophysical and geological Contracts, or land broker, title attorney and abstractor Contracts.

"Vitesse Proxy Statement" shall mean a proxy statement on Schedule 14A, including all schedules, appendices and exhibits thereto and enclosed therewith, to be sent to the stockholders of Vitesse in connection with the Vitesse Meeting, as amended, supplemented or otherwise modified from time to time.

"Vitesse PSU Awards" shall mean any restricted stock units granted under the Vitesse Equity Plan subject to performance-based vesting.

"Vitesse Reserves Engineers" shall mean Cawley, Gillespie & Associates, Inc.

"Vitesse Resolution" means a resolution of the holders of Vitesse Common Stock approving the issuance of Vitesse Common Stock in connection with the Arrangement and the Transactions.

"Vitesse RSU Awards" shall mean any restricted stock units granted under the Vitesse Equity Plan subject to time-based vesting.

"Vitesse Stockholder Approval" shall mean the approval of the Vitesse Resolution in accordance with the rules and regulations of the NYSE and the Organizational Documents of Vitesse.

"Vitesse Superior Proposal" shall mean a Superior Proposal with respect to Vitesse (substituting "Vitesse Acquisition Proposal" for the term "Acquisition Proposal" set forth therein).

"Vitesse Supporting Stockholders" shall mean Robert Gerrity, Brian Friedman and Joseph Steinberg.

"Vitesse Transitional Plan" shall mean the Vitesse Transitional Equity Award Adjustment Plan.

"Vitesse Transitional Plan Options" shall mean any options to purchase Vitesse Common Stock granted under the Vitesse Transitional Plan.

"Vitesse Transitional Plan Restricted Stock Awards" shall mean any restricted stock awards granted under the Vitesse Transitional Plan.

"Vitesse Transitional Plan Restricted Units" shall mean any restricted units granted under the Vitesse Transitional Plan.

"Voting Debt" of a Person shall mean bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders or stockholders of such Person may vote (and for clarity, in respect of Company, Voting Debt does not include the Company Credit Facility).

"WARN Act" shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state and local Laws related to plant closings, relocations, mass layoffs and employment losses.

"Wells" shall mean all oil and/or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Leases or Unit or otherwise associated with an Oil and Gas Interest of the applicable Person or any of its Subsidiaries.

"Willful and Material Breach" shall mean a material breach that is a consequence of an intentional act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) is reasonably likely to constitute a breach of this Agreement.

1.2	Other Defined Terms.

In addition to the defined terms in Section 1.1, each of the following capitalized terms has the meaning ascribed thereto in the corresponding Section:

ABCA	Recitals
Affected Person	Section 2.12
Agreement	Preamble
Arrangement Resolution	Recitals
Broker	Section 2.12(a)
Company	Preamble
Company 401(k) Plan	Section 5.9(g)
Company Adverse Recommendation Change	Section 5.3(b)(iv)
Company Board	Recitals
Company Board Recommendation	Section 3.3(a)
Company Capital Stock	Section 3.2(a)
Company Common Shares	Recitals
Company Contracts	Section 3.19(b)
Company Disclosure Letter	Article 3
Company Information	Section 5.4(d)
Company Insurance Policies	Section 3.20
Company Intellectual Property	Section 3.14(a)
Company Marketing Contract	Section 3.19(a)(ii)
Company Material Adverse Effect	Section 3.1
Company Material Leased Real Property	Section 3.15
Company Material Real Property Lease	Section 3.15
Company Non-Voting Shares	Section 3.2(a)
Company Notice	Section 5.3(b)
Company Notice of Change	Section 5.3(c)
Company Owned Real Property	Section 3.15
Company Permits	Section 3.9(a)
Company Preferred Stock	Section 3.2(a)
Company Related Parties	Section 3.25
Company Requisite Shareholder Vote	Section 2.3(a)(ii)
Company Reserve Reports	Section 3.17(a)
Company Securities Documents	Section 3.5(b)
Company Termination Fee	Section 7.3(g)
Company Voting Agreements	Recitals
Confidentiality Agreement	Section 5.7(b)
Consideration	Section 2.1(b)

Continuing Employee	Section 5.9(d)
Creditors' Rights	Section 3.3(a)
Delaware Law	Section 8.7
Disclosed Personal Information	Section 5.21(b)
D&O Insurance	Section 5.10(d)
Employment Laws	Section 3.11(e)
Exchange Ratio	Section 2.1(b)
Indemnified Liabilities	Section 5.10(a)
Indemnified Persons	Section 5.10(a)
Intended U.S. Tax Treatment	Recitals
Measurement Date	Section 3.2(a)
Money Laundering Laws	Section 3.28(b)
OFAC	Section 3.28(d)
Permitted Company Acquisitions	Section 5.1(b)(iv)
Peters	Section 3.23
Phase II	Section 5.7(a)(iii)
Plan of Arrangement	Recitals
Post-Closing Plans	5.9(e)
Pre-Acquisition Reorganization	Section 5.14(a)
RBC	Section 3.23
Rights-of-Way	Section 3.16
Stock Issuance	Recitals
Supplemental Information	Section 2.3(a)(ix)
Tail Period	Section 5.10(d)
Termination Date	Section 7.1(b)(i)
Transaction Litigation	Section 5.11
Transactions	Recitals
Union	Section 3.11(b)
U.S. GAAP	Section 4.5(b)
Vitesse	Preamble
Vitesse 401(k) Plan	5.9(g)
Vitesse Adverse Recommendation Change	Section 5.3(e)(vi)
Vitesse Board	Recitals
Vitesse Board Recommendation	Section 4.3(a)
Vitesse Capital Stock	Section 4.2(a)
Vitesse Common Stock	Recitals
Vitesse Disclosure Letter	Article 4
Vitesse Information	Section 5.4(c)
Vitesse Insurance Policies	Section 4.17
Vitesse Intellectual Property	Section 4.13(a)
Vitesse Issued Securities	Section 2.3(a)(xi)
Vitesse Material Adverse Effect	Section 4.1
Vitesse Notice	Section 5.3(e)
Vitesse Notice of Change	Section 5.3(f)
Vitesse Permits	Section 4.9(a)
Vitesse Preferred Stock	Section 4.2(a)
Vitesse Reserve Reports	Section 4.15(a)
Vitesse SEC Documents	Section 4.5(a)
Vitesse Termination Fee	Section 7.3(g)
Vitesse Voting Agreements	Recitals
Withholding Obligation	Section 2.12

1.3	Numbers, Currency and Inclusive Terminology.

For purposes of this Agreement (a) the words "including" and "include" shall be deemed to be followed by the words "without limitation," (b) the words "herein," "hereof," "hereby," "hereto" or "hereunder" refer to this Agreement as a whole, (c) references to "$" refer to United States Dollars, (d) references to "C$" refer to Canadian Dollars, (e) the term “or” is not exclusive and (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

1.4	Statute and Agreement References.

Any reference to any supranational, national, state, provincial, municipal, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

1.5	Ordinary Course of Business.

References in this Agreement to the "ordinary course of business" with respect to any Person shall mean, at any given time, the ordinary course of such Person's business, subject to any reasonable changes required to address any then current facts and circumstances, including requirements to comply with applicable Law.

1.6	Disclosure Letters.

Notwithstanding anything to the contrary in this Agreement, each Section of this Agreement is qualified by the matters set forth with respect to such Section in the correspondingly numbered Section of the Company Disclosure Letter or the Vitesse Disclosure Letter, as applicable, only to the extent specified therein; provided, however, that any fact or item that is disclosed in any Section of the Company Disclosure Letter or the Vitesse Disclosure Letter, as applicable, in sufficient detail to make its relevance to any other representation and warranty of Company or Vitesse, as applicable, set forth in this Agreement readily apparent shall be deemed disclosed as an exception to such other representation and warranty.

1.7	Interpretation Not Affected by Party Drafting.

Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each Party confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

1.8	Made Available.

"Made available" means, with respect to any document, that such document was previously made available in the Company Data Room or the Vitesse Data Room, as applicable.

1.9	Time.

All times expressed herein are local time in the Province of Alberta, Canada, unless stated otherwise. When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is not a Business Day, the period in question shall end on the next Business Day or if any action must be taken under this Agreement on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

1.10	Knowledge.

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of a Party, it refers to the actual knowledge (after having made due inquiry) of the following persons and does not include the knowledge or awareness of any other individual or any constructive, implied or imputed knowledge: (a) in the case of Vitesse, Robert Gerrity and Brian Cree, and (b) in the case of Company, Brett Herman, Marvin Tang, Anthony Baldwin and Jason Skehar.

1.11	Sections, Articles, Schedules and Exhibits.

Unless the context otherwise requires, references in this Agreement (a) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement and (b) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement. Capitalized terms used but not otherwise defined in the Schedules and Exhibits referred to in this Agreement shall have the meanings set forth in this Agreement. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. The following Schedules attached hereto are incorporated into and form an integral part of this Agreement:

Exhibit A – Arrangement Resolution

Exhibit B – Plan of Arrangement

Exhibit C – Form of Company Voting Agreement

Exhibit D – Form of Vitesse Voting Agreement

Exhibit E – Form of Company Warrant Exercise and Cancellation Agreement

Article 2
THE ARRANGEMENT

2.1	Arrangement.

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time and as more fully set forth in the Plan of Arrangement:

(a)	Each Company Common Share issued and outstanding immediately prior to the Effective Time held by a registered shareholder of Company that has validly exercised and not validly withdrawn its Dissent Right in respect of the Arrangement will be transferred by such shareholder to Company and will be cancelled, all in accordance with the terms and conditions and in the manner set forth in the Plan of Arrangement.

(b)	Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than Company Common Shares with respect to which Dissent Rights in respect of the Arrangement have been validly exercised and not validly withdrawn, which shall be treated in accordance with the Plan of Arrangement) will be transferred by such shareholder to Vitesse in exchange for 0.01239 of a share (the “Exchange Ratio”) of Vitesse Common Stock (the "Consideration"), as may be adjusted pursuant to the Plan of Arrangement. For the avoidance of doubt, and as provided for in the Plan of Arrangement, in no event shall any holder of Company Common Shares be entitled to fractional shares of Vitesse Common Stock.

2.2	Treatment of Company Share Awards and Company Warrants.

(a)	The particulars of Company Share Awards outstanding as at the date hereof are set out in the Company Disclosure Letter, including: (i) the names of holders of Company Share Awards and the type and number of Company Share Awards held by each of them; (ii) the date of grant; and (iii) the number of Company Common Shares to which the holder of each Company Share Award is entitled on the settlement thereof (prior to withholdings in accordance with Section 2.12, but after giving effect to the "Performance Award Payout Multiplier" in respect of any Company PSU Awards, as described in Section 2.3(b)(iii)).

(b)	The Parties acknowledge and agree as follows:

(i)	Pursuant to the terms of the Company Share Award Incentive Plan, the payment date in respect of the outstanding and unvested Company Share Awards as at the Effective Date will be accelerated and the award value in respect of such Company Share Awards will become payable immediately prior to the Effective Time. Immediately prior to the Effective Time, Company shall settle the award value in respect of all outstanding and unvested Company Share Awards by the issuance of such number of Company Common Shares as may be required from treasury, in accordance with the terms of the Company Share Award Incentive Plan, less that number of Company Common Shares that is equal in value to the applicable Withholding Obligation (satisfactory to Vitesse, acting reasonably) and Vitesse shall cause Company to, promptly following Closing and in accordance with applicable Law, pay to the appropriate Governmental Entity an amount of cash equal to the applicable Withholding Obligation in respect of the settlement of such holder's Company Share Awards.

(ii)	After the date of this Agreement, Company may settle any vested Company Shares Awards by the issuance of such number of Company Common Shares as may be required from treasury, in accordance with the terms of the Company Share Award Incentive Plan, less that number of Company Common Shares that is equal in value to the applicable Withholding Obligation (satisfactory to Vitesse, acting reasonably) and Company shall, in accordance with applicable Law, pay to the appropriate Governmental Entity an amount of cash equal to the applicable Withholding Obligation in respect of the settlement of such holder's Company Share Awards.

(iii)	The "Performance Award Payout Multiplier", as defined in the Company Share Award Incentive Plan, to be applied to the Company PSU Awards payable as set forth in Sections 2.2(b)(i) and (ii), and the resulting number of Company Common Shares represented by such Company PSU Award (after application of such “Performance Award Payout Multiplier) and before any tax withholdings, in each case, are set forth in Schedule 2.2(b) of the Company Disclosure Letter.

The Parties acknowledge and agree that, subject to the terms and conditions of this Agreement, Company and the Company Board may take all such actions as are necessary or desirable to effect the foregoing; provided that neither Company nor the Company Board may settle the award value in respect of any outstanding Company Share Awards by payment in cash or with Company Common Shares acquired on the TSXV between the date of this Agreement and the Effective Time without the prior written consent of Vitesse.

(c)	The Parties acknowledge and agree that pursuant to the terms of the Company Warrants, two-thirds of such Company Warrants have, as at the date hereof, vested and are eligible for exercise. Company covenants and agrees that it will use its best efforts to encourage and facilitate the holders of all outstanding Company Warrants to enter into Company Warrant Exercise and Cancellation Agreements with Company on or prior to obtaining the Interim Order.

(d)	The Parties acknowledge and agree that to the extent an amount is paid to a holder of Company Warrants including the issuance of Company Common Shares for the Company Warrants, and to the extent such Company Warrants are subject to section 7 of the Tax Act:

(i)	Company will elect under subsection 110(1.1) of the Tax Act, in prescribed form, in respect of such Company Warrants exercised pursuant to a Company Warrant Exercise and Cancellation Agreement or pursuant to the terms of the Arrangement, as applicable, that neither Company, nor any person who does not deal at arm's length with Company (including, for greater certainty, Vitesse after the Effective Time), will deduct, in computing income for the purposes of the Tax Act, any amount in respect of a payment made (including the issuance of Company Common Shares) to such holders of Company Warrants, in connection with the exercise of such Company Warrants; and

(ii)	Company will provide such holders of Company Warrants with evidence in writing of such election under subsection 110(1.1) of the Tax Act.

2.3	Company Implementation Steps.

(a)	As promptly as reasonably practicable following execution of this Agreement and in any event in sufficient time to hold the Company Meeting in accordance with this Agreement, Company shall apply to the Court in a manner reasonably acceptable to Vitesse, pursuant to Section 193(2) of the ABCA, and in cooperation with Vitesse, prepare, file and diligently pursue an application for the Interim Order. Company shall use reasonable commercial efforts to schedule the Interim Order hearing with the Court for a date on or about the fifteenth (15th) calendar day immediately following the date of filing of the Vitesse Proxy Statement with the SEC; provided that Company shall reschedule such hearing if SEC Clearance is not obtained (or not obtainable) by the third (3rd) Business Day prior to the date of the hearing; provided further that in the event such hearing is rescheduled, Company shall use reasonable commercial efforts to reschedule such hearing to occur as soon as reasonably practicable following the receipt of SEC Clearance, in each case subject to the availability of the Court. Notwithstanding the foregoing, Company shall not be required to schedule the Interim Order hearing for a date prior to the thirtieth (30th) day following the date of this Agreement. The Interim Order shall provide (among other things):

(i)	for the class of persons to whom notice shall be provided in respect of the Arrangement on the terms and subject to the conditions set forth in the Plan of Arrangement and the Company Meeting and for the manner in which such notice shall be provided;

(ii)	that the requisite approval (the "Company Requisite Shareholder Vote") for the Arrangement Resolution shall be:

(A)	at least two-thirds of the votes cast on the Arrangement Resolution by those holders of Company Common Shares present in person or represented by proxy at the Company Meeting, each Company Common Share entitling the holder thereof to one vote on the Arrangement Resolution; and

(B)	if required under Canadian Securities Laws, a simple majority of the votes cast on the Arrangement Resolution by holders of Company Common Shares present in person or represented by proxy at the Company Meeting after excluding the votes cast by those persons whose votes are required to be excluded in accordance with Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

(iii)	that, in all other material respects, other than as ordered by the Court, the terms, restrictions and conditions of Company's Organizational Documents as in effect as of the entry into this Agreement, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(iv)	for the grant of the Dissent Rights to the registered holders of Company Common Shares in respect of the Arrangement as set forth in the Plan of Arrangement;

(v)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(vi)	the Company Meeting may be adjourned or postponed from time to time by Company (subject to the terms of this Agreement) without the need for additional approval of the Court, and that notice of such adjournment or postponement may be given by such method as Company determines is appropriate in the circumstances, and that, subject to the terms of this Agreement, the time period required for any such adjournment or postponement shall be for such time period or periods as Company deems advisable;

(vii)	confirmation of the record date for the purposes of determining the holders of Company Common Shares entitled to receive material and vote at the Company Meeting in accordance with the Interim Order;

(viii)	that the record date for holders of Company Common Shares entitled to notice of, and for holders of Company Common Shares entitled to vote at, the Company Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Meeting, unless required by the Court or applicable Laws;

(ix)	that Company and Vitesse are authorized to make such amendments, revisions or supplements (the "Supplemental Information") to the Applicable Proxy Statement / Circular, form of proxy, notices of the Company Meeting and Vitesse Meeting, letter of transmittal and notice of originating application and similar documents, subject to the other provisions of this Agreement and the Interim Order (in respect of the Company Circular), as they may determine, subject to the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), or as is necessary to comply with Applicable Securities Laws (provided that the other Party has been provided a reasonable opportunity to comment thereon and the disclosing Party has considered such comments in good faith), and Company and Vitesse shall disclose such Supplemental Information (subject to the terms of this Section 2.3(a)(ix)), including any material changes, by the method and in the time most reasonably practicable in the circumstances as determined by Company or Vitesse and in compliance with Applicable Securities Laws (including, without limitation, by press release, news release, newspaper advertisement, Current Report on Form 8-K or Form 6-K, as applicable, or by notice sent to Company shareholders or Vitesse stockholders, as applicable, by any of the means such meeting materials are otherwise sent to such holders); and without limiting the generality of the foregoing, if any material change or material fact (each within the meaning of Applicable Securities Laws) arises between the date of the Interim Order and the date of the Company Meeting or Vitesse Meeting, which change or fact, if known prior to mailing of the Applicable Proxy Statement / Circular, would have been disclosed in the Applicable Proxy Statement / Circular, then, subject to the other terms of this Section 2.3(a)(ix) and the Interim Order (in respect of the Company Circular): (A) Vitesse or Company, as applicable, shall advise the Vitesse stockholders or Company shareholders, respectively, of the material change or material fact by disseminating a news release and making all requisite filings with the SEC and SEDAR+, as applicable, in accordance with Applicable Securities Laws and the policies of the applicable Exchanges; and (B) provided that the foregoing news release describes the applicable material change or material fact in reasonable detail and no amendment to the Applicable Proxy Statement / Circular is required to be filed pursuant to the Applicable Securities Laws, neither Vitesse nor Company shall be required to deliver an amendment to the Applicable Proxy Statement / Circular to the Vitesse stockholders or Company shareholders, respectively, or otherwise give notice to the Vitesse stockholders or Company shareholders, respectively, of the material change or material fact other than dissemination and filing of the foregoing news release;

(x)	that each holder of Company Common Shares entitled to receive the Consideration pursuant to the Arrangement will have the right to appear before the Court so long as they enter an appearance within a reasonable time and in accordance with the procedures set out in the Interim Order;

(xi)	that it is Vitesse's intention to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Vitesse Common Stock (the "Vitesse Issued Securities") to be issued to holders of Company Common Share pursuant to the Arrangement, based on the Court's approval of the Arrangement; and

(xii)	for such other matters as Vitesse and Company may reasonably require, subject to obtaining the prior consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

(b)	Company shall, as soon as reasonably practicable after SEC Clearance and consistent with the provisions set forth in Section 5.6:

(i)	duly take all lawful action to call, give written notice of, convene and hold the Company Meeting;

(ii)	allow Vitesse's Representatives and legal counsel to attend the Company Meeting;

(iii)	not adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Company Meeting without Vitesse's prior written consent, which written consent shall not be unreasonably withheld, conditioned or delayed, except pursuant to and in accordance with Section 5.6(a) or as otherwise expressly permitted under this Agreement;

(iv)	subject to the terms of this Agreement, (A) solicit proxies in favor of the Arrangement Resolution, including, if reasonably requested by Vitesse, using the services of dealers and proxy solicitation firms to solicit proxies in favor of the approval of the Arrangement Resolution (which costs shall be borne by Company) and consult with Vitesse and keep Vitesse apprised with respect to such solicitation and other actions; and (B) keep Vitesse reasonably informed of the number of proxy votes received in respect of the Arrangement Resolution and, in any event, shall provide such number promptly upon the request of Vitesse or its Representatives; and

(v)	at the reasonable request of Vitesse from time to time, promptly provide Vitesse with a list (in both written and electronic form) of: (A) the registered Company shareholders, together with their addresses and respective holdings of Company Common Shares; (B) the names and addresses and holdings of all Persons having rights issued by Company to acquire Company Common Shares (including holders of Company Share Awards); and (C) participants in book based systems and non-objecting beneficial owners of Company Common Shares. Company shall from time to time require that its registrar and transfer agent furnish Vitesse with such additional information, including updated or additional lists of Company shareholders and lists of holdings and other assistance as Vitesse may reasonably request.

(c)	If (i) the Interim Order is obtained; (ii) the Arrangement Resolution is approved at the Company Meeting by Company shareholders as provided for in the Interim Order and as required by applicable Law; and (iii) the Vitesse Resolution is approved at the Vitesse Meeting by Vitesse stockholders as required by NYSE rules, Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 193(2) of the ABCA as soon as reasonably practicable, and in any event such that the Final Order hearing occurs not later than three (3) Business Days after the later of the approval of the Arrangement Resolution and the approval of the Vitesse Resolution, subject to the availability of the Court.

2.4	Vitesse Implementation Steps.

(a)	Vitesse shall, as soon as reasonably practicable after SEC Clearance and consistent with the provisions set forth in Section 5.6:

(i)	duly take all lawful action to call, give written notice of, convene and hold the Vitesse Meeting;

(ii)	in consultation with Company, fix and publish a record date for the purposes of determining Vitesse stockholders entitled to receive notice of and vote at the Vitesse Meeting and give notice to Company of the Vitesse Meeting;

(iii)	allow Company's Representatives and legal counsel to attend the Vitesse Meeting;

(iv)	not adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Vitesse Meeting without Company's prior written consent, which written consent shall not be unreasonably withheld, conditioned or delayed, except pursuant to and in accordance with Section 5.6(c) or as otherwise permitted under this Agreement;

(v)	subject to the terms of this Agreement, (A) solicit proxies in favor of the Vitesse Resolution, including, if reasonably requested by Company, using the services of dealers and proxy solicitation firms to solicit proxies in favor of the approval of the Vitesse Resolution (which costs shall be borne by the Company) and consult with Company and keep Company apprised with respect to such solicitation and other actions and (B) keep Vitesse reasonably informed of the number of proxy votes received in respect of the Arrangement Resolution and, in any event, shall provide such number promptly upon the request of Vitesse or its Representatives; and

(vi)	at the reasonable request of Company from time to time, promptly provide Company with a list (in both written and electronic form) of: (A) the registered Vitesse shareholders, together with their addresses and respective holdings of Vitesse Common Stock; and (B) participants in book-based systems and non-objecting beneficial owners of Vitesse Common Stock, together with their addresses and respective holdings of Vitesse Common Stock. Vitesse shall from time to time require that its registrar and transfer agent furnish Company with such additional information, including updated or additional lists of Vitesse shareholders and lists of holdings and other assistance as Company may reasonably request.

2.5	Certain Adjustments.

Without limiting Section 5.1 or Section 5.2, if between the entry into this Agreement and the Effective Time, (a) the outstanding Company Common Shares or shares of Vitesse Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, (b) a stock dividend or dividend payable in any other securities of Company or Vitesse shall have been declared with a record date for the payment of such dividend within such period or (c) any similar event shall have occurred, then the Consideration shall be appropriately adjusted to provide the holders of Company Common Shares the same economic effect as contemplated by this Agreement prior to such event.

2.6	Dissenting Shares.

Prior to the Company Meeting, Company shall provide Vitesse with prompt (and in no event later than two (2) Business Days after receipt of notice) written notice of any purported exercise or withdrawal of Dissent Rights, or instruments served pursuant to Dissent Rights, by any shareholder of Company that is received by or on behalf of Company or any of its Representatives in relation to the Arrangement Resolution. Company shall provide Vitesse with the opportunity to participate in and direct all negotiations and proceedings with respect to any exercise of such Dissent Rights. Without the prior written consent of Vitesse, Company shall not make any payment with respect to, settle or offer to settle, or otherwise negotiate with respect to any such dissent, notice or instrument.

2.7	Closing.

(a)	Subject to satisfaction or waiver of all of the conditions set forth in Article 6, the Arrangement shall be effective at the Effective Time on the Closing Date and will have all of the effects provided by applicable Law.

(b)	As soon as reasonably practicable, but in any event not later than five (5) Business Days after the last of the conditions set forth in Article 6 (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction of such conditions) have been satisfied or, waived by the applicable Party in whose favor the condition is, or at such later date as is mutually agreed to in writing by the Parties, the Parties will complete the Arrangement, including by executing and delivering such closing documents and instruments and sending to the Registrar, the Articles of Arrangement, the Final Order and such other documents as may be required to give effect to the Arrangement, in each case, in a form and substance reasonably satisfactory to each Party, and the Arrangement shall become effective at the Effective Time and the steps comprising the Plan of Arrangement will be deemed to occur in the order, at the times, and in the manner set forth therein.

2.8	Vitesse Board.

Vitesse shall take all corporate actions necessary to cause, upon the Effective Time, (a) the number of directors constituting the Vitesse Board to be increased by two (2) and (b) the two (2) directors appointed to the Vitesse Board to fill such vacancy to be, unless otherwise agreed in writing by Vitesse and Company, M. Bruce Chernoff and Gary Reaves (a “Designated Director”); provided, however, that at least one (1) of any such Designated Directors are independent under the rules and regulations of the NYSE as determined by the Nominating, Governance and Environmental and Social Responsibility Committee of Vitesse. If the Effective Time occurs prior to the 2025 annual meeting of stockholders of Vitesse at which directors will be elected to serve until the annual meeting of stockholders in 2026 (the “2025 Annual Meeting”), then, in such event, Vitesse shall take all corporate actions necessary to cause M. Bruce Chernoff and Gary Reaves to be included in the slate of nominees recommended by the Vitesse Board for election as directors at such 2025 Annual Meeting.

2.9	U.S. Securities Act Matters.

The Parties agree that the Arrangement will be carried out with the intention, and will use their reasonable commercial efforts to ensure that, all the Vitesse Common Stock issued on completion of the Arrangement pursuant to this Agreement and the Plan of Arrangement will be issued by Vitesse in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereunder. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act and to facilitate the Parties compliance with other U.S. Securities Laws, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court, including an affirmative determination of procedural and substantive fairness;

(b)	prior to the issuance of the Interim Order, the Court will be advised of the intention of Vitesse to rely on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act prior to the hearing required to approve the Arrangement;

(c)	prior to the issuance of the Interim Order, Company will file with the Court a draft copy of the proposed text of the Company Circular together with any other documents required by Law in connection with the Company Meeting;

(d)	the Court will be advised prior to the hearing that its approval of the Arrangement will be relied upon as a determination that the Court has satisfied itself as to the procedural and substantive fairness of the Arrangement to the holders of Company Common Shares;

(e)	Company will ensure that holders of Company Common Shares entitled to receive Vitesse Issued Securities on completion of the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(f)	the holders of Company Common Shares entitled to receive Vitesse Issued Securities will be advised that the Vitesse Issued Securities issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Vitesse in reliance on the exemption under Section 3(a)(10) of the U.S. Securities Act;

(g)	the Final Order approving the Arrangement will expressly state that the Court is satisfied that the Arrangement is procedurally and substantively fair to the holders of Company Common Shares;

(h)	the Interim Order approving the Company Meeting will specify that each holder of Company Common Shares will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time; and

(i)	the Final Order shall include a statement (which may be in the recitals thereof) to substantially the following effect:

"AND UPON being advised that the approval of the Arrangement by this Court will have the effect of providing the basis for an exemption from the registration requirements of the United States Securities Act of 1933, as amended, pursuant to Section 3(a)(10) thereof, with respect to the issuance of securities of Vitesse pursuant to the Arrangement."

2.10	Canadian Securities Laws Matters.

The Parties agree that the Arrangement will be carried out with the intention that, and each shall use reasonable commercial efforts to ensure that, all Vitesse Issued Securities issued on completion of the Arrangement pursuant to this Agreement and the Plan of Arrangement will be issued by Vitesse in reliance on exemptions from the prospectus requirements of applicable Canadian Securities Laws.

2.11	Satisfaction of Consideration.

Vitesse will, following receipt by Company of the Final Order and prior to the sending by Company of the Articles of Arrangement to the Registrar in accordance with Section 2.7(b), deposit in escrow, or cause to be deposited in escrow, with the Depositary (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) sufficient shares of Vitesse Common Stock to satisfy the aggregate Consideration payable to all Company shareholders pursuant to the Arrangement.

2.12	Withholding Rights.

Vitesse, Company, the Depositary and their respective affiliates and agents shall be entitled to deduct and withhold from all distributions or payments otherwise payable to any Company shareholder, holder of Company Share Awards, Company Warrants or other Person (an "Affected Person") such amounts as any of them reasonably determines is required to be deducted or withheld with respect to such payment under the Tax Act, the Code or any provision of any applicable federal, provincial, state, local or foreign Law or treaty, in each case, as amended (a "Withholding Obligation"). To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes hereof as having been paid or delivered to the Affected Person in respect of which such deduction and withholding was made; provided that such deducted and withheld amounts are remitted to the appropriate Governmental Entity. Vitesse, Company, the Depositary and their respective affiliates and agents shall cooperate in good faith with one another and use their respective reasonable commercial efforts to obtain, upon request, a permitted reduction of or relief from any Withholding Obligation. Vitesse, Company, the Depositary and their respective affiliates and agents shall also have the right to:

(a)	withhold and sell, on their own account or through a broker (the "Broker"), and on behalf of any Affected Person; or

(b)	require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker to pay the proceeds of such sale to Company, the Depositary or Vitesse as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction);

such number of shares of Vitesse Common Stock issued or issuable to such Affected Person pursuant to the Agreement as is necessary to produce sale proceeds (after deducting commissions payable to the Broker and other reasonable costs and expenses) sufficient to fund any Withholding Obligation. Any such sale of shares of Vitesse Common Stock shall be effected in good faith at prevailing market prices employing commercially reasonable practices on a public market and as soon as practicable following the Effective Date. None of Vitesse, Company, the Depositary, the Broker or their respective affiliates and agents will be liable for any loss arising out of any sale of such shares of Vitesse Common Stock if such sale is made in accordance with this Section 2.12.

Article 3
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the applicable Section or Subsection of the disclosure letter dated as of the date of this Agreement and delivered by Company to Vitesse on or prior to the entry into this Agreement (the "Company Disclosure Letter") and except as disclosed in the Company Securities Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the Canadian Securities Authorities and available on SEDAR+, since January 1, 2023 and prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature (but, for clarity, including any historical factual information contained within such headings, disclosure or statements)), Company represents and warrants to Vitesse as follows:

3.1	Organization, Standing and Power.

Each of Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, continuation or organization, with all requisite entity power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, other than where the failure to be so organized or to have such power, authority or standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company and its Subsidiaries, taken as a whole (a "Company Material Adverse Effect"). Each of Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets or properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Company has heretofore made available to Vitesse in the Company Data Room complete and correct copies of its Organizational Documents and the Organizational Documents of each Subsidiary, each as amended prior to the execution of this Agreement, and each as made available to Vitesse is in full force and effect, and neither Company nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.

3.2	Capital Structure.

(a)	As of the date of this Agreement, the authorized capital stock of Company consists of (i) an unlimited number of Company Common Shares; (ii) an unlimited number of non-voting shares (the "Company Non-Voting Shares"); and (iii) and an unlimited number of class A preferred shares, issuable in series, of which series 1 class A preferred shares are authorized for issuance (collectively, the "Company Preferred Stock" and, together with the Company Common Shares, and the Company Non-Voting Shares the "Company Capital Stock"). At the close of business on December 13, 2024 (the "Measurement Date"): (A) 637,664,266 Company Common Shares were issued and outstanding, (B) no shares of Company Non-Voting Shares were issued and outstanding, and (C) no shares of Company Preferred Stock were issued and outstanding.

(b)	At the close of business on the Measurement Date there were outstanding (i) 8,266,303 Company RSU Awards; (ii) 30,498,923 Company PSU Awards (for clarity, without giving effect to any "Performance Award Payout Multiplier" as defined in the Company Share Award Incentive Plan and 32,775,179 Company PSU Awards after giving effect to the “Performance Award Payout Multiplier” that will apply, as described in Section 2.2(b)); and (iii) 21,000,000 Company Warrants, and except as set forth in this Section 3.2, there are no outstanding: (A) shares of Company Capital Stock or any Voting Debt or other voting securities of Company; (B) securities of Company or any Subsidiary of Company convertible into or exchangeable or exercisable for shares of Company Capital Stock, Voting Debt or other voting securities of Company; and (C) options, warrants, subscriptions, calls, rights (including, except as set forth in the Company Investor Rights Agreement, preemptive and appreciation rights), commitments or agreements to which Company or any Subsidiary of Company is a party or by which it is bound in any case obligating Company or any Subsidiary of Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock or any Voting Debt or other voting securities of Company or any securities convertible into or exchangeable or exercisable for such securities, or obligating Company or any Subsidiary of Company to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement.

(c)	All outstanding Company Common Shares have been duly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of, and other than as set forth in the Company Investor Rights Agreement are not subject to, any preemptive rights. All outstanding Company Common Shares have been issued and granted in compliance in all material respects with Applicable Securities Laws, other applicable Law and applicable Contracts (including the Company Share Award Incentive Plan). All outstanding shares of capital stock or other equity interests of the Subsidiaries of Company are owned by Company, are free and clear of all Encumbrances, other than Permitted Encumbrances, and have been duly authorized, validly issued, fully paid and non-assessable and all such shares or equity ownership interests are set forth in Schedule 3.2(c) of the Company Disclosure Letter. Other than pursuant to the Company Investor Rights Agreement, there are not any shareholder agreements, voting trusts or other agreements to which Company or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other equity interest of Company or any of its Subsidiaries.

(d)	As of the date of this Agreement, neither Company nor any of its Subsidiaries has any (i) interests in a joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person; or (ii) obligations, whether contingent or otherwise, to consummate any additional investment in any Person other than its Subsidiaries. No Subsidiary of Company owns any Company Common Shares or any other shares of Company Capital Stock.

3.3	Authority; No Violations.

(a)	Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval by the Court of the Interim Order and the Final Order, obtaining the requisite consents under the Company Credit Facility and obtaining the Company Requisite Shareholder Vote to approve the Arrangement Resolution, to perform its obligations hereunder. The execution and delivery of this Agreement by Company and the consummation by Company of the Transactions have been duly authorized by all necessary corporate action on the part of Company, subject to obtaining the Company Requisite Shareholder Vote to approve the Arrangement Resolution, the requisite consents under the Company Investor Rights Agreement and the Company Credit Facility and obtaining the approval by the Court of the Interim Order and the Final Order. This Agreement has been duly executed and delivered by Company, and assuming the due and valid execution of this Agreement by Vitesse, constitutes a valid and binding obligation of Company enforceable against Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at Law (collectively, "Creditors' Rights"). The Company Board has unanimously (i) determined that the Arrangement and the other Transactions are in the best interests of Company and are fair to the holders of the Company Common Shares; (ii) authorized and approved the entering into of this Agreement and the performance by Company of its obligations under this Agreement; and (iii) resolved to recommend that the holders of Company Common Shares vote in favor of the Arrangement (such recommendation described in this clause (iii), the "Company Board Recommendation"). The Company Requisite Shareholder Vote is the only vote of the holders of any class or series of the Company Capital Stock or, subject to the discretion of the Court, any other security of the Company or any of its Subsidiaries necessary to approve and adopt this Agreement and the Transactions, including the Arrangement.

(b)	The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (i) contravene, conflict with or result in a breach or violation of any provision of the Organizational Documents of Company (assuming the Company Requisite Shareholder Vote is obtained) or any of its Subsidiaries; (ii) with or without notice, lapse of time or both, result in a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Company or any of its Subsidiaries under, any provision of any loan or credit agreement (subject to the receipt of the requisite consents and approvals required under the Company Credit Facility), note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound; or (iii) assuming the Consents referred to in Section 3.4 are duly and timely obtained or made and the Company Requisite Shareholder Vote has been obtained and the Court has granted the Interim Order and the Final Order, contravene, conflict with or result in a breach or violation of any Law applicable to Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.4	Consents.

No Consent from or with any Governmental Entity is required to be obtained or made by Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Company or the consummation by Company of the Transactions and neither Company nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the Transactions, except for: (a) filings as required by Applicable Securities Laws; (b) the filing and recordation of appropriate documents as required by the ABCA; (c) receipt of the Interim Order and the Final Order; (d) compliance with and filings under Applicable Securities Laws and stock exchange rules and policies; and (e) filings that would not prevent or materially delay the consummation of the transactions contemplated hereby.

3.5	Securities Documents; Financial Statements.

(a)	The Company is (i) a "reporting issuer" within the meaning of applicable Canadian Securities Laws in the provinces of Alberta, British Columbia, Ontario and Saskatchewan; and (ii) not on the list of reporting issuers in default under applicable Canadian Securities Laws in the province of Alberta, and neither the Canadian Securities Authorities nor any other securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of the Company, and the Company is in compliance in all material respects with applicable Canadian Securities Laws. Trading in the Company Common Shares on the TSXV is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of the Company is pending or, to the knowledge of the Company, threatened. Except as set forth in this Section 3.5(a), neither the Company nor any of its Subsidiaries is subject to continuous disclosure or other public reporting requirements under Applicable Securities Laws other than under Canadian Securities Laws.

(b)	Since January 1, 2023, Company has filed or furnished with Canadian Securities Authorities, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under Applicable Securities Laws (the "Company Securities Documents"). As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing), each of the Company Securities Documents, complied as to form in all material respects with the Applicable Securities Laws applicable to such Company Securities Documents, and none of the Company Securities Documents contained, when filed (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)	The financial statements of Company included in the Company Securities Documents, including all notes and schedules thereto, complied in all material respects, when filed (or if amended, supplemented or superseded prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing) with Applicable Securities Laws with respect thereto, were prepared in accordance with IFRS applied on a consistent basis during the periods involved (except in the case of the unaudited statements, as permitted by applicable Canadian Securities Laws) and fairly present in all material respects in accordance with applicable requirements of IFRS (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Company and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Company and its consolidated Subsidiaries for the periods presented therein.

(d)	Company has established and maintains internal controls over financial reporting and disclosure controls and procedures; such disclosure controls and procedures are designed to ensure that material information relating to Company, including its consolidated Subsidiaries, required to be disclosed by Company in the reports that it files or submits under Applicable Securities Laws is accumulated and communicated to Company's Chief Executive Officer and Chief Financial Officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Company in the reports that it files or submits under Applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified in Applicable Securities Laws, and further designed and maintained to provide reasonable assurance regarding the reliability of Company's financial reporting and the preparation of Company financial statements for external purposes in accordance with IFRS. There is no significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Company or its Subsidiaries. Since January 1, 2022, there has not been, any illegal act or fraud related to the Company (or its Subsidiaries), whether or not material, that involves management or other employees who have a significant role in Company's internal controls. The Chief Executive Officer and the Chief Financial Officer of Company have made all certifications required by Applicable Securities Laws with respect to the applicable Company Securities Documents referenced therein, and the statements contained in such certifications were complete and correct in all material respects as of the dates they were made.

(e)	To the knowledge of the Company and except as set forth in Schedule 3.5(e) of the Company Disclosure Letter, no related party of the Company is entitled to receive as a consequence of this Agreement or the Transactions any collateral benefit, other than a benefit described in paragraph (c) of the definition of collateral benefit where either (i) the related party, together with its associated entities beneficially owns or exercises control or direction over less than one percent (1%) of the outstanding Company Common Shares; or (ii) the requirements of clause (c)(iv)(B)(I) and (II) of the definition of collateral benefit have been satisfied with respect to that benefit and the Company will provide the disclosure contemplated by clause (c)(iv)(B)(III) in the definition of collateral benefit in the Company Circular. The terms "related party," "associated entity" and "collateral benefit" are used in this paragraph as defined in Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

3.6	Absence of Certain Changes or Events.

(a)	Since December 31, 2023 through the date of this Agreement, there has not been any Company Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(b)	From December 31, 2022 through the date of this Agreement, except as disclosed in the Company Securities Documents:

(i)	Company and its Subsidiaries have conducted their business in the ordinary course of business in all material respects; and

(ii)	there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Company or any of its Subsidiaries, including the Oil and Gas Properties of Company and its Subsidiaries, whether or not covered by insurance.

3.7	No Undisclosed Material Liabilities.

There are no liabilities of Company or any of its Subsidiaries of any kind whatsoever, whether known or unknown or whether accrued, contingent, absolute, determined, determinable or otherwise, in each case that would be required by IFRS to be reflected on a consolidated balance sheet of Company and its consolidated Subsidiaries (including the notes thereto), other than: (a) liabilities adequately provided for on the balance sheet of Company dated as of September 30, 2024 (including the notes thereto) contained in the Company Securities Documents for the three (3) and nine (9) months ended September 30, 2024; (b) liabilities incurred in the ordinary course of business subsequent to September 30, 2024; (c) liabilities incurred in connection with the Transactions; (d) liabilities incurred as expressly permitted or required under this Agreement; and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries, in the Company's consolidated financial statements.

3.8	Company Circular.

The Company Circular will comply in all material respects with the applicable requirements of Applicable Securities Laws, as well as the Interim Order, except that no representation or warranty is being made by Company with respect to the information supplied by or on behalf of Vitesse for inclusion in the Company Circular or incorporation by reference therein. The Company Circular will not, at the time the Company Circular (or any amendment or supplement thereto) is filed with the Canadian Securities Authorities or first sent to Company shareholders or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is being made by Company with respect to the information supplied by or on behalf of Vitesse for inclusion in the Company Circular or incorporation by reference therein.

3.9	Company Permits; Compliance with Applicable Law.

(a)	Company and its Subsidiaries hold and at all times since December 31, 2022 have held all permits, licenses, certifications, registrations, Consents, authorizations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the "Company Permits"), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold the Company Permits or make such a payment would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and no suspension, revocation, termination, non-renewal, modification or cancellation of any of the Company Permits is pending or, to the knowledge of Company, threatened, and Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in full force and effect, any such suspension revocation, termination, non-renewal, modification or cancellation or the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)	The businesses of Company and its Subsidiaries (and with respect to the business and Oil and Gas Properties of Company and its Subsidiaries that are operated by third parties, to the knowledge of Company) are not currently being conducted, and at no time since December 31, 2022 have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Company or any of its Subsidiaries is pending or, to the knowledge of Company, threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.10	Compensation; Benefits.

(a)	Set forth on Schedule 3.10(a) of the Company Disclosure Letter is a list, as of the date hereof, of all of the material Company Benefit Plans, excluding, for scheduling purposes only, offer letters and employment agreements that do not provide severance protections or that provides for an at-will employment arrangement, or vary in any material respect from the model versions of such agreements.

(b)	With respect to each Company Benefit Plan that is not a PEO Plan and, to the extent made available by the professional employer organization to the Company, with respect to each PEO Plan, true, correct and complete current copies (or a written description of material terms if such plan is not written) of each of the material Company Benefit Plans and related contracts, instruments and agreements, including administrative service agreements and group insurance contracts, trust documents, and most recently received Internal Revenue Service favorable determination letter or opinion letter, as applicable, have been furnished or made available to Vitesse or its Representatives, along with the most recent report filed on Form 5500, the currently applicable summary plan description or employee booklet, and any currently applicable summary of material modifications required under ERISA if any, with respect to each Company Benefit Plan, and all material non-routine correspondence to or from any Governmental Entity received or sent in the past three (3) years addressing any matter involving actual or potential material liability relating to a Company Benefit Plan.

(c)	Each Company Benefit Plan that is not a PEO Plan and, to the knowledge of the Company, each PEO Plan has been established, registered (where required), funded, administered, invested and maintained in compliance in all material respects with all applicable Laws, including, to the extent applicable, ERISA and the Code, and in accordance with its terms.

(d)	Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Company, threatened against, or with respect to, any of the Company Benefit Plans that are not PEO Plans and, to the knowledge of the Company, Company Benefit Plans that are PEO Plans, and there are no Proceedings initiated or reasonably expected to be initiated by a Governmental Entity, or any other party, with respect to any of the Company Benefit Plans that are not PEO Plans and, to the knowledge of the Company, any Company Benefit Plans that are PEO Plans; and (ii) as of the date of this Agreement, neither Company nor any of its Subsidiaries has any liability (nor reasonably expects to incur any liability) for any assessment, excise or penalty taxes with respect to any Company Benefit Plan that is not a PEO Plan or, to the knowledge of the Company, any PEO Plan.

(e)	All contributions or premiums required to be made by Company or any of its Subsidiaries to the Company Benefit Plans pursuant to their terms or applicable Law have been timely made or accrued or otherwise been adequately reserved to the extent required by, and in accordance with, IFRS, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)	Except as set forth on Schedule 3.10(f) of the Company Disclosure Letter, there are no material unfunded benefit obligations that have not been properly accrued for in Company's financial statements, and all material contributions or amounts payable by Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with IFRS.

(g)	Except as set forth on Schedule 3.10(g) of the Company Disclosure Letter, each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has either been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or is a pre-approved plan as to which the adopter is entitled to rely on the opinion letter issued by the Internal Revenue Service with respect to qualified status of the form of such plan under Section 401(a) of the Code, and nothing has occurred that, to the knowledge of the Company, would be reasonably expected to adversely affect the qualification or Tax exemption of any such Company Benefit Plan. With respect to any Company Benefit Plan, none of Company or any of its Subsidiaries or, to the knowledge of Company, any other Person, has engaged in a transaction in connection with which Company or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code. None of Company or any of its Subsidiaries have any material liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(h)	None of Company, any of its Subsidiaries or any member of their respective Aggregated Groups sponsors, maintains, contributes to or has an obligation to contribute to, or in the past six (6) years has sponsored, maintained, contributed to or had an obligation to contribute to, or has any current or contingent liability or obligation under or with respect to, and no Company Benefit Plan is: (i) a plan that is or was subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code; (ii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA; (iii) a multiple employer plan within the meaning of Section 413(c) of the Code; (iv) a "registered pension plan" or "multi-employer pension plan" that contains a "defined benefit provision" within, in each case, the meaning of the Tax Act; or (v) a multi-employer pension plan as such term is defined under the Pension Benefits Standards Act (Canada) or any similar plan for purposes of pension standards legislation of another Canadian jurisdiction.

(i)	Other than continuation coverage pursuant to Section 4980B of the Code or any other applicable Law for which the recipient pays the full premium cost of coverage, no Company Benefit Plan provides retiree or post-employment or post-service medical, disability, life insurance or other welfare benefits coverage to any Person and neither Company nor any of its Subsidiaries has any liability to provide post-employment or post-service medical, disability, life insurance or other welfare benefits coverage to any Person or ever represented, promised or contracted to any Person that such Person would be provided with such benefits.

(j)	Except as disclosed in Schedule 3.10(j) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, alone or in combination with any other event, (i) entitle any employee or other current or former director, officer, employee or independent contractor of Company or any Subsidiary to severance pay or severance benefits; (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any employee or other current or former director, officer, employee or independent contractor of Company or any Subsidiary under any Company Benefit Plan; (iii) directly or indirectly cause Company to transfer or set aside any material amount of assets to fund any material benefits under any Company Benefit Plan; (iv) limit or restrict the right to materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Date; or (v) result in any payment from Company or any of its Subsidiaries (whether in cash or property or the vesting of property) to any "disqualified individual" (as such term is defined in Treasury Regulations §1.280G-1) of Company or any of its Subsidiaries that would, individually or in combination with any other such payment from Company or any of its Subsidiaries, reasonably be expected to constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

(k)	Neither Company nor any Subsidiary of Company has any obligation to provide, and no Company Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(l)	Each Company Benefit Plan or any other agreement, arrangement or plan of Company or any of its Subsidiaries that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

3.11	Employment and Labor Matters.

(a)	Schedule 3.11(a) of the Company Disclosure Letter sets forth a list containing certain information, including the following information, regarding all employees of Company or its Subsidiaries as of the date hereof: (i) employees' base annual salary or hourly wage, as applicable, and (ii) job location (state or province); provided that such information has only been provided with respect to an individual to the extent such information may be provided without violating any applicable Laws, whether relating to the transfer or disclosure of personally identifiable information, data privacy or otherwise. Company has made available to Vitesse a list that sets forth each individual Person who is engaged, as of the date hereof, to provide (whether directly or through an entity the Person owns or controls) contract services to Company or its Subsidiaries.

(b)	(i) Neither Company nor any of its Subsidiaries is, nor has it been in the last three (3) years, a party to, subject to, or bound by any Labor Agreement with, and no employee of Company or any of its Subsidiaries is represented by, any labor union, works council, trade union, employee association, or other labor organization or similar representative of employees (each, a "Union"), and no employee of Company or any of its Subsidiaries is represented by a Union with respect to their employment by Company or any of its Subsidiaries; (ii) there is no pending or, to the knowledge of Company, threatened Union representation petition involving any employee of Company or any of its Subsidiaries or application by any Person to be certified as the bargaining agent of any employee of Company or any of its Subsidiaries, nor has there been such a petition or application since December 31, 2022; (iii) there is no pending or, to the knowledge of Company, threatened Union organizing activities or demands of any Union for recognition or certification with respect to the employees of Company or any of its Subsidiaries, nor has there been such activities or demands since December 31, 2022; and (iv) as of the date hereof, Company and its Subsidiaries have no notice or consultation obligations to any Union, or to any of their employees, in connection with the execution of this Agreement or consummation of the Transactions.

(c)	As of the date hereof, there is no material grievance arising out of a Labor Agreement, unfair labor practice, charge, or any other material labor-related Proceeding against Company or any of its Subsidiaries pending, or, to the knowledge of Company, threatened, nor has there been any such Proceeding in the last three (3) years.

(d)	Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, there is, and since December 31, 2022 there has been, no strike, organized labor slowdown, concerted work stoppage, lockout, picketing, handbilling or other labor dispute pending, or, to the knowledge of Company, threatened, against or involving Company or any of its Subsidiaries.

(e)	Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Company and its Subsidiaries are, and for the last three (3) years have been, in material compliance with all applicable Laws respecting labor, employment and employment practices including, without limitation, all such Laws respecting terms and conditions of employment, wages and hours, overtime, worker classification, discrimination, retaliation, harassment, workers' compensation, immigration, leaves of absence, occupational health and safety, COVID-19, whistleblowing, disability rights or benefits, equal employment opportunity, pay equity, human rights, plant closures and layoffs (including the WARN Act and similar applicable state and provincial legislation), employee trainings and notices, hiring practices, and labor relations ("Employment Laws"); (ii) there are no Proceedings pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee, individual classified as an independent contractor or any class of the foregoing, relating to any of the Employment Laws, or alleging breach of any express or implied Contract of employment; and (iii) since December 31, 2022, neither Company nor any of its Subsidiaries has received any notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation or initiate a Proceeding with respect to Company or any of its Subsidiaries.

(f)	All amounts due or accrued for all salary, wages, bonuses, incentive compensation, deferred compensation, commissions, vacation pay, sick days, termination and severance pay and benefits under Company Benefit Plans and other similar accruals have either been paid or are accrued and accurately reflected in the books and records of Company and its Subsidiaries, in each case in all material respects.

3.12	Taxes.

(a)	Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)	All Tax Returns required to be filed by Company or any of its Subsidiaries have been duly and timely filed with the appropriate Governmental Entity (taking into account valid extensions of time for filing), and all such Tax Returns are complete and accurate in all respects. All Taxes that are due and payable by Company or any of its Subsidiaries (whether or not reflected on any Tax Return) have been duly and timely paid, other than Taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves in respect thereof have been established on the financial statements of Company in accordance with IFRS. All withholding Tax requirements imposed on or with respect to payments by Company or any of its Subsidiaries to employees, creditors, equityholders or other Persons have been satisfied, including remitting applicable amounts to the appropriate Governmental Entity when required to do so by Law, and Company and its Subsidiaries have complied in all respects with all related information reporting and record retention requirements.

(ii)	There is not in force any waiver, arrangement, election, or agreement for any extension of time or waiving the statutory limitation period for the assessment or payment of any Tax by Company or any of its Subsidiaries.

(iii)	There is no outstanding claim, assessment, audit, proposed adjustment, matter in controversy or deficiency against Company or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Entity. There are no Proceedings with respect to Taxes pending or threatened in writing against Company or any of its Subsidiaries.

(iv)	Neither Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing any Tax Return (other than a group the common parent of which is Company or any of its Subsidiaries) or has any liability for Taxes of any Person (other than Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by reason of assumption or by operation of Law.

(v)	No written claim has been made by any Governmental Entity in a jurisdiction where Company or any of its Subsidiaries does not currently file a Tax Return that Company or such Subsidiary is or may be subject to any Tax or required to file any Tax Return in such jurisdiction.

(vi)	There are no Encumbrances for Taxes on any of the assets of Company or any of its Subsidiaries, except for Permitted Encumbrances with respect to Taxes described in clause (c) of the definition of "Permitted Encumbrances".

(vii)	Neither Company nor any of its Subsidiaries is a party to, has any obligation under or is bound by any Tax allocation, Tax sharing or similar Tax arrangement, understanding or agreement pursuant to which it will have any potential liability to any Person after the Effective Time (excluding (A) any Contract or arrangement solely between or among Company and/or any of its Subsidiaries and (B) any customary Tax indemnification provisions contained in any commercial agreement entered into in the ordinary course of business and not primarily relating to Tax).

(viii)	Neither Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any (A) change in or use of an improper method of accounting for a taxable period ending on or prior to the Effective Date; (B) "closing agreement" as described in Section 7121 of the Code (or any similar provision of U.S. state or local or non-U.S. Law) executed on or prior to the Effective Date; (C) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of U.S. state or local or non-U.S. Law); (D) installment sale or open transaction disposition made on or prior to the Effective Date; or (E) prepaid amount received or deferred revenue accrued on or prior to the Effective Date.

(ix)	All transactions entered into between or among Company and/or any of its Subsidiaries have been made or entered into in accordance with arm's length principles and in compliance with applicable U.S. and non-U.S. transfer pricing Laws.

(b)	Neither Company nor any of its Subsidiaries has participated, or is currently participating, in a "listed transaction," as defined in Treasury Regulations Section 1.6011-4(b)(2), a "reportable transaction" as defined in subsection 237.3(1) of the Tax Act, or a "notifiable transaction" as defined in subsection 237.4(1) of the Tax Act.

(c)	Neither Company nor any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation," each within the meaning of Section 355(a)(1) of the Code, in a distribution of stock intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two (2) years prior to the date of this Agreement or in a distribution which would otherwise constitute part of a "plan" or a "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(d)	No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Governmental Entity within the three (3)-year period immediately preceding the date of this Agreement with respect to Company or any of its Subsidiaries.

(e)	The U.S. federal income tax classification of each Subsidiary of Company is set forth on Schedule 3.12(e) of the Company Disclosure Letter. Neither Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income tax purposes. Neither Company nor any of its Subsidiaries is (or owns, directly, indirectly or constructively, any interest in) (A) a "controlled foreign corporation" as defined under Section 957 of the Code, or (B) a "passive foreign investment company" as defined under Section 1297 of the Code.

(f)	Except as in accordance with past practices, Company and its Subsidiaries have not claimed nor will they claim any reserve under any provision of the Tax Act or any equivalent provision under provincial Law, if any material amount could be included in the income of Company or its Subsidiaries for any period ending after the Effective Date.

(g)	For the purposes of the Tax Act, any applicable Tax treaty and any other relevant Tax purposes (i) Company is resident in, and is not a non-resident of, Canada, and is a "taxable Canadian corporation"; and (ii) each of its Subsidiaries is resident in the jurisdiction in which it was formed, and is not resident in any other country and if resident in Canada and is a corporation, is a "taxable Canadian corporation".

(h)	Neither Company nor any of its Subsidiaries is aware of the existence of or has knowledge of any fact, agreement, plan or circumstance, or has taken, agreed, or omitted to take any action, that would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended U.S. Tax Treatment.

3.13	Litigation.

Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as set forth in Schedule 3.13 of the Company Disclosure Letter, there is no (a) Proceeding pending, or, to the knowledge of Company, threatened against or by Company or any of its Subsidiaries or any of their Oil and Gas Properties; or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against Company or any of its Subsidiaries. To the knowledge of Company, as of the date hereof, no officer or director of Company is a defendant in any Proceeding in connection with his or her status as an officer or director of Company. There is no Proceeding to which Company or any of its Subsidiaries is a party pending or, to the knowledge of Company, threatened seeking to prevent, modify, delay or challenge the Arrangement or the other Transactions in any material respect.

3.14	Intellectual Property and IT Assets.

(a)	Company and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of Company and its Subsidiaries as presently conducted (collectively, the "Company Intellectual Property") free and clear of all Encumbrances except for Permitted Encumbrances, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)	The use of the Company Intellectual Property owned by Company and its Subsidiaries and the operation of the business of each of Company and its Subsidiaries as presently conducted do not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending suits, actions, claims, proceedings or investigations nor has Company or any of its Subsidiaries received any claim, "cease and desist" letter, or like correspondence from any third party alleging that Company or any of its Subsidiaries is infringing, misappropriating, or otherwise violating any Intellectual Property of a third party, except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of Company, no third party is infringing on the Company Intellectual Property, except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)	Company and its Subsidiaries have taken commercially reasonable measures designed to maintain and protect Company Intellectual Property, including the confidentiality of trade secrets and other confidential information used in the businesses of each of Company and its Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)	Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Company or its Subsidiaries own or have a right to use all Company IT Assets that are currently used in the operation of its businesses; (ii) such Company IT Assets are sufficient for the current operation of the businesses of Company and its Subsidiaries; and (iii) such Company IT Assets have not malfunctioned or failed within the past three (3) years. To the knowledge of Company, the Company IT Assets are free from any malicious code. Company and its Subsidiaries have taken commercially reasonable actions to protect the security and integrity of the Company IT Assets, Personal Information, business information and the other data stored or contained therein or transmitted thereby including by implementing industry standard procedures designed to prevent unauthorized access and the introduction of any malicious code, and the storing on-site and off-site of back-up copies of critical data.

(e)	Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Company and each of its Subsidiaries are in compliance with, and have been for the past three (3) years in compliance with all applicable Data Security Requirements; (ii) to the knowledge of Company, there has been no unauthorized access, breach, modification, corruption, use or exfiltration, including any such access, breach, modification, corruption, use or exfiltration that requires disclosure to a Governmental Entity under applicable Law, of any Company IT Assets, Personal Information or trade secrets owned or held for use by Company or its Subsidiaries; and (iii) none of Company or its Subsidiaries has provided or been required to provide breach notices required by applicable data privacy and security Laws to, nor received written notice of any claims by, any Governmental Entity or other Person, in the case of such notices alleging noncompliance with, or a violation of any Data Security Requirements.

3.15	Real Property.

Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and with respect to clauses (a) and (b), except with respect to any of Company's Oil and Gas Properties, (a) Company and its Subsidiaries have good, valid and defensible title to all real property owned by Company or any of its Subsidiaries (collectively, the "Company Owned Real Property") and valid leasehold estates in all real property leased or subleased or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Company or any Subsidiary of Company (collectively, including the improvements thereon, the "Company Material Leased Real Property") free and clear of all Encumbrances and defects and imperfections, except Permitted Encumbrances; (b) each agreement under which Company or any Subsidiary of Company is the landlord, sublandlord, tenant, subtenant or occupant with respect to the Company Material Leased Real Property (each, a "Company Material Real Property Lease") is in full force and effect and is valid and enforceable against the parties thereto, in accordance with its terms, subject, as to enforceability, to Creditors' Rights, and neither Company nor any of its Subsidiaries, or to the knowledge of Company, any other party thereto, has received written notice of any default by Company or its Subsidiaries under any Company Material Real Property Lease that remains uncured as of the date of this Agreement; and (c) as of the date of this Agreement, to the knowledge of the Company, there does not exist any notice or request from any Governmental Entity delivered to Company or its Subsidiaries requiring any construction work or alterations to cure any violation of applicable Law by Company or any of its Subsidiaries that remains uncured as of the date of this Agreement nor, any pending or, to the knowledge of Company, threatened, condemnation or eminent domain Proceedings that affect any of Company's Oil and Gas Properties, the Company Owned Real Property or the Company Material Leased Real Property.

3.16	Rights-of-Way.

Each of Company and its Subsidiaries has such Consents, easements, rights-of-way, permits and licenses from each Person (collectively "Rights-of-Way") as are sufficient to conduct its business as presently conducted, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way in any material respect and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All pipelines operated by Company and its Subsidiaries are located on or are subject to valid Rights-of-Way, or are located on real property owned or leased by Company, and there are no gaps (including any gap arising as a result of any breach by Company or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.17	Oil and Gas Matters.

(a)	Except as would not reasonably be expected to have a Company Material Adverse Effect, and except for property (i) (A) sold or otherwise disposed of in the ordinary course of business since the date of the reserve reports prepared by the Company Reserve Engineers relating to Company interests referred to therein as of December 31, 2023 (the "Company Reserve Reports") and (B) that is set forth on Schedule 3.17(a) of the Company Disclosure Letter; or (ii) reflected in the Company Reserve Reports or in the Company Securities Documents as having been sold or otherwise disposed of, Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Reports and in each case as attributable to interests owned by Company and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, "good and defensible title" means that Company's or one and/or more of its Subsidiaries', as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) beneficially or of record with any applicable Governmental Entity that (A) entitles Company (and/or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto) not less than the net revenue interest share shown in the Company Reserve Reports of all Hydrocarbons produced from such Oil and Gas Properties throughout the productive life of such Oil and Gas Properties (other than decreases in connection with operations in which Company and/or its Subsidiaries may be a non-consenting co-owner, decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent, decreases resulting from the establishment of pools or Units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries; in each case, to the extent occurring after the date of the Company Reserve Reports); (B) obligates Company (and/or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Reports for such Oil and Gas Properties (other than any positive difference between such actual percentage and the applicable working interest shown on the Company Reserve Reports for such Oil and Gas Properties that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Oil and Gas Properties); and (C) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)	Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data supplied by Company to the Company Reserve Engineers relating to Company interests referred to in the Company Reserve Reports, by or on behalf of Company and its Subsidiaries that was material to such firm's estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Company and its Subsidiaries in connection with the preparation of the Company Reserve Reports was, as of the time provided (or modified or amended prior to the issuance of the Company Reserve Reports), accurate in all respects. To Company's knowledge, any assumptions or estimates provided by Company's Subsidiaries to the Company Reserve Engineers in connection with its preparation of the Company Reserve Reports were made in good faith and on a reasonable basis based on the facts and circumstances in existence and that were known to Company at the time such assumptions or estimates were made. Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the oil and gas reserve estimates of Company set forth in the Company Reserve Reports are derived from reports that have been prepared by the Company Reserve Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Company and its Subsidiaries at the dates indicated therein and are in accordance with Applicable Securities Laws applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Reports that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)	Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases have been properly and timely paid or contested in good faith in the ordinary course of business; (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by Company or any of its Subsidiaries have been timely and properly paid or contested in good faith in the ordinary course of business (other than any such Production Burdens which are being held in suspense by Company or its Subsidiaries in accordance with applicable Law); and (iii) none of Company or any of its Subsidiaries (and, to Company's knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by Company or any of its Subsidiaries.

(d)	Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of Company and its Subsidiaries are being received by them in a timely manner (other than those being contested in good faith in the ordinary course of business) and are not being held in suspense (by Company, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions and the receipt of division orders for execution for recently drilled Wells.

(e)	All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of Company and its Subsidiaries or otherwise associated with an Oil and Gas Property of Company or its Subsidiaries that were drilled and completed by Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Lease(s), the applicable Contracts entered into by Company or any of its Subsidiaries related to such Wells and such other wells and in accordance with applicable Law, and all drilling and completion (and plugging and abandonment, if applicable) of such Wells and such other wells that were drilled and completed (and plugged and abandoned, if applicable) by Company or its Subsidiaries have been conducted in compliance with all such applicable Oil and Gas Lease(s), Contracts and applicable Law except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)	Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Oil and Gas Properties operated by Company or its Subsidiaries (and, to the knowledge of Company, all Oil and Gas Properties owned or held by Company or any of its Subsidiaries and operated by a third party) have been operated as a reasonably prudent operator in accordance with its past practices.

(g)	Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Oil and Gas Properties of Company or its Subsidiaries is subject to any preferential purchase, tag-along, right of first refusal, Consent or similar right that would become operative as a result of the entry into (or the consummation of) this Agreement or the Arrangement.

(h)	Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither Company nor any of its Subsidiaries has elected not to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that would be material to Company and its Subsidiaries, taken as a whole and that is not reflected in the Company Reserve Reports.

(i)	Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to Oil and Gas Properties operated by Company and its Subsidiaries, all currently producing Wells and all tangible equipment included therein, used in connection with the operation thereof or otherwise primarily associated therewith (including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are in a good state of repair and are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted).

3.18	Environmental Matters.

(a)	Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)	Company and its Subsidiaries and their respective operations and assets are, and since December 31, 2022 have been, in compliance with Environmental Laws, which compliance includes obtaining, maintaining and complying with all Company Permits required under Environmental Laws for their respective operations and occupancy of any real property. Since December 31, 2022, Company and its Subsidiaries have not received any written notice from a Governmental Entity or any other Person alleging that Company or any of its Subsidiaries are not in such compliance;

(ii)	Company and its Subsidiaries (and their respective properties and operations) are not subject to any pending or, to Company's knowledge, threatened Proceedings under Environmental Laws;

(iii)	neither Company, its Subsidiaries nor their respective operations or assets are subject to any outstanding Order arising under or relating to any Environmental Law;

(iv)	there has been no exposure of any Person to, nor Release of Hazardous Materials at or on any property currently or, to Company's knowledge, formerly owned or operated by Company or any of its Subsidiaries, in each case, which could give rise to liability to Company or its Subsidiaries under Environmental Laws, and, neither Company nor any of its Subsidiaries has received any written notice asserting a violation of, or liability or obligation under, any Environmental Laws with respect to any Release of any Hazardous Materials at or from any property currently or formerly owned or operated by Company, by or in connection with Company's operations, or at or from any offsite location where Hazardous Materials from Company's or its Subsidiaries' operations have been sent for treatment, disposal, storage or handling, in each case that remains unresolved; and

(v)	neither Company nor any of its Subsidiaries has expressly assumed or provided an indemnity with respect to any liability of any other Person under any Environmental Law.

(b)	The consummation of the Transactions requires no filings or notifications to be made or actions to be taken pursuant to any financial assurance, bond, letter of credit, or similar instrument required for the operations of Company or its Subsidiaries under any Environmental Law or Company Permits required under Environmental Law, except where failure to complete or conduct any such filings, notifications or actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)	All environmental, health and safety investigations, assessments (including Phase I and Phase II environmental site assessments) and audit reports prepared by or on behalf of Company or its Subsidiaries, or that are in the possession of Company or its Subsidiaries addressing environmental, health and safety compliance matters or potential environmental liability of Company or its Subsidiaries, in the case of each of the foregoing, that were prepared or conducted since December 31, 2022, have been made available for review by Vitesse in the Company Data Room, and which could reasonably be considered to be material to Company and its Subsidiaries, taken as a whole, or which constitutes "serious injury potential".

3.19	Material Contracts.

(a)	Schedule 3.19 of the Company Disclosure Letter sets forth a true and complete list (other than Company Benefit Plans), as of the date of this Agreement, of:

(i)	each "material contract" (as such term is defined in National Instrument 51-102 – Continuous Disclosure Obligations under Canadian Securities Laws) to which Company or any of its Subsidiaries is a party;

(ii)	each Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with respect to which Company reasonably expects that Company and its Subsidiaries will make payments in any calendar year in excess of $2,000,000 or aggregate payments in excess of $4,000,000, in each case other than (A) any Contract providing for the purchase or sale by Company or any of its Subsidiaries of Hydrocarbons, or related to Hydrocarbons, produced water or freshwater or Contracts for gathering, processing, transportation, compression, treating, dehydration, storage, blending, injection, disposal or similar midstream services (each, a "Company Marketing Contract") that is terminable by Company or any of its Subsidiaries without penalty or other payment (other than any ongoing obligation pursuant to such contract that is not caused by such termination) upon sixty (60) days' or less notice or (B) master services agreements and similar agreements that do not have existing purchase orders or similar arrangements pursuant to which Company and its Subsidiaries will make payments in any calendar year in excess of $2,000,000 or aggregate payments in excess of $4,000,000;

(iii)	each Contract which contains a "take-or-pay" clause or any similar obligation;

(iv)	each Contract (other than agreements solely between or among Company and its Subsidiaries) (A) evidencing Indebtedness of Company or any of its Subsidiaries or (B) that creates a capitalized lease obligation of Company or any of its Subsidiaries, in each case with an aggregate principal amount in excess of $1,000,000;

(v)	each Contract to which Company or any Subsidiary of Company is a party that (A) restricts the ability of Company or any Affiliates of Company (including, following the Closing, Vitesse or any of its Subsidiaries) to compete in any business or with any Person in any geographical area; (B) requires Company or any Affiliate of Company (including, following the Closing, Vitesse or any of its Subsidiaries) to conduct any business on a "most favored nations" basis with any third party; or (C) provides for "exclusivity," right of first refusal, right of first offer or any similar requirement in favor of any third party, except in the case of each of clauses (A), (B) and (C) for such restrictions, requirements and provisions that either (x) are not material to Company and its Subsidiaries, taken as a whole, and would not apply to Vitesse or any of its Subsidiaries following the Closing or (y) that relate to acreage dedications;

(vi)	any Company Marketing Contract;

(vii)	any acquisition or divestiture Contract that contains "earn out" or other similar contingent payment obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of Company set forth in the Company Reserve Reports);

(viii)	each Contract for lease of personal property or real property involving payments in excess of $2,000,000 in any calendar year that are not terminable without penalty or other liability to Company (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within sixty (60) days;

(ix)	each Contract that would reasonably be expected to require the disposition of any material assets or line of business of Company or its Subsidiaries (or, after the Effective Date, Vitesse or its Subsidiaries) for which the fair market value of such asset or line of business exceeds $2,000,000;

(x)	each Contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of assets or properties (including any Oil and Gas Properties but excluding purchases and sales of Hydrocarbons);

(xi)	each joint venture, material partnership or strategic alliance agreement or other similar contractor or principal-agent agreement involving a sharing of profits and expenses, other than any customary joint operating agreements, Unit agreements or participation agreements affecting the Oil and Gas Properties of Company (but including such joint operating agreements that grant rights related to gathering and processing, transportation or other midstream activities or include provisions that prohibit the drilling or development of more than one well at a time) or that are exclusively among Company and its wholly owned Subsidiaries;

(xii)	each Contract relating to a transaction with a Company Related Party;

(xiii)	each Contract that obligates Company or any of its Affiliates (including, following the Closing, Vitesse and its Subsidiaries) to make any capital investment or capital expenditure outside the ordinary course of business;

(xiv)	each Contract between Company or one of its Subsidiaries and: (A) an employee of Company or any of its Subsidiaries or independent contractor that cannot be terminated by Company or its Subsidiary without penalty on notice of forty-five (45) days or less, or (B) an employee for annual base compensation in excess of $200,000;

(xv)	each Contract with a Governmental Entity outside of the ordinary course of business;

(xvi)	other than those relating to Company Share Awards or Company Warrants, each Contract providing for the payment of any cash or other compensation or benefits upon the consummation of the Arrangement or upon termination of employment or engagement in excess of statutory minimums;

(xvii)	each joint development agreement, exploration agreement, participation, farm-out, farm-in or similar Contract, excluding joint operating agreements; and

(xviii)	each Contract which is a charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award, settlement, settlement agreement, consent agreement or similar agreement with any Governmental Entity involving future performance by Company or any of its Subsidiaries which is material to Company and its Subsidiaries, taken as a whole.

(b)	Collectively, the Contracts described in Section 3.19(a), whether or not set forth in Schedule 3.19 of the Company Disclosure Letter, are herein referred to as the "Company Contracts". A complete and correct copy of each of the Company Contracts has been made available to Vitesse in the Company Data Room prior to the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on Company and each of its Subsidiaries that is a party thereto and, to the knowledge of Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors' Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of Company, is any other party to any such Company Contract in breach or default thereunder, and no event has occurred (other than the consummation of the Transactions in accordance with this Agreement) that with the lapse of time or the giving of notice or both would constitute a default thereunder by Company or its Subsidiaries, or, to the knowledge of Company, any other party thereto. There are no disputes pending or, to the knowledge of Company, threatened with respect to any Company Contract and neither Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Contract to terminate for default, convenience or otherwise any Company Contract, nor to the knowledge of Company, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.20	Insurance.

Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the insurance policies held by Company or any of its Subsidiaries (collectively, the "Company Insurance Policies") is in full force and effect on the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all premiums payable under the Company Insurance Policies prior to the entry into this Agreement have been duly paid to date, and neither Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Arrangement), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Company Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Company Insurance Policy.

3.21	Derivative Transactions and Hedging.

Company (including its Subsidiaries) has no obligations or liabilities, direct or indirect, vested or contingent or is party to any agreement in respect of any Derivative Transaction other than as set forth in the Hedging Agreement.

3.22	Cultural Business.

Neither Company nor its Subsidiaries are and do not operate a cultural business, as that term is defined in the Investment Canada Act (Canada), as amended.

3.23	Opinion of Company's Financial Advisor.

The Company Board has received: (i) the opinion of RBC Dominion Securities Inc. ("RBC"), to be confirmed by delivery of a written opinion addressed to the Company Board, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in RBC's written opinion, the Consideration to be received by holders of the Company Common Shares in the Arrangement is fair, from a financial point of view, to such holders; and (ii) the opinion of Peters & Co. Limited ("Peters"), to be confirmed by delivery of a written opinion addressed to the Company Board, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Peter's written opinion, the Consideration to be received by holders of the Company Common Shares in the Arrangement is fair, from a financial point of view, to such holders.

3.24	Brokers.

Except for the fees and expenses payable to the financial advisors set forth on Schedule 3.24 of the Company Disclosure Letter, no broker, investment banker, advisor or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the Arrangement based upon arrangements made by or on behalf of Company.

3.25	Related Party Transactions.

Except for amounts due as normal salaries, director fees, and bonuses and in reimbursement of ordinary expenses, existing employment (or consulting) arrangements and agreements, the Company Investor Rights Agreement and existing agreements respecting Company Share Awards and Company Warrants, there are no Contracts or other transactions (including with respect to loans or other indebtedness) currently in place between Company or any Subsidiary of Company, on the one hand, and (i) any officer, director, employee of, or consultant of Company or any Subsidiary of Company, (ii) any holder of record or beneficial owner of ten percent (10%) or more of the voting securities of Company or (iii) any associate or affiliate of any such Persons (collectively, "Company Related Parties"). No Company Related Party owns, has or is entitled to any royalty, net profits interest, carried interest or any other Encumbrances or claims of any nature whatsoever which are based on production from the properties or assets of Company or any Subsidiary of Company or any revenue or rights attributed thereto.

3.26	Regulatory Matters.

(a)	Company is not (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the U.S. Investment Company Act of 1940 or (ii) a "holding company," a "subsidiary company" of a "holding company," an Affiliate of a "holding company," a "public utility" or a "public-utility company," as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b)	Neither Company nor any of Company's Subsidiaries owns, holds, or operates any refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid or other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery or equipment that are subject to (i) regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, Natural Gas Policy Act of 1978 or the Interstate Commerce Act, in each case as amended; or (ii) rate regulation or comprehensive nondiscriminatory access regulation by any other federal agency or under the Laws of any state or other local jurisdiction.

3.27	Takeover Laws.

Assuming the accuracy of the representations and warranties of Vitesse set forth in Section 4.21, to the knowledge of Company, no Takeover Law applies or purports to apply to Company with respect to this Agreement or the Transactions.

3.28	Corrupt Practices Legislation.

(a)	To the knowledge of Company, neither it nor any of its Subsidiaries has, directly or indirectly, (i) made or authorized any contribution, payment, or gift of funds or property to any official, employee, or agent of any Governmental Entity, authority or instrumentality of any jurisdiction or any official of any public international organization; or (ii) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), or any applicable Law of similar effect in jurisdiction in which it operates, or rules and regulations promulgated thereunder;

(b)	The operations of Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the "Money Laundering Laws"), and no action, suit or proceeding by or before any court or Governmental Entity or any arbitrator involving Company or any of its Subsidiaries with respect to the Money Laundering Laws exists, is pending or, to Company's knowledge, threatened;

(c)	To the knowledge of Company, neither it nor any of its Subsidiaries, their directors, officers, employees, or agents, have, in the last five (5) years, been subject to any investigation by any Governmental Entity into any actual or potential violation of applicable anti-corruption or anti-bribery Laws. During the last five (5) years, Company and its Subsidiaries have maintained policies and procedures reasonably designed to promote and achieve compliance with applicable anti-corruption and anti-bribery laws; and

(d)	None of Company nor any of its Subsidiaries nor, to the knowledge of Company, any director, officer, agent, employee or affiliate of Company or any of its subsidiaries has had any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department ("OFAC") imposed upon such person; and none of Company nor any of its Subsidiaries is in violation of any economic sanctions of the United States administered by OFAC or any Laws or executive orders relating thereto.

3.29	Confidentiality Agreements.

Since December 31, 2023, Company has not waived or released any Person from any "standstill" or confidentiality, or similar provision, restriction or covenant, applicable to Company Common Shares or other equity interests in Company or its Subsidiaries, whether at the request of a third party or otherwise. Competition Act.

3.30	Competition Act.

The aggregate book value of the assets in Canada of Company and its affiliates, calculated in the manner prescribed under the Competition Act (Canada), does not exceed C$390 million, and the consolidated gross revenues from sales in, from or into Canada of Company and its affiliates, calculated in the manner prescribed under the Competition Act (Canada), do not exceed C$10 million.

3.31	No Additional Representations.

(a)	Except for the representations and warranties made in this Article 3 or any certificate delivered pursuant to the provisions hereof, neither Company nor any other Person makes any express or implied representation or warranty with respect to Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Company nor any other Person makes or has made any representation or warranty to Vitesse or any of its Affiliates or Representatives with respect to any financial projection, forecast, estimate, budget or prospect information relating to Company or any of its Subsidiaries or their respective businesses; or except for the representations and warranties made by Company in this Article 3 or any certificate delivered pursuant to the provisions hereof, any oral or written information presented to Vitesse or any of its Affiliates or Representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 3.31 shall limit Vitesse's remedies with respect to claims of Fraud arising from or relating to the express written representations and warranties made by Company in this Article 3 or any certificate delivered pursuant to the provisions hereof.

(b)	Notwithstanding anything contained in this Agreement to the contrary, Company acknowledges and agrees that neither Vitesse nor any other Person has made or is making any representations or warranties relating to Vitesse or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Vitesse in Article 4 or any certificate delivered pursuant to the provisions hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Vitesse furnished or made available to Company, or any of its Representatives and that Company has not relied on any such other representation or warranty not set forth in this Agreement or any certificate delivered pursuant to the provisions hereof. Without limiting the generality of the foregoing, Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Company or any of its Representatives (including in the Vitesse Data Room, management presentations or in any other form in expectation of, or in connection with, the Transactions) and that Company has not relied on any such other representation or warranty not set forth in this Agreement or any certificate delivered pursuant to the provisions hereof.

Article 4
REPRESENTATIONS AND WARRANTIES OF VITESSE

Except as set forth in the applicable Section or Subsection of the disclosure letter dated as of the date of this Agreement and delivered by Vitesse to Company on or prior to the entry into this Agreement (the "Vitesse Disclosure Letter") and except as disclosed in the Vitesse SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein, excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature (but, for clarity, including any historical factual information contained within such headings, disclosure or statements)), Vitesse represents and warrants to Company as follows:

4.1	Organization, Standing and Power.

Each of Vitesse and its Subsidiaries is a corporation, partnership, limited liability company or other entity duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation, continuation or organization, with all requisite entity power and authority to own and lease its assets and properties and to carry on its business as now being conducted, other than, in the case of Vitesse's Subsidiaries, where the failure to be so organized or to have such power, authority or standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Vitesse and its Subsidiaries, taken as a whole (a "Vitesse Material Adverse Effect"). Each of Vitesse and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets or properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect. Vitesse has heretofore made available to Company in the Vitesse Data Room complete and correct copies of its Organizational Documents, as amended prior to the execution of this Agreement, and each as made available to Company is in full force and effect, and neither Vitesse nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.

4.2	Capital Structure.

(a)	As of the date of this Agreement, the authorized capital stock of Vitesse consists of 95,000,000 shares of Vitesse Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Vitesse Preferred Stock" and, together with the Vitesse Common Stock, the "Vitesse Capital Stock"). At the close of business on the Measurement Date: (i) 29,543,575 shares of Vitesse Common Stock were issued and outstanding; and (ii) no shares of Vitesse Preferred Stock were issued and outstanding.

(b)	At the close of business on the Measurement Date, there were outstanding (i) 2,450,676 Vitesse RSU Awards; (ii) 104,104 Vitesse PSU Awards pursuant to the Vitesse Equity Plan; (iii) 457,866 Vitesse Transitional Plan Options pursuant to the Vitesse Transitional Plan; (iv) 664,105 Vitesse Transitional Plan Restricted Units pursuant to the Vitesse Transitional Plan; and (v) 172,931 Vitesse Transitional Plan Restricted Stock Awards pursuant to the Vitesse Transitional Plan.

(c)	At the close of business on the Measurement Date, except as set forth in this Section 4.2, there are no outstanding: (i) shares of Vitesse Common Stock or any Voting Debt or other voting securities of Vitesse; (ii) securities of Vitesse or any Subsidiary of Vitesse convertible into or exchangeable or exercisable for shares of Vitesse Common Stock, Voting Debt or other voting securities of Vitesse; and (iii) options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which Vitesse or any Subsidiary of Vitesse is a party or by which it is bound in any case obligating Vitesse or any Subsidiary of Vitesse to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Vitesse Common Stock or any Voting Debt or other voting securities of Vitesse or any securities convertible into or exchangeable or exercisable for such securities, or obligating Vitesse or any Subsidiary of Vitesse to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement.

(d)	All outstanding shares of Vitesse Capital Stock have been duly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, preemptive rights. The Vitesse Common Stock to be issued pursuant to the Arrangement and this Agreement, when issued, will be validly issued, fully paid and non-assessable and not subject to preemptive rights. All outstanding shares of Vitesse Capital Stock have been issued and granted in compliance in all material respects with Applicable Securities Laws, other applicable Law and applicable Contracts (including the Vitesse Equity Plan). The Vitesse Common Stock to be issued pursuant to this Agreement, when issued, will be issued in compliance in all material respects with (i) Applicable Securities Laws and other applicable Law; and (ii) all requirements set forth in applicable Contracts. All outstanding shares of capital stock or other equity interests of the Subsidiaries of Vitesse are owned by Vitesse, or a direct or indirect wholly owned Subsidiary of Vitesse, are free and clear of all Encumbrances, other than Permitted Encumbrances, and have been duly authorized, validly issued, fully paid and non-assessable. No Subsidiary of Vitesse owns any shares of Vitesse Common Stock or any other shares of Vitesse Capital Stock.

(e)	As of the date of this Agreement, neither Vitesse nor any of its Subsidiaries has any (i) interests in a joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person; or (ii) obligations, whether contingent or otherwise, to consummate any additional investment in any Person.

4.3	Authority; No Violations.

(a)	Vitesse has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval by the Court of the Interim Order and the Final Order, and obtaining the Vitesse Stockholder Approval, to perform its obligations hereunder. The execution and delivery of this Agreement by Vitesse and the consummation by Vitesse of the Transactions have been duly authorized by all necessary corporate action on the part of each of Vitesse (subject to obtaining Vitesse Stockholder Approval), subject to obtaining the approval by the Court of the Interim Order and the Final Order. This Agreement has been duly executed and delivered by Vitesse and assuming the due and valid execution of this Agreement by Company, constitutes a valid and binding obligation of Vitesse enforceable against Vitesse in accordance with its terms, subject, as to enforceability to Creditors' Rights. The Vitesse Board, has by unanimous vote (i) determined that the Arrangement, including the Stock Issuance, is in the best interests of Vitesse and is fair to the holders of Vitesse Common Stock; (ii) approved and declared advisable this Agreement and the Transactions, including the Stock Issuance; and (iii) resolved to recommend that the holders of Vitesse Common Stock approve the Vitesse Resolution (such recommendation described in clause (iii), the "Vitesse Board Recommendation"). The Vitesse Stockholder Approval is the only vote of the holders of any class or series of Vitesse Capital Stock or any other security of Vitesse or any of its Subsidiaries necessary to approve the Stock Issuance.

(b)	The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (i) contravene, conflict with or result in a breach or violation of any provision of the Organizational Documents of Vitesse (assuming that Vitesse Stockholder Approval is obtained) or any of its Subsidiaries; (ii) with or without notice, lapse of time or both, result in a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Vitesse or any of its Subsidiaries under, any provision of any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Vitesse or any of its Subsidiaries is a party or by which Vitesse or any of its Subsidiaries or their respective properties or assets are bound; or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made, the Vitesse Stockholder Approval has been obtained and the Court has approved the Interim Order and the Final Order, contravene, conflict with or result in a breach or violation of any Law applicable to Vitesse or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) and clause (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect.

4.4	Consents.

No Consent from or with any Governmental Entity is required to be obtained or made by Vitesse or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Vitesse or the consummation by Vitesse of the Transactions and none of Vitesse or any of Vitesse's Subsidiaries is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the Transactions, except for: (a) filings as required by Applicable Securities Laws; (b) the filing and recordation of appropriate documents as required by the ABCA and the DGCL; and (c) filings that, individually or in the aggregate, would not prevent or materially delay the consummation of the Transactions.

4.5	SEC Documents; Financial Statements.

(a)	Since December 31, 2022, Vitesse has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the U.S. Securities Act or the U.S. Exchange Act, respectively (such forms, reports, certifications, schedules, statements and documents, collectively, the "Vitesse SEC Documents"). As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing), each of the Vitesse SEC Documents, complied as to form in all material respects with Applicable Securities Laws applicable to such Vitesse SEC Documents, and none of the Vitesse SEC Documents contained, when filed (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)	The financial statements of Vitesse included in the Vitesse SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing) with the published rules and regulations of the SEC applicable thereto, were prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") applied on a consistent basis during the periods involved (except in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated by the SEC) and fairly present in all material respects in accordance with applicable requirements of U.S. GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Vitesse and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Vitesse and its consolidated Subsidiaries for the periods presented therein.

(c)	Vitesse has established and maintains a system of internal control over financial reporting and disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the U.S. Exchange Act; such disclosure controls and procedures are designed to ensure that material information required to be disclosed by Vitesse in its filings with the SEC and other public disclosure documents is accumulated and communicated to Vitesse's principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are designed and maintained to provide reasonable assurance regarding the reliability of Vitesse's financial reporting and the preparation of Vitesse financial statements for external purposes in accordance with U.S. GAAP. Vitesse has disclosed, based on the most recent evaluation of its principal executive officer and its principal financial officer prior to the date of this Agreement, to Vitesse's auditors and the audit committee of its Board of Directors (i) any significant deficiencies in the design or operation of internal controls of financial reporting that are reasonably likely to adversely affect Vitesse's ability to record, process, summarize and report financial information and has identified for Vitesse's auditors and the audit committee of its Board of Directors any material weaknesses in internal control over financial reporting; and (ii) since January 1, 2023, there has not been, any fraud, whether or not material, that involves management or other employees who have a significant role in Vitesse's internal controls over financial reporting. Except as set forth in the Vitesse SEC Documents, the principal executive officer and the principal financial officer of Vitesse have made all certifications required by the Sarbanes-Oxley Act, the U.S. Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Vitesse SEC Documents, and the statements contained in such certifications were complete and correct in all material respects as of the dates they were made.

4.6	Absence of Certain Changes or Events.

(a)	Since December 31, 2023 through the date of this Agreement, there has not been any Vitesse Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Vitesse Material Adverse Effect.

(b)	From December 31, 2023 through the date of this Agreement, Vitesse and its Subsidiaries have conducted their business in the ordinary course of business in all material respects.

4.7	No Undisclosed Material Liabilities.

There are no liabilities of Vitesse or any of its Subsidiaries of any kind whatsoever, whether known or unknown or whether accrued, contingent, absolute, determined, determinable or otherwise, in each case that would be required by GAAP to be reflected on a consolidated balance sheet of Vitesse and its consolidated Subsidiaries (including the notes thereto), other than: (a) liabilities adequately provided for on the balance sheet of Vitesse dated as of September 30, 2024 (including the notes thereto) contained in Vitesse's Quarterly Report on Form 10-Q for the three (3) and nine (9) months ended September 30, 2024; (b) liabilities incurred in the ordinary course of business subsequent to September 30, 2024; (c) liabilities incurred in connection with the Transactions; (d) liabilities incurred as expressly permitted or required under this Agreement; and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect.

4.8	Vitesse Proxy Statement.

The Vitesse Proxy Statement will comply in all material respects with the applicable requirements of the U.S. Exchange Act, except that no representation or warranty is being made by Vitesse with respect to the information supplied by or on behalf of Company for inclusion in the Vitesse Proxy Statement or incorporation by reference therein. The Vitesse Proxy Statement will not, at the time the Vitesse Proxy Statement (or any amendment or supplement thereto) is first mailed to the Vitesse stockholders or at the time of the Vitesse Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is being made by Vitesse with respect to the information supplied by or on behalf of Company for inclusion in the Vitesse Proxy Statement or incorporation by reference therein.

4.9	Vitesse Permits; Compliance with Applicable Law.

(a)	Vitesse and its Subsidiaries hold and at all times since December 31, 2023 have held all permits, licenses, certifications, registrations, Consents, authorizations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary to own and lease their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the "Vitesse Permits"), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold the Vitesse Permits or make such a payment would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect. All Vitesse Permits are in full force and effect and no suspension or cancellation of any of the Vitesse Permits is pending or, to the knowledge of Vitesse, threatened, and Vitesse and its Subsidiaries are in compliance with the terms of the Vitesse Permits, except where the failure to be in full force and effect, any such suspension or cancellation or the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect.

(b)	The businesses of Vitesse and its Subsidiaries (and with respect to the business and Vitesse Oil and Gas Properties and its Subsidiaries that are operated by third parties, to the knowledge of Vitesse) are not currently being conducted, and at no time since December 31, 2023 have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Vitesse or any of its Subsidiaries is pending or, to the knowledge of Vitesse, threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect.

4.10	Compensation; Benefits.

(a)	Each Vitesse Benefit Plan has been established, registered (where required), funded, administered, invested and maintained in compliance in all material respects with all applicable Laws, including, to the extent applicable, ERISA and the Code, and in accordance with its terms, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect.

(b)	Except as would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect: (i) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Vitesse, threatened against, or with respect to, any of the Vitesse Benefit Plans, and there are no Proceedings initiated or reasonably expected to be initiated by a Governmental Entity, or any other party, with respect to any of the Vitesse Benefit Plans; and (ii) as of the date of this Agreement, neither Vitesse nor any of its Subsidiaries has any liability (nor reasonably expects to incur any material liability) for any assessment, excise or penalty taxes with respect to any Vitesse Benefit Plan.

(c)	All material contributions or premiums required to be made by Vitesse or any of its Subsidiaries to the Vitesse Benefit Plans pursuant to their terms or applicable Law have been timely made or accrued or otherwise been adequately reserved to the extent required by, and in accordance with, U.S. GAAP, except as would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect.

(d)	Each Vitesse Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and nothing has occurred that would reasonably be expected to adversely affect the qualification or Tax exemption of any such Vitesse Benefit Plan. With respect to any Vitesse Benefit Plan, none of Vitesse or any of its Subsidiaries, or, to the knowledge of Vitesse, any other Person, has engaged in a transaction in connection with which Vitesse or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material. Vitesse and its Subsidiaries do not have any material liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(e)	None of Vitesse, any of its Subsidiaries or any member of their respective Aggregated Groups sponsors, maintains, contributes to or has an obligation to contribute to, or in the past six (6) years has sponsored, maintained, contributed to or had an obligation to contribute to, or has any current or contingent liability or obligation under or with respect to, and no Vitesse Benefit Plan is: (i) a plan that is or was subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code; (ii) a "registered pension plan" or "multi-employer pension plan" that contains a "defined benefit provision" within, in each case, the meaning of the Tax Act; or (iii) a multi-employer pension plan as such term is defined under the Pension Benefits Standards Act (Canada) or any similar plan for purposes of pension standards legislation of another Canadian jurisdiction.

(f)	Other than continuation coverage pursuant to Section 4980B of the Code or any other applicable Law for which the recipient pays the full premium cost of coverage, no Vitesse Benefit Plan provides retiree or post-employment or post-service medical, disability, life insurance or other welfare benefits coverage to any Person and neither Vitesse nor any of its Subsidiaries has any liability to provide post-employment or post-service medical, disability, life insurance or other welfare benefits coverage to any Person or ever represented, promised or contracted to any Person that such Person would be provided with such benefits.

(g)	Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, alone or in combination with any other event, (i) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any employee or other current or former director, officer, employee or independent contractor of Vitesse or any Subsidiary under any Vitesse Benefit Plan; (ii) directly or indirectly cause Vitesse to transfer or set aside any material amount of assets to fund any material benefits under any Vitesse Benefit Plan; (iii) limit or restrict the right to materially amend, terminate or transfer the assets of any Vitesse Benefit Plan on or following the Effective Date; or (iv) result in any payment from Vitesse or any of its Subsidiaries (whether in cash or property or the vesting of property) to any "disqualified individual" (as such term is defined in Treasury Regulations § 1.280G-1) of Vitesse or any of its Subsidiaries that would, individually or in combination with any other such payment from Vitesse or any of its Subsidiaries, reasonably be expected to constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

(h)	Neither Vitesse nor any Subsidiary of Vitesse has any obligation to provide, and no Vitesse Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(i)	Each Vitesse Benefit Plan or any other agreement, arrangement or plan of Vitesse or any of its Subsidiaries that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

4.11	Employment and Labor Matters.

(a)	(i) Neither Vitesse nor any of its Subsidiaries is a party to, subject to, or bound by any Labor Agreement with any Union, and there is no pending or, to the knowledge of Vitesse, threatened Union representation petition involving any employee of Vitesse or any of its Subsidiaries or application by any Person to be certified as the bargaining agent of any employee of Vitesse or any of its Subsidiaries, nor has there been such a petition or application since December 31, 2023; (ii) there is no pending or, to the knowledge of Vitesse, threatened Union organizing activities or demands of any Union for recognition or certification with respect to the employees of Vitesse or any of its Subsidiaries, nor has there been such activities or demands since December 31, 2023; and (iii) as of the date hereof, Vitesse and its Subsidiaries have no notice or consultation obligations to any Union, or to any of their employees, in connection with the execution of this Agreement or consummation of the Transactions.

(b)	As of the date hereof, there is no material grievance arising out of a Labor Agreement, unfair labor practice, charge, or any other material labor-related Proceeding against Vitesse or any of its Subsidiaries pending, or, to the knowledge of Vitesse, threatened, nor has there been any such Proceeding in the last three (3) years.

(c)	Except as would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect, as of the date hereof, there is, and since December 31, 2023 there has been, no strike, organized labor slowdown, concerted work stoppage, lockout, picketing, handbilling or other labor dispute pending, or, to the knowledge of Vitesse, threatened, against or involving Vitesse or any of its Subsidiaries.

(d)	Except as would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect, Vitesse and its Subsidiaries are, and for the last three (3) years have been, in material compliance with all applicable Employment Laws, and there are no Proceedings pending or, to the knowledge of Vitesse, threatened against Vitesse or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee, individual classified as an independent contractor or any class of the foregoing, relating to any of the Employment Laws, or alleging breach of any express or implied Contract of employment.

(e)	All amounts due or accrued for all salary, wages, bonuses, incentive compensation, deferred compensation, commissions, vacation pay, sick days, termination and severance pay and benefits under Vitesse Benefit Plans and other similar accruals have either been paid or, to the extent required under U.S. GAAP, are accrued and accurately reflected in the books and records of Vitesse and its Subsidiaries, in each case in all material respects.

4.12	Taxes.

(a)	Except as would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect:

(i)	All Tax Returns required to be filed by Vitesse or any of its Subsidiaries have been duly and timely filed with the appropriate Governmental Entity (taking into account valid extensions of time for filing), and all such Tax Returns are complete and accurate in all respects. All Taxes that are due and payable by Vitesse or any of its Subsidiaries (whether or not reflected on any Tax Return) have been duly and timely paid, other than Taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves in respect thereof have been established on the financial statements of Vitesse in accordance with U.S. GAAP. All withholding Tax requirements imposed on or with respect to payments by Vitesse or any of its Subsidiaries to employees, creditors, equityholders or other Persons have been satisfied, including remitting applicable amounts to the appropriate Governmental Entity when required to do so by Law, and Vitesse and its Subsidiaries have complied in all respects with all related information reporting and record retention requirements.

(ii)	There is not in force any waiver, arrangement, election, or agreement for any extension of time or waiving the statutory limitation period for the assessment or payment of any Tax by Vitesse or any of its Subsidiaries.

(iii)	There is no outstanding claim, assessment, audit, proposed adjustment, matter in controversy or deficiency against Vitesse or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Entity. There are no Proceedings with respect to Taxes pending or threatened in writing against Vitesse or any of its Subsidiaries.

(iv)	Neither Vitesse nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing any Tax Return (other than a group the common parent of which is Vitesse or any of its Subsidiaries) or has any liability for Taxes of any Person (other than Vitesse or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by reason of assumption or by operation of Law.

(v)	No written claim has been made by any Governmental Entity in a jurisdiction where Vitesse or any of its Subsidiaries does not currently file a Tax Return that Vitesse or such Subsidiary is or may be subject to any Tax or required to file any Tax Return in such jurisdiction.

(vi)	There are no Encumbrances for Taxes on any of the assets of Vitesse or any of its Subsidiaries, except for Permitted Encumbrances with respect to Taxes described in clause (c) of the definition of "Permitted Encumbrances".

(vii)	Neither Vitesse nor any of its Subsidiaries is a party to, has any obligation under or is bound by any Tax allocation, Tax sharing or similar Tax arrangement, understanding or agreement pursuant to which it will have any potential liability to any Person after the Effective Time (excluding (A) any Contract or arrangement solely between or among Vitesse and/or any of its Subsidiaries and (B) any customary Tax indemnification provisions contained in any commercial agreement entered into in the ordinary course of business and not primarily relating to Tax).

(viii)	Neither Vitesse nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any (A) change in or use of an improper method of accounting for a taxable period ending on or prior to the Effective Date; (B) "closing agreement" as described in Section 7121 of the Code (or any similar provision of U.S. state or local or non-U.S. Law) executed on or prior to the Effective Date; (C) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of U.S. state or local or non-U.S. Law); (D) installment sale or open transaction disposition made on or prior to the Effective Date; or (E) prepaid amount received or deferred revenue accrued on or prior to the Effective Date.

(ix)	All transactions entered into between or among Vitesse and/or any of its Subsidiaries have been made or entered into in accordance with arm's length principles and in compliance with applicable U.S. and non-U.S. transfer pricing Laws.

(b)	Neither Vitesse nor any of its Subsidiaries has participated, or is currently participating, in a "listed transaction," as defined in Treasury Regulations Section 1.6011-4(b)(2).

(c)	Other than as set forth on Schedule 4.12(c) of the Vitesse Disclosure Letter, neither Vitesse nor any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation," each within the meaning of Section 355(a)(1) of the Code, in a distribution of stock intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two (2) years prior to the date of this Agreement or in a distribution which would otherwise constitute part of a "plan" or a "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(d)	No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Governmental Entity within the three (3)-year period immediately preceding the date of this Agreement with respect to Vitesse or any of its Subsidiaries.

(e)	Neither Vitesse nor any of its Subsidiaries is aware of the existence of or has knowledge of any fact, agreement, plan or circumstance, or has taken, agreed, or omitted to take any action, that would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended U.S. Tax Treatment.

4.13	Intellectual Property and IT Assets.

(a)	Vitesse and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of Vitesse and its Subsidiaries as presently conducted (collectively, the "Vitesse Intellectual Property") free and clear of all Encumbrances except for Permitted Encumbrances, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect.

(b)	The use of the Vitesse Intellectual Property owned by Vitesse and its Subsidiaries and the operation of the business of each of Vitesse and its Subsidiaries as presently conducted do not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect. There are no pending suits, actions, claims, proceedings or investigations nor has Vitesse or any of its Subsidiaries received any claim, "cease and desist" letter, or like correspondence from any third party alleging that Vitesse or any of its Subsidiaries is infringing, misappropriating, or otherwise violating any Intellectual Property of a third party, except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect. To the knowledge of Vitesse, no third party is infringing on the Vitesse Intellectual Property, except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect.

(c)	Vitesse and its Subsidiaries have taken commercially reasonable measures designed to maintain and protect Vitesse Intellectual Property, including the confidentiality of trade secrets and other confidential information used in the businesses of each of Vitesse and its Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect.

(d)	Except as would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect, (i) Vitesse or its Subsidiaries own or have a right to use all Vitesse IT Assets that are currently used in the conduct of its businesses; (ii) such Vitesse IT Assets are sufficient for the current needs of the businesses of Vitesse and its Subsidiaries; and (iii) such Vitesse IT Assets have not malfunctioned or failed within the past three (3) years. To the knowledge of Vitesse, the Vitesse IT Assets are free from any malicious code. Vitesse and its Subsidiaries have taken commercially reasonable actions to protect the security and integrity of the Vitesse IT Assets and the data stored or contained therein or transmitted thereby including by implementing industry standard procedures preventing unauthorized access and the introduction of any malicious code, and the storing on-site and off-site of back-up copies of critical data.

(e)	Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect, (i) Vitesse and each of its Subsidiaries are in compliance with, and have been for the past three (3) years in compliance with all applicable Data Security Requirements; (ii) to the knowledge of Vitesse, there has been no unauthorized access to or unauthorized use of any Vitesse IT Assets, Personal Information or trade secrets owned or held for use by Vitesse or its Subsidiaries; and (iii) none of Vitesse or its Subsidiaries has received written notice of any actual violations of any Data Security Requirements.

4.14	Litigation.

Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect, there is no judgment, injunction, ruling, order, determination or award of any Governmental Entity outstanding against Vitesse or any of its Subsidiaries. To the knowledge of Vitesse, as of the date hereof, no officer or director of Vitesse is a defendant in any Proceeding in connection with his or her status as an officer or director of Vitesse. There is no Proceeding to which Vitesse or any of its Subsidiaries is a party pending or, to the knowledge of Vitesse, threatened seeking to prevent, modify, delay or challenge the Arrangement or the other Transactions in any material respect.

4.15	Oil and Gas Matters.

(a)	Except as would not reasonably be expected to have a Vitesse Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date of the reserve reports prepared by the Vitesse Reserve Engineers relating to Vitesse interests referred to therein as of December 31, 2023 (the "Vitesse Reserve Reports") or (ii) reflected in the Vitesse Reserve Reports or in the Vitesse SEC Documents as having been sold or otherwise disposed of, Vitesse and its Subsidiaries have good and defensible title to all Vitesse Oil and Gas Properties forming the basis for the reserves reflected in the Vitesse Reserve Reports and, in each case, as attributable to interests owned by Vitesse and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, "good and defensible title" means that Vitesse's or one and/or more of its Subsidiaries', as applicable, title (as of the date hereof and as of the Closing) to each of the Vitesse Oil and Gas Properties held or owned by them (or purported to be held or owned by them) beneficially or of record with any applicable Governmental Entity that (A) entitles Vitesse (and/or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto) not less than the net revenue interest share shown in the Vitesse Reserve Reports of all Hydrocarbons produced from or allocated to such Vitesse Oil and Gas Properties throughout the productive life of such Vitesse Oil and Gas Properties (other than decreases in connection with operations in which Vitesse and/or its Subsidiaries may be a non-consenting co-owner, decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent, decreases resulting from the establishment of pools or Units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries; in each case, to the extent occurring after the date of the Vitesse Reserve Reports); (B) obligates Vitesse (and/or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Vitesse Oil and Gas Properties, of not greater than the working interest shown on the Vitesse Reserve Reports for such Vitesse Oil and Gas Properties (other than any positive difference between such actual percentage and the applicable working interest shown on the Vitesse Reserve Reports for such Vitesse Oil and Gas Properties that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Vitesse Oil and Gas Properties); and (C) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)	Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Vitesse Material Adverse Effect, the factual, non-interpretive data supplied by Vitesse to the Vitesse Reserve Engineers relating to Vitesse interests referred to in the Vitesse Reserve Reports, by or on behalf of Vitesse and its Subsidiaries that was material to such firm's estimates of proved oil and gas reserves attributable to the Vitesse Oil and Gas Properties in connection with the preparation of the Vitesse Reserve Reports was, as of the time provided (or modified or amended prior to the issuance of the Vitesse Reserve Reports), accurate in all respects. Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Vitesse Material Adverse Effect, the oil and gas reserve estimates of Vitesse set forth in the Vitesse Reserve Reports are derived from reports that have been prepared by the Vitesse Reserve Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Vitesse and its Subsidiaries at the dates indicated therein and are in accordance with Applicable Securities Laws applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Vitesse Reserve Reports that would reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect.

(c)	Except as would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect, (i) to Vitesse's knowledge, all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases included in the Vitesse Oil and Gas Properties have been properly and timely paid or contested in good faith in the ordinary course of business; (ii) except as set forth on Schedule 4.15(c) of the Vitesse Disclosure Letter, to Vitesse's knowledge, all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Vitesse Oil and Gas Properties have been timely and properly paid or contested in good faith in the ordinary course of business (other than any such Production Burdens which are being held in suspense by the applicable third party operator thereof in accordance with applicable Law); and (iii) none of Vitesse or any of its Subsidiaries (and, to Vitesse's knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Vitesse Oil and Gas Properties.

(d)	Except as would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect, to the knowledge of Vitesse, all Vitesse Oil and Gas Properties have been operated by the applicable third party operator as a reasonably prudent operator in accordance with its past practices.

(e)	Except as would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect or as otherwise specified in Schedule 4.15(c) of the Vitesse Disclosure Letter, all proceeds from the sale of Hydrocarbons produced from the Vitesse Oil and Gas Properties are being received by them in a timely manner (other than those being contested in good faith in the ordinary course of business).

(f)	Except as would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect, none of the Oil and Gas Properties of Vitesse or its Subsidiaries is subject to any preferential purchase, tag-along, right of first refusal, Consent or similar right that would become operative as a result of the entry into (or the consummation of) this Agreement or the Arrangement.

(g)	Except as would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect, or except as set forth on Schedule 4.15(c) of the Vitesse Disclosure Letter, neither Vitesse nor any of its Subsidiaries has elected not to participate in any operation or activity proposed with respect to any of the Vitesse Oil and Gas Properties that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that would be material to Vitesse and its Subsidiaries, taken as a whole.

4.16	Environmental Matters.

(a)	Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect:

(i)	Vitesse and its Subsidiaries (and to Vitesse's knowledge, the applicable third party operators of the Vitesse Oil and Gas Properties with respect thereto) are, and since December 31, 2023 have been, in compliance with applicable Environmental Laws, and, since December 31, 2023, to Vitesse's knowledge, the applicable third party operators of the Vitesse Oil and Gas Properties with respect thereto have not received any written notice from a Governmental Entity or any other Person alleging that such applicable third party operators of the Vitesse Oil and Gas Properties with respect thereto are not in such compliance;

(ii)	Vitesse and its Subsidiaries (and to Vitesse's knowledge, the applicable third party operators of the Vitesse Oil and Gas Properties with respect thereto) are not subject to any pending or, to Vitesse's knowledge, threatened Proceedings under Environmental Laws; and

(iii)	neither Vitesse nor any of its Subsidiaries has expressly assumed or provided an indemnity with respect to any liability of any other Person under any Environmental Law.

4.17	Insurance.

Except as would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect, each of the insurance policies held by Vitesse or any of its Subsidiaries (collectively, the "Vitesse Insurance Policies") is in full force and effect on the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect, all premiums payable under the Vitesse Insurance Policies prior to the entry into this Agreement have been duly paid to date, and neither Vitesse nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Arrangement), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Vitesse Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Vitesse Insurance Policy.

4.18	Opinion of Vitesse Financial Advisor.

A financial advisor of the Company, Evercore Group L.L.C., has delivered to the Vitesse Board its written opinion to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth therein, the Exchange Ratio is fair, from a financial point of view, to Vitesse.

4.19	Brokers.

Except for the fees and expenses payable to Evercore Group L.L.C. and Jefferies LLC. and other advisors set forth in Schedule 4.19 of the Vitesse Disclosure Letter, no broker, investment banker, advisor or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the Arrangement based upon arrangements made by or on behalf of Vitesse.

4.20	Regulatory Matters.

(a)	Vitesse is not (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the U.S. Investment Company Act of 1940 or (ii) a "holding company," a "subsidiary company" of a "holding company," an Affiliate of a "holding company," a "public utility" or a "public-utility company," as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b)	Neither Vitesse nor any of Vitesse's Subsidiaries owns, holds, or operates any refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid or other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery or equipment that are subject to (i) regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, Natural Gas Policy Act of 1978, or the Interstate Commerce Act, in each case as amended, or (ii) rate regulation or comprehensive nondiscriminatory access regulation by any other federal agency or under the Laws of any state or other local jurisdiction.

4.21	Takeover Laws.

The approval of the Vitesse Board of this Agreement and the Transactions represent all the action necessary to render inapplicable to this Agreement and the Transactions the restrictions of any Takeover Law (including Section 203 of the DGCL) or any anti-takeover provision in Vitesse's Organizational Documents that is applicable to Vitesse, the shares of Vitesse Common Stock, this Agreement or the Transactions.

4.22	Corrupt Practices Legislation.

(a)	To the knowledge of Vitesse, neither it nor any of its Subsidiaries has in the last three (3) years, directly or indirectly, (A) made or authorized any contribution, payment, or gift of funds or property to any official, employee, or agent of any Governmental Entity, agency, authority or instrumentality of any jurisdiction or any official of any public international organization or (B) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is, or would be prohibited under the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), or any applicable Law of similar effect in a jurisdiction in which it operates, or rules and regulations promulgated thereunder;

(b)	The operations of Vitesse and its Subsidiaries are and have been conducted at all times in material compliance with Money Laundering Laws, and no action, suit or proceeding by or before any court or Governmental Entity or any arbitrator involving Vitesse or any of its Subsidiaries with respect to the Money Laundering Laws exists, is pending or, to Vitesse's knowledge, threatened;

(c)	To the knowledge of Vitesse, neither it nor any of its Subsidiaries, their directors, officers, employees or agents, have, in the last five (5) years, been subject to any investigation by any Governmental Entity into any actual or potential violation of applicable anti-corruption or anti-bribery Laws. During the last five (5) years, Vitesse and its Subsidiaries have maintained policies and procedures reasonably designed to promote and achieve compliance with applicable anti-corruption and anti-bribery laws; and

(d)	None of Vitesse nor any of its Subsidiaries nor, to the knowledge of Vitesse, any director, officer, agent, employee or affiliate of Vitesse or any of its subsidiaries has had any sanctions administered by the OFAC imposed upon such person; and none of Vitesse nor any of its Subsidiaries is in violation of any economic sanctions of the United States administered by OFAC or any Laws or executive orders relating thereto.

4.23	Consideration.

The Vitesse Common Stock issuable as the Consideration pursuant to, and in accordance with, the terms and conditions of this Agreement and the Plan of Arrangement has been reserved for issuance and will be as at the Effective Date, duly authorized and validly issued as fully paid and non-assessable shares free from pre-emptive rights.

4.24	Competition Act.

The aggregate book value of the assets in Canada of Vitesse and its affiliates, calculated in the manner prescribed under the Competition Act (Canada), does not exceed C$10 million, and the consolidated gross revenues from sales in, from or into Canada of Vitesse and its affiliates, calculated in the manner prescribed under the Competition Act (Canada), do not exceed C$390 million.

4.25	No Additional Representations.

(a)	Except for the representations and warranties made in this Article 4 or any certificate delivered pursuant to the provisions hereof, neither Vitesse nor any other Person makes any express or implied representation or warranty with respect to Vitesse or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Vitesse hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Vitesse nor any other Person makes or has made any representation or warranty to Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Vitesse or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Vitesse in this Article 4 or any certificate delivered pursuant to the provisions hereof, any oral or written information presented to Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Vitesse, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 4.25 shall limit Company's remedies with respect to claims of Fraud arising from or relating to the express representations and warranties made by Vitesse in this Article 4 or any certificate delivered pursuant to the provisions hereof.

(b)	Notwithstanding anything contained in this Agreement to the contrary, Vitesse acknowledges and agrees that none of Company or any other Person has made or is making any representations or warranties relating to Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Company in Article 3 or any certificate delivered pursuant to the provisions hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Company furnished or made available to Vitesse, or any of its Representatives and that Vitesse has not relied on any such other representation or warranty not set forth in this Agreement or any certificate delivered pursuant to the provisions hereof. Without limiting the generality of the foregoing, Vitesse acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Vitesse or any of its Representatives (including in the Company Data Room, management presentations or in any other form in expectation of, or in connection with, the Transactions) and that Vitesse has not relied on any such other representation or warranty not set forth in this Agreement or any certificate delivered pursuant to the provisions hereof.

Article 5
CERTAIN COVENANTS

5.1	Conduct of Company Business Pending the Arrangement.

(a)	Except (i) as set forth on Schedule 5.1(a) of the Company Disclosure Letter; (ii) as expressly permitted, contemplated or required by this Agreement; (iii) as may be required by applicable Law; or (iv) as otherwise consented to in advance by Vitesse in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 7, it shall, and shall cause each of its Subsidiaries to, use reasonable commercial efforts to conduct its businesses in the ordinary course consistent in all material respects with past practice in the twelve (12) months preceding the date hereof, preserve substantially intact its present business organization and existing material Company Permits, substantially preserve its goodwill, assets, rights and properties in good repair and condition, keep available the services of its current officers and employees and preserve its existing relationships and goodwill with Governmental Entities, key employees, customers, suppliers, lessors, creditors, landlords and any other third party having significant business dealings with it.

(b)	Without limiting the generality of the foregoing, except (i) as set forth on Schedule 5.1(b) of the Company Disclosure Letter; (ii) as expressly permitted, contemplated or required by this Agreement, including the Plan of Arrangement; (iii) as may be required by applicable Law; or (iv) as otherwise consented to in advance by Vitesse in writing (including with respect to any Pre-Acquisition Reorganization under Section 5.14) (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the time immediately prior to the Effective Time and the termination of this Agreement pursuant to Article 7, Company shall not, and shall cause its Subsidiaries not to:

(i)	do any of the following:

(A)	declare, set aside or pay any dividends on, or make any other distribution (whether in cash, securities or property or any combination thereof) in respect of, any capital stock (including the Company Common Shares) or other equity interests, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any shares of capital stock of, the Company or any of its Subsidiaries, except for dividends and distributions by a direct or indirect wholly owned Subsidiary of Company to Company or another direct or indirect wholly owned Subsidiary of Company;

(B)	adjust, split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, equity interests in Company or any of its Subsidiaries; or

(C)	purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Company or any Subsidiary of Company,

other than in the case of clauses (B) and (C), in respect of any Company Warrants in accordance with the Company Warrant Exercise and Cancellation Agreements and the settlement of Company Shares Awards outstanding as of the date hereof and in accordance with the terms of the Company Share Award Incentive Plan and applicable Company Warrant certificates and award agreements;

(ii)	offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any shares of, or other equity or phantom equity interests in, Company or any of its Subsidiaries or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any such shares or equity interests, other than the issuance of Company Common Shares pursuant to the terms of Company Warrants and upon the vesting of any Company Share Awards granted under the Company Share Award Incentive Plan, in each case, that are outstanding on the date hereof and other than the Company Share Awards conditionally granted only to the extent specifically described in Section 5.1(b)(ii) of the Company Disclosure Letter;

(iii)	amend or propose to amend (A) Company's Organizational Documents or (B) the Organizational Documents of any of Company's Subsidiaries;

(iv)	(A) merge, consolidate, combine or amalgamate with any Person or announce, authorize, propose or recommend any such transaction (other than the Arrangement); or (B) acquire or agree to acquire or make an investment in (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets, properties, operations or businesses or any corporation, partnership, association or other business organization or division thereof, other than in the case of clause (B) acquisitions of inventory, equipment, materials, consumables or other similar assets in the ordinary course of business consistent with past practice and for which the consideration is equal to or less than $500,000 for any single transaction or $2,000,000 in the aggregate for all such transactions ("Permitted Company Acquisitions");

(v)	sell, lease, swap, exchange, transfer, farm-out, license, Encumber (other than Permitted Encumbrances) or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, farm-out, license, Encumber (other than Permitted Encumbrances) or otherwise dispose of, any of its assets (including any tangible assets, such as Intellectual Property) or properties (including any Oil and Gas Properties), other than:

(A)	sales, swaps, exchanges, transfers or dispositions among Company and its direct or indirect wholly owned Subsidiaries or among direct or indirect wholly owned Subsidiaries of Company;

(B)	sales or dispositions of obsolete or worthless equipment, inventory, materials or consumables, in the ordinary course of business;

(C)	sales, leases, swaps, exchanges, transfers or dispositions for which the consideration (or fair value if the consideration is non-cash) is less than $500,000 for any single transaction or $2,000,000 in the aggregate for all such transactions; or

(D)	the sale of Hydrocarbons in the ordinary course of business;

(vi)	authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Company or any of its Subsidiaries;

(vii)	(A) enter into any lease for real property that would be a Company Material Real Property Lease if entered into prior to the date hereof; (B) terminate, amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew or waive or accelerate any rights or defer any liabilities under any Company Material Real Property Lease; or (C) enter into any lease for real property that would not be a Company Material Real Property Lease if entered into prior to the date hereof on economic terms that are materially less favorable, in the aggregate, to Company than those contained in similarly situated leases for real property to which Company is a party on the date of this Agreement;

(viii)	change in any material respect any of its financial accounting principles, practices or methods, except as required by IFRS or applicable Law;

(ix)	fail to protect, maintain or otherwise keep in force any material Intellectual Property owned by Company or any of its Subsidiaries, except where Company or any of its Subsidiaries have permitted to expire or become cancelled or abandoned such Intellectual Property in the ordinary course of business;

(x)	enter into any new line of business that is materially different from the businesses of Company and its Subsidiaries as of entry into this Agreement, including engaging in any activity that alters Company's status under Section 3.26;

(xi)	(A) make (other than in the ordinary course of business), change or revoke any material election with respect to Taxes (including any such election for any joint venture, partnership, limited liability company or other investment where Company or any of its Subsidiaries has the authority to make such election); (B) change an annual Tax accounting period; (C) adopt or change any material Tax accounting method; (D) file any material Tax Return in a manner materially inconsistent with past practice or amend any material Tax Return; (E) settle or compromise any material Proceeding with respect to any Tax, including entering into any material closing agreement with respect to any Tax; (F) surrender any right to claim a material Tax refund; or (G) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax;

(xii)	do any of the following:

(A)	grant or commit to grant any new increases or decreases in the compensation, bonus, or other benefits payable or that may become payable to any of its current or former directors, officers, or employees except as required by applicable Law or as is provided to a newly hired employee in the ordinary course of business (and so long as such newly hired employee's compensation and other terms are comparable to those of the employee that he or she is replacing);

(B)	take any action to amend or accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan;

(C)	grant or commit to grant any equity or phantom equity awards;

(D)	enter into any new, or amend any existing, offer letter (in each case, other than an offer for at-will employment without severance and in accordance with Section 5.1(b)(xii)(G) below);

(E)	pay or commit to pay any bonuses, other than the payment of annual or other short-term cash bonuses for completed performance periods in the ordinary course of business in accordance with Schedule 5.1(b)(xii)(E) of the Company Disclosure Letter (for clarity, including the 2024 annual cash bonuses to be paid on or prior to the Effective Date which shall not in the aggregate exceed the aggregate amount set forth in Schedule 5.1(b)(xii)(E) of the Company Disclosure Letter and elsewhere in this Agreement);

(F)	establish, enter into or adopt any Company Benefit Plan which was not in existence as of the date of this Agreement (or any arrangement that would be a Company Benefit Plan if it had been in existence as of the date of this Agreement), or amend or terminate any Company Benefit Plan, in each case, except for changes to the contractual terms of health and welfare plans made in the ordinary course of business; or

(G)	hire, engage, terminate (other than for cause or as set forth in Section 5.8(b)), furlough or temporarily lay off any employee (except as is reasonably necessary to replace any employee or independent contractor or fill an open employment position in existence as of the date hereof);

(xiii)	establish, adopt, enter into or amend any Labor Agreement, or otherwise recognize or certify any Union as the bargaining representative of any employees of Company or any of its Subsidiaries;

(xiv)	implement any employee layoffs, furloughs, plant closings or employment losses that result in obligations pursuant to the WARN Act or similar applicable state or provincial legislation;

(xv)	waive the confidentiality, non-disclosure or other restrictive covenant obligations of any employee, independent contractor or consultant of Company or any of its Subsidiaries;

(xvi)	(A) incur, create, assume, waive or release any Indebtedness or guarantee any such Indebtedness of another Person or (B) incur, create or assume any Encumbrances on any property or assets of Company or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances;

(xvii)	(A) enter into any Contract that would be a Company Contract if it were in effect on the date of this Agreement or (B) modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract;

(xviii)	initiate any Proceeding outside the ordinary course of business or waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceedings (excluding any Proceeding in respect of Taxes (which shall be governed by Section 5.1(b)(xi)) or any Transaction Litigation (which shall be governed by Section 5.11)) except solely for monetary payments payable by Company or any of its Subsidiaries of no more than $500,000 individually or $2,000,000 in the aggregate on a basis that would not (A) prevent or materially delay consummation of the Arrangement; (B) result in the imposition of any term or condition that would restrict the future activity or conduct of Vitesse or its Subsidiaries (including Company and its Subsidiaries) or a finding or admission of a violation of Law (whether civil, criminal or administrative); or (C) involves a material conduct remedy or material injunctive or similar relief;

(xix)	authorize, make or commit to make any capital expenditures, except for (A) reasonably necessary capital expenditures related to non-operating working interests so long as they are not operated by Company (or any of its Subsidiaries); and (B) individual capital expenditures in the ordinary course not to exceed $1,000,000 (1) that are reasonably necessary capital expenditures to maintain or enhance operational efficiency, (2) to repair damage resulting from insured casualty events or (3) that are reasonably necessary on an emergency basis for the safety of individuals, assets or the environments in which individuals perform work for Company and its Subsidiaries (provided that Company shall notify Vitesse of any such casualty event repair or emergency expenditure as soon as reasonably practicable);

(xx)	amend, modify or supplement any Oil and Gas Lease that has the effect of (A) reducing the primary term thereof; (B) increasing or modifying the calculation of any Production Burdens payable thereunder; (C) requiring any drilling or completion of any Wells (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Oil and Gas Lease; provided that actions taken pursuant thereto shall not be in excess of $1,000,000); or (D) imposing or reducing the time periods to conduct any operations thereunder in order to maintain or extend such Oil and Gas Lease;

(xxi)	fail to keep or maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of Company and its Subsidiaries;

(xxii)	enter into any agreement that includes any non-solicitation provisions, non-competition provisions or similar provisions or that would otherwise in any way limit the ability of Company or any of its Subsidiaries, or would limit the ability of Vitesse or any of its Subsidiaries after the Effective Time, to compete in or conduct any line of business or compete with any Person in any geographic area during any period;

(xxiii)	enter into any Derivative Transaction other than set forth in the Hedging Agreement;

(xxiv)	make any loans, advances, or capital contributions to, or investments in, any other Person other than (A) advances for expenses required under customary joint operating agreements to operators under Oil and Gas Leases not to exceed $500,000; or (B) advances for reimbursable employee expenses in the ordinary course of business consistent with past practice; or

(xxv)	agree or commit to take any action that is prohibited by this Section 5.1(b).

5.2	Conduct of Vitesse Business Pending the Arrangement.

(a)	Except (i) as set forth on Schedule 5.2(a) of the Vitesse Disclosure Letter, as expressly permitted, contemplated or required by this Agreement; (ii) as may be required by applicable Law; or (iii) as otherwise consented to in advance by Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Vitesse covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 7, it shall, and shall cause each of its Subsidiaries to, use reasonable commercial efforts to conduct its businesses in the ordinary course, preserve substantially intact its present business organization, and preserve its material existing relationships and goodwill with Governmental Entities, key employees, customers, suppliers, lessors, creditors, landlords and any other third party having significant business dealings with it.

(b)	Without limiting the generality of the foregoing, except (i) as set forth on Schedule 5.2(b) of the Vitesse Disclosure Letter; (ii) as expressly permitted, contemplated or required by this Agreement or any Pre-Acquisition Reorganization under Section 5.14; (iii) as may be required by applicable Law; or (iv) as otherwise consented to in advance by Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 7, Vitesse shall not, and shall cause its Subsidiaries not to:

(i)	declare, set aside or pay any dividends on, or make any other distribution (whether in cash, securities or property or any combination thereof) in respect of, any capital stock or other equity interests, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any shares of capital stock of, Vitesse (excluding, for the avoidance of doubt, stock buybacks), except for regular quarterly cash dividends payable by Vitesse in respect of shares of Vitesse Common Stock, including increases that are materially consistent with past practice;

(ii)	split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize the issuance of any other securities in lieu of, or in substitution for, equity interests in Vitesse;

(iii)	amend or propose to amend Vitesse's Organizational Documents in a manner that could reasonably be expected to be adverse to Company or any securityholder of Company;

(iv)	(A) merge, consolidate, combine or amalgamate with any Person; or (B) acquire or agree to acquire or make an investment in (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets, properties, operations or businesses or any corporation, partnership, association or other business organization or division thereof, in each case that would constitute an acquisition by Vitesse (which, for the avoidance of doubt, shall be evaluated on a consolidated basis for Vitesse and its Subsidiaries) of a "significant subsidiary" as such term is defined under Rule 1-02(w) of Regulation S-X promulgated by the SEC, replacing any reference therein to 10 percent (10%) with 20 percent (20%);

(v)	authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Vitesse or any of its Subsidiaries, other than such transactions among wholly owned Subsidiaries of Vitesse;

(vi)	enter into any new line of business that is material to Vitesse and is materially different from the businesses of Vitesse and its Subsidiaries as of entry into this Agreement, including engaging in any activity that alters Vitesse's status under Section 4.20; or

(vii)	agree or commit to take any action that is prohibited by this Section 5.2(b).

5.3	No Solicitation; Adverse Recommendation Change.

(a)	Company agrees that, except as expressly contemplated by this Agreement, neither it nor any of Company's Subsidiaries shall (and Company shall, and shall cause each of Company's Subsidiaries to, use reasonable commercial efforts to cause its and their respective Representatives not to):

(i)	directly or indirectly initiate or solicit, or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information relating to Company or any of Company's Subsidiaries) any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal,

(ii)	participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Company or any of Company's Subsidiaries or afford access to the properties, books or records of Company or any of Company's Subsidiaries with respect to, relating to, or in furtherance of, a Company Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or

(iii)	accept a Company Acquisition Proposal or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, arrangement agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding:

(A)	constituting or related to, or that could reasonably be expected to lead to, any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 5.3); or

(B)	requiring or which could reasonably be expected to cause Company to abandon, terminate or fail to consummate the Arrangement.

Any action, or failure to take action, that is taken at the request of or on the behalf of Company or any of Company's Subsidiaries or by their respective Representatives in violation of this Section 5.3, shall be deemed to be a breach of this Agreement by Company. Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Company Requisite Shareholder Vote, Company and its Representatives may, in response to a request therefor by a Person who has made an unsolicited bona fide written Company Acquisition Proposal after the date hereof that did not result from a breach of this Section 5.3 by Company or any of Company's Subsidiaries or any of their respective Representatives, may take any actions described in Section 5.3(a)(ii) with respect to a third party if (x) Company provides Vitesse the notice required by Section 5.3(b) with respect to such Company Acquisition Proposal; (y) the Company Board determines in good faith (after consultation with Company's financial advisor(s) and outside legal counsel) that such proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal (disregarding, for the purposes of such determination, any due diligence or access condition to which such Company Acquisition Proposal is subject); and (z) the Company Board determines in good faith (after consultation with Company's outside legal counsel) that the failure to participate in such discussions or negotiations or to disclose such information or data to such third party would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that Company shall not deliver any information to such third party without first entering into an Acceptable Confidentiality Agreement with such third party (a copy of which shall be provided to Vitesse).

(b)	Except as otherwise provided in this Section 5.3(b) and Section 5.3(c), neither the Company Board nor any committee thereof shall directly or indirectly:

(i)	withhold, withdraw or qualify (or amend or modify in a manner adverse to Vitesse), or publicly propose to withhold, withdraw or qualify (or amend or modify in a manner adverse to Vitesse), the approval or recommendation by the Company Board or any such committee thereof of this Agreement, the Arrangement or the Arrangement Resolution;

(ii)	endorse or recommend, adopt or approve, or propose publicly to endorse or recommend, adopt or approve any Company Acquisition Proposal;

(iii)	fail to include the Company Board Recommendation in the Company Circular;

(iv)	in the case of a Company Acquisition Proposal that is structured as a takeover bid, fail to recommend, in a directors' circular prepared by Company, against acceptance of such takeover bid on or prior to the earlier of (A) three (3) Business Days prior to the date of the Company Meeting or (B) fifteen (15) days after the formal commencement of such takeover bid;

(v)	if a Company Acquisition Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (iv)), fail to publicly reaffirm the Company Board Recommendation on or prior to the earlier of five (5) Business Days after Vitesse so requests in writing or three (3) Business Days prior to the date of the Company Meeting; or

(vi)	make any other public statement that is inconsistent in any material respect with the Company Board Recommendation (any action described in these clauses (i) to (vi) being referred to as a "Company Adverse Recommendation Change").

Notwithstanding the foregoing, at any time prior to obtaining the Company Requisite Shareholder Vote, and subject to Company's compliance in all material respects at all times with the provisions of this Section 5.3 and Section 5.6, in response to a bona fide written Company Acquisition Proposal submitted after the date hereof that did not result from a breach of this Section 5.3 by Company or any of Company's Subsidiaries or any of their respective Representatives, and that the Company Board determines in good faith, after consultation with Company's financial advisor(s) and outside legal counsel, is a Company Superior Proposal and the failure to make a Company Adverse Recommendation Change or terminate this Agreement would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, the Company Board may make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(iv); provided, however, that Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change in response to a Company Superior Proposal (x) until four (4) Business Days after Company provides written notice to Vitesse (a "Company Notice") advising Vitesse that the Company Board has received a Company Acquisition Proposal that the Company Board has determined in good faith, after consultation with Company's financial advisor(s) and outside legal counsel, constitutes a Company Superior Proposal, including a copy of the proposed Company Superior Proposal specifying the material terms and conditions of such Company Superior Proposal and any applicable transaction and financing documents, and identifying the Person or group making such Company Superior Proposal; (y) if during such four (4) Business Day period, (1) Company has negotiated, and has caused its Representatives to negotiate, in good faith, with Vitesse during such period to the extent Vitesse wishes to negotiate in order to enable Vitesse to propose revisions to the terms of this Agreement; (2) Vitesse proposes any alternative transaction (including any modifications to the terms of this Agreement); and (3) following the end of such four (4) Business Day period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed by Vitesse and shall have determined in good faith (after consultation with Company's financial advisor(s) and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal) that such previous Company Superior Proposal remains a Company Superior Proposal (it being understood that any change in the financial or other material terms of such Company Superior Proposal shall require a new Company Notice and a new four (4) Business Day period under this Section 5.3(b)); and (z) unless the Company Board, after consultation with outside legal counsel, determines that the failure to make a Company Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(c)	Other than in connection with a Company Superior Proposal (which shall be subject to Section 5.3(b) and shall not be subject to this Section 5.3(c)), notwithstanding the first sentence of Section 5.3(b), at any time prior to obtaining the Company Requisite Shareholder Vote, and subject to Company's compliance in all material respects at all times with the provisions of this Section 5.3 and Section 5.6, in response to a Company Intervening Event that is not related to any Company Acquisition Proposal, the Company Board may make a Company Adverse Recommendation Change described in clause (i) of the definition thereof if the Company Board (i) determines in good faith, after consultation with Company's outside legal counsel and any other advisor it chooses to consult, that the failure to make such Company Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; and (ii) provides written notice to Vitesse (a "Company Notice of Change") advising Vitesse that the Company Board is contemplating making a Company Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that (x) the Company Board may not make such a Company Adverse Recommendation Change until the fourth (4th) Business Day after receipt by Vitesse of the Company Notice of Change; and (y) during such four (4) Business Day period, at the request of Vitesse, Company shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Company Board not to make such Company Adverse Recommendation Change in response thereto.

(d)	Vitesse agrees that, except as expressly contemplated by this Agreement, neither it nor any of Vitesse's Subsidiaries shall (and Vitesse shall, and shall cause each of Vitesse's Subsidiaries to, use reasonable commercial efforts to cause its and their respective Representatives not to):

(i)	directly or indirectly initiate or solicit, or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information relating to Vitesse or any of Vitesse's Subsidiaries) any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, a Vitesse Acquisition Proposal;

(ii)	participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Vitesse or any of Vitesse's Subsidiaries or afford access to the properties, books or records of Vitesse or any of Vitesse's Subsidiaries with respect to, relating to, or in furtherance of, a Vitesse Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Vitesse Acquisition Proposal; or

(iii)	accept a Vitesse Acquisition Proposal or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, arrangement agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding

(A)	constituting or related to, or that could reasonably be expected to lead to, any Vitesse Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 5.3) or

(B)	requiring or which could reasonably be expected to cause Vitesse to abandon, terminate or fail to consummate the Arrangement. Any action, or failure to take action, that is taken at the request of or on the behalf of Vitesse or any of Vitesse's Subsidiaries or by their respective Representatives in violation of this Section 5.3, shall be deemed to be a breach of this Agreement by Vitesse. Notwithstanding anything to the contrary in this Agreement, prior to obtaining Vitesse Stockholder Approval, Vitesse and its Representatives may, in response to a request therefor by a Person who has made an unsolicited bona fide written Vitesse Acquisition Proposal after the date hereof that did not result from a breach of this Section 5.3 by Vitesse or any of, Vitesse's Subsidiaries or any of their respective Representatives may take any actions described in clause (ii) in the first sentence of this Section 5.3(d) with respect to a third party if (1) Vitesse provides Company the notice required by Section 5.3(e) with respect to such Vitesse Acquisition Proposal; (2) the Vitesse Board determines in good faith (after consultation with Vitesse's financial advisor(s) and Vitesse's outside legal counsel) that such proposal constitutes or would reasonably be expected to lead to a Vitesse Superior Proposal (disregarding, for the purposes of such determination, any due diligence or access condition to which such Company Acquisition Proposal is subject); and (3) the Vitesse Board determines in good faith (after consultation with Vitesse's outside legal counsel) that the failure to participate in such discussions or negotiations or to disclose such information or data to such third party would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that Vitesse shall not deliver any information to such third party without first entering into an Acceptable Confidentiality Agreement with such third party.

(e)	Except as otherwise provided in this Section 5.3(e) and Section 5.3(f), neither the Vitesse Board nor any committee thereof shall directly or indirectly:

(i)	withhold, withdraw or qualify (or amend or modify in a manner adverse to Company), or publicly propose to withhold, withdraw or qualify (or amend or modify in a manner adverse to Company), the approval, recommendation or declaration of advisability by the Vitesse Board or any such committee thereof of this Agreement or the Vitesse Resolution;

(ii)	endorse or recommend, adopt or approve, or propose publicly to endorse or recommend, adopt or approve any Vitesse Acquisition Proposal;

(iii)	fail to include the Vitesse Board Recommendation in the Vitesse Proxy Statement;

(iv)	in the case of a Vitesse Acquisition Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the U.S. Exchange Act for outstanding shares of Vitesse Common Stock (other than by Company or an Affiliate of Company), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by the Vitesse stockholders on or prior to the earlier of (A) three (3) Business Days prior to the date of the Vitesse Meeting or (B) ten (10) Business Days (as such term is used in Rule 14d-9 of the U.S. Exchange Act) after commencement of such tender offer or exchange offer;

(v)	if a Vitesse Acquisition Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (iv)), fail to publicly reaffirm the Vitesse Board Recommendation on or prior to the earlier of five (5) Business Days after Company so requests in writing or three (3) Business Days prior to the date of the Vitesse Meeting; or

(vi)	make any other public statement that is inconsistent in any material respect with the Vitesse Board Recommendation (any action described in these clauses (i) to (vi) being referred to as a "Vitesse Adverse Recommendation Change").

Notwithstanding the foregoing, at any time prior to obtaining the Vitesse Stockholder Approval, and subject to Vitesse's compliance in all material respects at all times with the provisions of this Section 5.3 and Section 5.6, in response to a bona fide written Vitesse Acquisition Proposal submitted after the date hereof that did not result from a breach of this Section 5.3 by Vitesse or any of Vitesse's Subsidiaries or any of their respective Representatives, and that the Vitesse Board determines in good faith, after consultation with Vitesse's financial advisor(s) and outside legal counsel, is a Vitesse Superior Proposal and, after consultation with Vitesse's outside legal counsel, the failure to make a Vitesse Adverse Recommendation Change or terminate this Agreement would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, the Vitesse Board may make a Vitesse Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(c)(iv); provided, however, that Vitesse shall not be entitled to exercise its right to make a Vitesse Adverse Recommendation Change in response to a Vitesse Superior Proposal (x) until four (4) Business Days after Vitesse provides written notice to Company (a "Vitesse Notice") advising Company that the Vitesse Board has received a Vitesse Acquisition Proposal that the Vitesse Board has determined in good faith, after consultation with Vitesse's financial advisor(s) and outside legal counsel, constitutes a Vitesse Superior Proposal, including a copy of the proposed Vitesse Superior Proposal specifying the material terms and conditions of such Vitesse Superior Proposal and any applicable transaction and financing documents, and identifying the Person or group making such Vitesse Superior Proposal; (y) if during such four (4) Business Day period, (1) Vitesse has negotiated, and has caused its Representatives to negotiate, in good faith, with Company during such period to the extent Company wishes to negotiate in order to enable Company to propose revisions to the terms of this Agreement; (2) Company proposes any alternative transaction (including any modifications to the terms of this Agreement); and (3) following the end of such four (4) Business Day period, the Vitesse Board shall have considered in good faith any revisions to the terms of this Agreement proposed by Company and shall have determined in good faith (after consultation with Vitesse's financial advisor(s) and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal) that such previous Vitesse Superior Proposal remains a Vitesse Superior Proposal (it being understood that any change in the financial or other material terms of such Vitesse Superior Proposal shall require a new Vitesse Notice and a new four (4) Business Day period under this Section 5.3(e)), and (z) unless the Vitesse Board, after consultation with outside legal counsel, determines that the failure to make a Vitesse Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(f)	Other than in connection with a Vitesse Superior Proposal (which shall be subject to Section 5.3(e) and shall not be subject to this Section 5.3(f)), notwithstanding the first sentence of Section 5.3(e) at any time prior to obtaining the Vitesse Stockholder Approval, and subject to Vitesse's compliance in all material respects at all times with the provisions of this Section 5.3 and Section 5.6, in response to a Vitesse Intervening Event that is not related to any Vitesse Acquisition Proposal, the Vitesse Board may make a Vitesse Adverse Recommendation Change described in clause (i) of the definition thereof if the Vitesse Board (i) determines in good faith, after consultation with Vitesse's outside legal counsel and any other advisor it chooses to consult, that the failure to make such Vitesse Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; and (ii) provides written notice to Company (a "Vitesse Notice of Change") advising Company that the Vitesse Board is contemplating making a Vitesse Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that (x) the Vitesse Board may not make such a Vitesse Adverse Recommendation Change until the fourth (4th) Business Day after receipt by Company of the Vitesse Notice of Change and (y) during such four (4) Business Day period, at the request of Company, Vitesse shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Vitesse Board not to make such Vitesse Adverse Recommendation Change in response thereto.

(g)	The Parties agree that in addition to the obligations of Company and Vitesse set forth in paragraphs (a) through (f) of this Section 5.3, as promptly as practicable (and in any event within 24 hours) after receipt thereof, Company or Vitesse, as applicable, shall advise Vitesse or Company, respectively, in writing of any request for information or any Company Acquisition Proposal or Vitesse Acquisition Proposal (as applicable) received from any Person, or any inquiry, discussions or negotiations with respect to any Company Acquisition Proposal or Vitesse Acquisition Proposal (as applicable) and the terms and conditions of such request, Company Acquisition Proposal or Vitesse Acquisition Proposal (as applicable), inquiry, discussions or negotiations, and Company or Vitesse (as applicable) shall promptly provide to Vitesse or Company, respectively, copies of any written materials received by Company or Vitesse, as applicable, in connection with any of the foregoing, and the identity of the Person or group making any such request, Company Acquisition Proposal or Vitesse Acquisition Proposal (as applicable) or inquiry or with whom any discussions or negotiations are taking place. Each of Company and Vitesse agrees that it shall simultaneously provide to the other any non-public information concerning itself or its Subsidiaries provided to any other Person or group in connection with any Company Acquisition Proposal or Vitesse Acquisition Proposal (as applicable) which was not previously provided to the other. Company and Vitesse shall promptly as practicable (and in any event within 24 hours) keep Vitesse and Company, respectively, fully informed of the status of any Company Acquisition Proposals or Vitesse Acquisition Proposals (as applicable) (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). Each of Company and Vitesse agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party with respect to a Company Acquisition Proposal or Vitesse Acquisition Proposal (as applicable).

(h)	Immediately after the execution and delivery of this Agreement, each of Company and Vitesse shall (and shall cause its Subsidiaries and use all reasonable commercial efforts to cause their respective Representatives to) cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Company Acquisition Proposal or Vitesse Acquisition Proposal, as applicable. Each of Company and Vitesse agrees that it shall (i) take the necessary steps to promptly inform its Representatives involved in the Transactions of the obligations undertaken in this Section 5.3 and (ii) promptly request each Person who has heretofore executed a confidentiality agreement in connection with such Person's consideration of a Company Acquisition Proposal or Vitesse Acquisition Proposal, as applicable, to acquire such Party or any material portion thereof to return or destroy (and request that any such destruction shall be confirmed in writing by an officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf.

(i)	Nothing contained in this Section 5.3 shall prohibit Vitesse or the Vitesse Board (i) from taking and disclosing to the stockholders of Vitesse a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the U.S. Exchange Act or from making any “stop, look and listen” communication or any other similar disclosure to the stockholders of Vitesse pursuant to Rule 14d-9(f) under the U.S. Exchange Act; or (ii) from making any disclosure that the Vitesse Board determines, in good faith, the failure so to disclose would be inconsistent with its fiduciary duties under applicable Law; provided that any such disclosure or statement that constitutes or contains or would reasonably be likely to have the effect of a Vitesse Adverse Recommendation Change shall be subject to the provisions of Section 5.3(e) and Section 5.3(f).

5.4	Preparation of Company Circular and Vitesse Proxy Statement.

(a)	Promptly following the entry into this Agreement, Company shall prepare, together with any other documents required by the ABCA, Canadian Securities Laws and all other applicable Laws, and shall use its reasonable commercial efforts to cause to be filed with the TSXV and the Canadian Securities Authorities as promptly as practicable after obtaining the Interim Order (with the making of such filing subject to Vitesse furnishing the information required under Section 5.4(c)), the Company Circular relating to matters to be submitted to the holders of Company Common Shares at the Company Meeting. Company shall use reasonable commercial efforts to cause the Company Circular to comply in all material respects with the rules and regulations promulgated by Canadian Securities Laws and the requirements of applicable Law, and to respond as promptly as practicable to any comments of the TSXV, Canadian Securities Authorities or their respective staff. Company will advise Vitesse promptly after it receives any request by the TSXV or Canadian Securities Authorities for amendment of the Company Circular or comments thereon and responses thereto or any request by the TSXV or Canadian Securities Authorities for additional information, and shall provide Vitesse with copies of all correspondence that is provided by or on behalf of it, on one hand, and by the TSXV or Canadian Securities Authorities on the other hand. Company shall use its reasonable commercial efforts to resolve any comments from the TSXV and Canadian Securities Authorities with respect to the Company Circular as promptly as reasonably practicable after receipt thereof. Company agrees to permit Vitesse (to the extent practicable) and its counsel, to participate in all meetings and conferences with the TSXV or Canadian Securities Authorities with respect to the foregoing matters. Notwithstanding the foregoing, prior to filing or mailing the Company Circular (or any amendment or supplement thereto) or responding to any comments of the TSXV or Canadian Securities Authorities with respect thereto, Company will (i) provide Vitesse with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response); (ii) consider in good faith for inclusion in such document or response all comments reasonably and promptly proposed by Vitesse; and (iii) not file or mail such document or respond to the TSXV or Canadian Securities Authorities prior to receiving the approval of Vitesse, which approval shall not be unreasonably withheld, conditioned or delayed.

(b)	Promptly following the entry into this Agreement, Vitesse shall prepare, together with any other documents required by U.S. Securities Laws and all other applicable Laws, and shall use its reasonable commercial efforts to cause to be filed with the SEC as promptly as practicable following the execution of this Agreement (with the making of such filing subject to Company furnishing the information required under Section 5.4(d)), the Vitesse Proxy Statement relating to matters to be submitted to holders of Vitesse Common Stock at the Vitesse Meeting. Vitesse shall use reasonable commercial efforts to cause the Vitesse Proxy Statement to comply in all material respects with the rules and regulations promulgated by the SEC and the requirements of applicable Law, and to respond as promptly as practicable to any comments of the SEC or its staff. Vitesse will advise Company promptly after it receives any request by the SEC for amendment of the Vitesse Proxy Statement or comments thereon and responses thereto or any request by the SEC for additional information, and Vitesse shall provide Company with copies of all correspondence that is provided by or on behalf of it, on one hand, and by the SEC on the other hand. Vitesse shall use its reasonable commercial efforts to resolve any comments from the SEC with respect to the Vitesse Proxy Statement as promptly as reasonably practicable after receipt thereof. Vitesse agrees to permit Company (to the extent practicable) and its counsel, to participate in all meetings and conferences with the SEC with respect to the foregoing matters. Notwithstanding the foregoing, prior to filing or mailing the Vitesse Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Vitesse will (i) provide Company with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response); (ii) consider in good faith for inclusion in such document or response all comments reasonably and promptly proposed by Company; and (iii) not file or mail such document or respond to the SEC prior to receiving the approval of Company, which approval shall not be unreasonably withheld, conditioned or delayed.

(c)	Vitesse will promptly furnish to Company such data and information relating to it, its Subsidiaries and the holders of its capital stock, as is required by applicable Laws and as Company may reasonably request for the purpose of including (or incorporating by reference) such data and information in the Company Circular and any amendments or supplements thereto (collectively, the "Vitesse Information"). Vitesse shall use reasonable commercial efforts to obtain any necessary consents from any of its auditors, reserves evaluators or other advisors to the use of any financial, technical or other expert information required to be included in the Company Circular relating to it or its Subsidiaries and to the identification in the Company Circular of each such advisor.

(d)	Company will promptly furnish to Vitesse such data and information relating to it, its Subsidiaries and the holders of its capital stock, as is required by applicable Laws and as Vitesse may reasonably request for the purpose of including (or incorporating by reference) such data and information in the Vitesse Proxy Statement and any amendments or supplements thereto (collectively, the "Company Information"). Company shall use reasonable commercial efforts to obtain any necessary consents from any of its auditors, reserves evaluators or other advisors to the use of any financial, technical or other expert information required to be included in the Vitesse Proxy Statement relating to it or its Subsidiaries and to the identification in the Vitesse Proxy Statement of each such advisor.

(e)	Vitesse and Company shall each use reasonable commercial efforts to coordinate with each other to prepare common disclosure that will be included in both the Company Circular and the Vitesse Proxy Statement, and shall, to the extent reasonably practicable, provide that such disclosure is generally consistent as between the Company Circular and the Vitesse Proxy Statement.

(f)	Vitesse and Company shall make all necessary filings with respect to the Transactions under the U.S. Securities Act and the U.S. Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each Party will advise the other, promptly after it receives notice thereof, of the issuance of any stop order, or the suspension of the qualification of the Vitesse Common Stock issuable in connection with the Arrangement for offering or sale in any jurisdiction. Each of Company and Vitesse will use reasonable commercial efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(g)	If at any time prior to the Effective Time, any information relating to Vitesse or Company, or any of their respective Affiliates, officers or directors, should be discovered by Company or Vitesse that should be set forth in an amendment or supplement to either of the Company Circular or Vitesse Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC or Canadian Securities Authorities, as applicable, and, to the extent required by applicable Law, disseminated to the shareholders of Company or the stockholders of Vitesse, as applicable.

5.5	Mutual Covenants of the Parties Relating to the Transactions.

Except to the extent the Parties' obligations are specifically set forth elsewhere in this Article 5, each of the Parties covenants and agrees that, subject to the terms and conditions of this Agreement, during that period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a)	it shall use its reasonable commercial efforts to, and shall cause its Subsidiaries and Affiliates to use their reasonable commercial efforts to, satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 to the extent the same is within its or its Subsidiaries' or Affiliates' control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Transactions, including using its reasonable commercial efforts to, as promptly as practicable: (i) obtain all necessary waivers, consents, clearances and approvals required to be obtained pursuant to applicable Laws; (ii) obtain all necessary, proper or advisable authorizations as are required to be obtained by it or any of its Subsidiaries or Affiliates under applicable Laws; (iii) fulfill all conditions and satisfy all provisions of this Agreement and the Transactions; and (iv) co-operate with the other Party in connection with the performance by it and its Subsidiaries and Affiliates of their obligations hereunder;

(b)	it shall not, and shall cause its Subsidiaries and Affiliates not to, take any action, shall refrain from, and shall cause its Subsidiaries and Affiliates to refrain from, taking any action, and shall not permit any action to be taken or not taken, which is inconsistent with this Agreement or which would or would reasonably be expected to cause any of the conditions set forth in Article 6 not to be satisfied or otherwise materially interfere with or materially impede the consummation of the Transactions, or that will have, or which would reasonably be expected to have, the effect of materially delaying, impairing or impeding the consummation of the Arrangement;

(c)	it shall use reasonable commercial efforts to: (i) resist, contest and defend all lawsuits or other legal, regulatory or other Proceedings against any Party or any of its Subsidiaries or Affiliates challenging or affecting this Agreement or the consummation of the Transactions; (ii) appeal, overturn or have lifted or rescinded any injunction or restraining order or other order, including Orders, relating to any Party or any of its Subsidiaries or Affiliates which may adversely affect, delay or interfere with the ability of the Parties to consummate the Transactions; and (iii) appeal or overturn or otherwise have lifted or rendered non-applicable in respect of the Transactions, any Law that makes consummation of the Transactions illegal or otherwise prohibits or enjoins Company or Vitesse from consummating the Transactions;

(d)	it shall carry out the terms of the Interim Order and Final Order applicable to it and use reasonable commercial efforts to comply promptly with all requirements which applicable Laws may impose on it or its Subsidiaries or Affiliates with respect to the Transactions; and

(e)	it shall promptly notify the other Party in writing of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article 6 from not being able to be satisfied prior to the Termination Date.

5.6	Meetings.

(a)	Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Company to duly give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Company Requisite Shareholder Vote, to be held as promptly as reasonably practicable following the clearance of the Vitesse Proxy Statement by the SEC (and in any event will use reasonable commercial efforts to convene such meeting within forty-five (45)days thereof). Unless there has been a Company Adverse Recommendation Change in accordance with Section 5.3, the Company Board shall recommend that the shareholders of Company approve the Arrangement Resolution at the Company Meeting and the Company Circular shall include the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Company:

(i)	shall be required to adjourn or postpone the Company Meeting

(A)	to the extent necessary to ensure that any required Supplemental Information is provided to Company's shareholders; or

(B)	if, as of the time for which the Company Meeting is scheduled, there are insufficient Company Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Meeting and

(ii)	may adjourn or postpone the Company Meeting if, as of the time for which the Company Meeting is scheduled, there are insufficient Company Common Shares represented (either in person or by proxy) to obtain the Company Requisite Shareholder Vote; provided, however, that unless otherwise agreed to by the Parties, the Company Meeting shall not be adjourned or postponed to a date that is more than twenty (20) Business Days after the immediately preceding date for which the meeting was previously scheduled (it being understood that such Company Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Company Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided further that the Company Meeting shall not be adjourned or postponed to a date on or after five (5) Business Days prior to the Termination Date.

(b)	If requested by Vitesse, Company shall, commencing on the tenth (10th) Business Day prior to the date of the Company Meeting, promptly provide Vitesse with all voting tabulation reports relating to the Company Meeting that have been prepared by Company or Company's transfer agent, proxy solicitor or other Representative, and shall otherwise keep Vitesse reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Company's shareholders with respect thereto. Unless there has been a Company Adverse Recommendation Change in accordance with Section 5.3, the Parties agree to cooperate and use their reasonable commercial efforts to defend against any efforts by any of Company's shareholders or any other Person to prevent the Company Requisite Shareholder Vote from being obtained. Once Company has established a record date for the Company Meeting, Company shall not change such record date or establish a different record date for the Company Meeting without the prior written consent of Vitesse (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law, the Interim Order, Court or its Organizational Documents or in connection with a postponement or adjournment of the Company Meeting permitted or required hereunder. Company shall promptly notify Vitesse in the event Company or its Representatives receives any written communication, notice or indication from any Company shareholder who is reasonably believed to hold more than one percent (1%) of the outstanding Company Common Shares in opposition to the Arrangement or Arrangement Resolution or that such Company shareholder may vote against the Arrangement Resolution at the Company Meeting.

(c)	Vitesse shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Vitesse to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Vitesse Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Vitesse Proxy Statement by the SEC (and in any event will use reasonable commercial efforts to convene such meeting within forty-five (45) days thereof). Unless there has been a Vitesse Adverse Recommendation Change in accordance with Section 5.3, the Vitesse Board shall recommend that the stockholders of Vitesse approve the Vitesse Resolution, and the Vitesse Proxy Statement shall include the Vitesse Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Vitesse:

(i)	shall be required to adjourn or postpone the Vitesse Meeting

(A)	to the extent necessary to ensure that any required Supplemental Information is provided to Vitesse's stockholders, or

(B)	if, as of the time for which the Vitesse Meeting is scheduled, there are insufficient shares of Vitesse Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Vitesse Meeting and

(ii)	may adjourn or postpone the Vitesse Meeting if, as of the time for which the Vitesse Meeting is scheduled, there are insufficient shares of Vitesse Common Stock represented (either in person or by proxy) to obtain the Vitesse Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Vitesse Meeting shall not be adjourned or postponed to a date that is more than twenty (20) Business Days after the immediately preceding date for which the meeting was previously scheduled (it being understood that such Vitesse Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Vitesse Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided further that the Vitesse Meeting shall not be adjourned or postponed to a date on or after five (5) Business Days prior to the Termination Date.

(d)	If requested by Company, Vitesse shall, commencing on the tenth (10th) Business Day prior to the date of the Vitesse Meeting, promptly provide Company with all voting tabulation reports relating to the Vitesse Meeting that have been prepared by Vitesse or Vitesse's transfer agent, proxy solicitor or other Representative, and shall otherwise keep Company reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Vitesse's stockholders with respect thereto. Unless there has been a Vitesse Adverse Recommendation Change in accordance with Section 5.3, the Parties agree to cooperate and use their reasonable commercial efforts to defend against any efforts by any of Vitesse's stockholders or any other Person to prevent the Vitesse Stockholder Approval from being obtained. Once Vitesse has established a record date for the Vitesse Meeting, Vitesse shall not change such record date or establish a different record date for the Vitesse Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law, the Court or its Organizational Documents or in connection with a postponement or adjournment of the Vitesse Meeting permitted or required hereunder. Vitesse shall promptly notify Company in the event Vitesse or its Representatives receives any written communication, notice or indication from any Vitesse stockholder who is reasonably believed to hold more than one percent (1%) of the outstanding shares of Vitesse Common Stock in opposition to the Vitesse Resolution or that such Vitesse stockholder may vote against the Vitesse Resolution at the Vitesse Meeting.

(e)	The Parties shall cooperate and use their reasonable commercial efforts to set the record dates for and hold the Company Meeting and the Vitesse Meeting, as applicable, on the same day and at approximately the same time.

5.7	Access to Information.

(a)	Subject to applicable Law and the other provisions of this Section 5.7, each Party shall (and shall cause its Subsidiaries to), upon a reasonable request by the other Party, furnish the other Party with all information concerning such Party, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Applicable Proxy Statement / Circular or any other statement, filing, notice or application made by or on behalf of Vitesse or Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Arrangement. Subject to Section 5.13 and Section 5.21, each Party shall, and shall cause each of its Subsidiaries to, afford the other Party and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 7.1, reasonable access, at reasonable times during normal business hours and upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to their books, records, Contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish promptly to the other Party and its Representatives such information concerning such Party and its Subsidiaries' business, properties, Contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the other Party. A Party and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other Party or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the other Party and its Subsidiaries of their normal duties. Notwithstanding the foregoing:

(i)	A Party shall not be required to, or be required to cause any of its Subsidiaries to, grant access or furnish information, as applicable, to the other Party or any of its Representatives to the extent that such information is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information, as applicable, is prohibited by applicable Law or an existing Contract or agreement (provided, however, a Party shall inform the other Party as to the general nature of what is being withheld and such Party shall reasonably cooperate with the other Party to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of reasonable commercial efforts to (A) obtain the required Consent or waiver of any third party required to provide such information; and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room or clean team procedures, redaction or entry into a customary common interest privilege or joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege);

(ii)	A Party may reasonably require that competitively sensitive information otherwise required to be provided to the other Party pursuant to this Agreement shall be provided only to external legal counsel of such Party;

(iii)	A Party shall not be permitted to conduct any invasive or intrusive sampling or analysis (commonly known as a "Phase II") of any environmental media or building materials at any facility of the other Party or its Subsidiaries without the prior written consent of the other Party; and

(iv)	No investigation or information provided pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by a Party and the other Party shall not, and shall cause its Representatives to not, use any information obtained pursuant to this Section 5.7 for any purpose unrelated to the consummation of the Transactions or the integration of Company and Vitesse following, and conditional upon, the completion of the Arrangement.

(b)	The Confidentiality Agreement dated as of October 21, 2024, between Vitesse and Company (as it may be amended, supplemented or otherwise modified in accordance with its terms, the "Confidentiality Agreement") shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. All information provided to any Party or its Representative pursuant to or in connection with this Agreement is deemed to be "Confidential Information" as defined under the Confidentiality Agreement. From and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Article 7, each Party shall continue to provide access to the other Party and its Representatives to the electronic data rooms relating to the Transactions maintained by or on behalf of it to which the other Party and its Representatives were provided access prior to the date of this Agreement.

5.8	Consummation of the Arrangement; Additional Agreements.

(a)	Subject to the conditions and upon the terms of this Agreement, each of Company and Vitesse shall, and shall cause its Subsidiaries and Affiliates to, use reasonable commercial efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Entity with respect to the Arrangement and the other Transactions. Each of Vitesse and Company shall, as soon as practicable, (i) supply the other with any information which may be required in order to effectuate such filings; and (ii) supply any additional information, documents and testimony which is required or requested by a Governmental Entity of any jurisdiction in connection with the Transactions. No Party shall, nor shall it permit its Subsidiaries or Affiliates to, independently participate in any substantive meeting or discussion, or engage in any meeting or discussion, with any Governmental Entity in respect to the Transactions without giving the other Party reasonable prior notice of the meeting or discussion and, unless prohibited by such Governmental Entity, the opportunity to attend and participate. The Parties shall, and shall cause their and Subsidiaries and Affiliates to, consult and cooperate with one another and permit the other Party or its counsel to review in advance any proposed oral or written communication (including emails) by such Party or its Subsidiaries or Affiliates to any Governmental Entity, including but not limited to communications in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with any applicable Laws in connection with the Arrangement, and consider in good faith any suggestions made by the other Party and its counsel. The Parties shall discuss in advance the strategy for obtaining any clearances required under any applicable Law in connection with this Agreement or the Transactions.

(b)	Each of Company and Vitesse shall, and shall cause its Subsidiaries and Affiliates to, (i) give the other Party prompt notice of the commencement or threat of commencement of any Proceeding by or before any Governmental Entity with respect to the Arrangement or any of the other Transactions; (ii) keep the other Party informed as to the status of any such legal Proceeding or threat; (iii) promptly inform the other Party and provide the other Party copies of any communication to or from any Governmental Entity regarding the Transactions; and (iv) use reasonable commercial efforts to (A) avoid, and if necessary, vigorously resist, defend against and contest (including through all available appeals), any threatened or pending Proceeding by or before any Governmental Entity seeking to prohibit, restrain, enjoin, delay or make illegal the consummation of any of the Transactions or challenging the Transactions; and (B) have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, restrains, enjoins, delays or makes illegal the consummation of any of the Transactions.

5.9	Company Employee Matters.

(a)	Company has set forth in Section 5.9(a) of the Company Disclosure Letter, on an individual basis, the maximum amount of Company Employee Obligations and Company Termination Payments that are or may become payable with respect to each employee of Company or Subsidiary and has included true and correct information regarding the title and start date with Company or Subsidiary (or recognized service date for severance purposes if different from start date) and remuneration of each employee of Company or Subsidiary.

(b)	Vitesse may, on or before that date that is ten (10) Business Days prior to the Effective Date, advise Company regarding employees of Company (and Subsidiary) listed in the Company Disclosure Letter that Vitesse has determined will not be continuing their employment with Company or Subsidiary, as applicable, following the Closing.

(c)	If Vitesse provides the notice contemplated by Section 5.9(b), then at least two (2) Business Days prior to the Effective Date, the employment or engagement of each employee or consultant of Company described in Section 5.9(b) shall be terminated conditional upon the consummation of the Arrangement and effective as of the Effective Time. Any applicable Company Termination Payments, less all Withholding Obligations, shall be paid by Company at the Effective Time or as soon as practicable thereafter. Any officer, employee or consultant of Company who voluntarily resigns or is terminated for just cause or material breach prior to the Effective Time shall not be eligible for or entitled to, and shall not be paid, any Company Termination Payments or any other amount on account of notice of termination, termination pay or severance pay for any reason, except with the consent of Vitesse or as otherwise required by applicable agreements or Law. With the exception of any statutory termination pay, the payment of any Company Termination Payments in accordance with this Section 5.9 shall, to the extent consistent with applicable agreements, be conditional on the execution of a full and final release in favor of Company and Vitesse, in forms that are satisfactory to Vitesse, acting reasonably. For greater certainty, the Parties acknowledge that Company (or applicable Subsidiary) shall be exclusively responsible for all Withholding Obligations from any amounts paid in connection with Company Termination Payments.

(d)	Vitesse shall be responsible for complying with the continuation coverage requirements under Section 4980B of the Code for all M&A Qualified Beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury Regulation Section 54.4980B-9) with respect to the Transactions for the duration of the period with respect to which such individuals are entitled to such coverage. For the avoidance of doubt, Vitesse shall not be responsible for complying with the continuation coverage requirements under Section 4980B of the Code for any individual who experienced a qualifying termination prior to the Transaction other than pursuant to Section 5.9(c), and any COBRA continuation coverage for any such individuals shall continue to be provided by the benefit plan in which such individual participated at the time of such qualifying termination. Following the Effective Date, Vitesse covenants and agrees that, during the period commencing on the Effective Date and ending on the date which is the one (1) year anniversary of the Effective Date (or if earlier, the date of the applicable employee’s termination of employment with Vitesse and any Subsidiary or Affiliate of Vitesse), Vitesse shall or shall cause the applicable Subsidiary or Affiliate of Vitesse to provide each employee of the Company or any of its Subsidiaries who are an active employees of the Company or any of its Subsidiaries both immediately prior to and following the Closing Date (each a "Continuing Employee") with base compensation (e.g., salary or wages), annual cash incentive compensation opportunities and benefits (other than equity compensation opportunities and severance) that are comparable, in the aggregate, to those provided to such Continuing Employee immediately prior to the Effective Date.

(e)	Without limiting the final sentence of Section 5.9(d), following the Effective Time, Vitesse shall, or shall cause the Company and its Subsidiaries, to use commercially reasonable efforts to credit each Continuing Employee under each Vitesse Benefit Plan in which Continuing Employees may be eligible to participate after the Closing Date (the "Post-Closing Plans"), credit for purposes of vesting, eligibility and entitlement benefits accrual (other than for any purposes with respect to any defined benefit pension benefits, severance benefits, retiree medical benefits or disability benefits, or nonqualified deferred compensation plans) for such Continuing Employees' full or partial years of service with Company or any of its Affiliates (including any predecessors) performed at any time prior to the Closing Date to the extent such service was taken into account under the analogous Company Benefit Plan in effect immediately prior to the Closing Date; provided, however, that no such prior service shall be taken into account to the extent it would result in the duplication of benefits to any Continuing Employee.

(f)	Vitesse shall, or shall cause the Company and its Subsidiaries, to use commercially reasonable efforts to (i) waive any limitation on health coverage of any Continuing Employees or any of their covered, eligible dependents due to pre-existing conditions and/or waiting periods, active employment requirements and requirements to show evidence of good health under the applicable Post-Closing Plan to the extent such Continuing Employee or eligible dependents are covered under an analogous Company Benefit Plan immediately prior to the Closing Date, and such conditions, periods or requirements are satisfied or waived under such Company Benefit Plan and (ii) give each Continuing Employee credit for the plan year in which the Closing Date occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing Date for which payment has been made, in each case, to the extent such deductibles or limits for medical expenses were satisfied or did not apply under the analogous Company Benefit Plan in effect immediately prior to the Closing Date.

(g)	Prior to the Closing Date, if requested by Vitesse in writing at least three (3) Business Days before the Closing, Company shall use its commercially reasonable best efforts to cause Company and its Subsidiaries to take all necessary and appropriate actions to cause (i) the Company and its Subsidiaries to terminate participation in each Company Benefit Plan intended to be qualified under Section 401(a) of the Code (the "Company 401(k) Plan") or any other Company Benefit Plan, in each case, effective no later than the Business Day preceding the Closing Date; provided, however, that such actions may be contingent upon Closing. Company shall provide Vitesse with an advance copy of all documentation necessary to effect this Section 5.9(g) and a reasonable opportunity to comment thereon prior to the adoption or execution thereof. In the event that the Company and its Subsidiaries terminate participation in the Company 401(k) Plan as set forth in the preceding sentence, as soon as administratively practicable following the Effective Time, Vitesse shall take any and all reasonable actions as may be reasonably required, including amendments to a defined contribution retirement plan intended to be qualified under Section 401(a) of the Code designated by Vitesse (the "Vitesse 401(k) Plan") to (A) cause the Vitesse 401(k) Plan to accept any "eligible rollover distributions" (within the meaning of Section 402(c)(4) of the Code) in the form of cash in an amount equal to the full account balance distributed or distributable to such employee from the Company 401(k) Plan to the Vitesse 401(k) Plan, including any outstanding loans and (B) cause each Continuing Employee to become a participant in the Vitesse 401(k) Plan as of the Closing Date (subject to any applicable eligibility requirements, but giving effect to the service crediting provisions of Section 5.9(e)).

(h)	Nothing in this Agreement shall constitute an establishment or termination of, or an amendment to, or be construed as establishing, terminating or amending, any Vitesse Benefit Plan, Company Benefit Plan, Post-Closing Plan or other Employee Benefit Plan sponsored, maintained or contributed to by Company, Vitesse or any of their respective Subsidiaries. The provisions of this Section 5.9 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any current or former employee of Company, Vitesse or any of their respective Affiliates), other than the Parties and their respective permitted successors and assigns, any third party beneficiary, legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 5.9) under or by reason of any provision of this Section 5.9. Nothing in this Section 5.9 is intended to (i) prevent Vitesse, Company or any of their Affiliates from terminating the employment or service of any Person, including a Continuing Employee, at any time and for any reason, subject to compliance with the terms hereof, (ii) provide any Person any right to employment or service or continued employment or service with Vitesse or any of its Subsidiaries (including following the Effective Time, the Company and following the consummation of the Arrangement) or any particular term or condition of employment or service, or (iii) prevent Vitesse, Company or any of their Affiliates from terminating, revising or amending any Vitesse Benefit Plan, Company Benefit Plan, Post-Closing Plan or other Employee Benefit Plan sponsored, maintained or contributed to by Company, Vitesse or any of their respective Subsidiaries.

5.10	Indemnification; Directors' and Officers' Insurance.

(a)	Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement, indemnification agreement or Organizational Documents in effect on the date hereof or otherwise, from the Effective Time, Vitesse and Company shall, jointly and severally, indemnify, defend and hold harmless, in the same manner as provided by Vitesse or Company, as applicable, immediately prior to the date of this Agreement, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of Vitesse, Company or any of their respective Subsidiaries or who acts as a fiduciary under any Vitesse Benefit Plan or Company Benefit Plan or is or was serving at the request of Vitesse, Company or any of their respective Subsidiaries as a director, officer or fiduciary of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise, in each case, when acting in such capacity (the "Indemnified Persons") against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys' and other professionals' fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of Vitesse, Company or any of their respective Subsidiaries, a fiduciary under any Vitesse Benefit Plan or Company Benefit Plan or is or was serving at the request of Vitesse, Company or any of their respective Subsidiaries as a director, officer or fiduciary of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise, as applicable, or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing at or prior to, but not after, the Effective Time and whether asserted or claimed prior to, at or after the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law (and Vitesse and Company shall, jointly and severally, pay expenses incurred in connection therewith, including but not limited to expenses for the retention of Company's regularly engaged legal counsel or other counsel satisfactory to them, in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before, at or after the Effective Time), (i) Vitesse and Company shall pay all reasonable fees and expenses of one counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) Vitesse and Company shall use their reasonable commercial efforts to assist in the defense of any such matter. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 5.10, upon learning of any such Proceeding, shall notify Vitesse and Company (but the failure so to notify shall not relieve a Party from any obligations that it may have under this Section 5.10 except to the extent such failure materially prejudices such Party's position with respect to such claims). With respect to any determination of whether any Indemnified Person is entitled to indemnification by Vitesse or Company under this Section 5.10, such Indemnified Person shall have the right, as contemplated by applicable Law, to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by Vitesse or Company, as applicable (which approval shall not be unreasonably withheld, conditioned or delayed), and who has not otherwise performed material services for Vitesse, Company or the Indemnified Person within the last three (3) years.

(b)	Vitesse and Company agree that, until the six (6) year anniversary date of the Effective Time, that none of Vitesse nor Company shall amend, repeal or otherwise modify any provision in the Organizational Documents of Company or its Subsidiaries in any manner that would affect adversely the rights thereunder of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. Vitesse shall, and shall cause Company and its Subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between Vitesse, Company or any of their respective Subsidiaries and any of their respective directors or officers existing and in effect immediately prior to the Effective Time.

(c)	Vitesse and Company shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys' fees and expenses), such amounts to be payable in advance upon request as provided in Section 5.10(a), relating to the enforcement of such Indemnified Person's rights under this Section 5.10 or under any charter, bylaw or Contract regardless of whether such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.

(d)	Company shall cause to be put in place, and Company shall fully prepay immediately prior to the Effective Time, "tail" insurance policies with a claims reporting or discovery period of at least six (6) years from the Effective Time (the "Tail Period") from an insurance carrier with the same or better credit rating as Company's current insurance carrier with respect to directors' and officers' liability insurance ("D&O Insurance") in an amount and scope at least as favorable as Company's existing policies with respect to matters, acts or omissions existing or occurring at or prior to (but not after) the Effective Time; provided, however, that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period 300% of the current aggregate annual premium paid by Company for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(e)	In the event that Vitesse, Company or any of their Subsidiaries or any of their respective successors or assignees (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; (ii) transfers all or substantially all of its properties and assets to any Person; or (iii) effects a dissolution and winding-up, then, in each such case, proper provisions shall be made so that the successors and assigns of Vitesse or Company, as the case may be, shall assume the obligations set forth in this Section 5.10. The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 5.10, and his heirs and Representatives. The rights of the Indemnified Persons under this Section 5.10 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of Vitesse, Company or any of their respective Subsidiaries, or under any applicable Contracts or Law. Vitesse and the Company shall pay all expenses, including reasonable and documented attorneys' fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 5.10.

5.11	Transaction Litigation.

Notwithstanding anything to the contrary contained in this Agreement, in the event any stockholder or shareholder litigation is commenced or, to the knowledge of Company or Vitesse, as applicable, threatened, that questions the validity or legality of the Transactions or seeks damages or an injunction in connection therewith, including stockholder or shareholder litigation, as applicable ("Transaction Litigation"), Company or Vitesse, as applicable, shall promptly notify the other Party of such Transaction Litigation and shall keep the other Party reasonably informed with respect to the status thereof. Each Party shall give the other Party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation (at such Party's cost) and shall consider in good faith, acting reasonably, the other Party's advice with respect to such Transaction Litigation; provided that neither Party shall offer or agree to settle any Transaction Litigation without the prior written consent of the other Party.

5.12	Public Announcements.

The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties and the investor presentations given to investors on the morning of announcement of the Arrangement shall be reasonably agreed to by each of the Parties. No Party shall, and each will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written approval of the other Party. Notwithstanding the foregoing, a Party, its Subsidiaries or their Representatives may issue a public announcement or other public disclosures (a) required by applicable Law; (b) required by the rules of any stock exchange upon which such Party's or its Subsidiary's capital stock is traded; (c) consistent with the final form of the joint press release announcing the Arrangement and the investor presentations given to investors on the morning of announcement of the Arrangement; and (d) subject to Section 5.4, with respect to filings in connection with the Company Circular or Vitesse Proxy Statement; provided, in the case of clauses (a) and (b), such Party uses reasonable commercial efforts to afford the other Party a timely opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon; and provided, however, that no provision in this Agreement shall be deemed to restrict in any manner a Party's ability to communicate with its employees and that neither Party shall be required by any provision of this Agreement to consult with or obtain any approval from any other Party with respect to a public announcement or press release issued in connection with the receipt and existence of a Company Acquisition Proposal or a Vitesse Acquisition Proposal, as applicable, and matters related thereto or a Company Adverse Recommendation Change or a Vitesse Adverse Recommendation Change, other than as set forth in Section 5.3.

5.13	Control of Business; Integration.

(a)	Without limiting in any way any Party's rights or obligations under this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Party and its Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

(b)	Each of Company and Vitesse shall, and shall cause its Subsidiaries and Representatives to, use its reasonable best efforts, subject to applicable Law, to cooperate with the other party in connection with planning the integration of the business operations of Company and Vitesse and their respective Subsidiaries.

5.14	Pre-Acquisition Reorganization.

(a)	Company agrees that, upon the request of Vitesse, Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to: (i) implement such reorganizations of their corporate structure, capital structure, business, operations and assets or such other transactions as Vitesse may request, acting reasonably, including amalgamations, liquidations, reorganizations, continuances (including commencing a continuance process), or equity transfers or asset transfers (each a "Pre-Acquisition Reorganization"); (ii) reasonably cooperate with Vitesse and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken; and (iii) reasonably cooperate with Vitesse and its advisors to seek to obtain any material consents, approvals, waivers or similar authorizations, if any, which are reasonably required in connection with the Pre-Acquisition Reorganization; provided that any reasonable out-of-pocket costs, fees or expenses (including Taxes) of Company or any of its Subsidiaries associated therewith shall be at Vitesse's sole expense. In addition, without limiting Section 5.1, following the entry into this Agreement, Company shall keep Vitesse apprised of, and consult with Vitesse in advance of implementing, any reorganizations of the corporate structure of Company and its Subsidiaries or any reorganizations, restructurings, transactions or other actions by or among Company and/or any of its Subsidiaries. Company agrees that, to the extent that the terms of the Pre-Acquisition Reorganization are determined prior to the date of the Interim Order and such terms require an amendment to the Plan of Arrangement, Company will agree to amend the Plan of Arrangement to include these provisions necessary to give effect to the Pre-Closing Reorganization (in which case such transactions shall not be considered a Pre-Closing Reorganization).

(b)	Notwithstanding the foregoing, Company will not be obligated to implement any Pre-Acquisition Reorganization under Section 5.14(a) unless such Pre-Acquisition Reorganization, in the opinion of the Company, acting reasonably:

(i)	does not materially impair the ability of Company or Vitesse to consummate the Arrangement, including to prevent the satisfaction of any conditions set forth in Article 6;

(ii)	does not reduce the Consideration or change the form of Consideration to be received by Company shareholders (other than Company shareholders exercising Dissent Rights), as applicable;

(iii)	can be effected as close as reasonably practicable to but prior or as of the Closing;

(iv)	does not require Company or any of its Subsidiaries to take any action that could reasonably be expected to result in any adverse Canadian or other non-U.S. Tax consequences to Company shareholders (including any such Taxes being imposed on such Persons) that are incrementally greater (by more than a de minimis amount) than such Taxes that would be imposed on such Persons in connection with the Transactions in the absence of any action being taken pursuant to Section 5.14(a);

(v)	does not become effective unless Vitesse has waived or confirmed in writing the satisfaction of all conditions in its favor under Article 6, and has confirmed in writing that it is prepared to promptly and without condition (other than compliance with Section 5.14(a) proceed to effect the Arrangement;

(vi)	does not require Company or any of its Subsidiaries to take any action that could reasonably be expected to prevent or impede the Transactions from qualifying for, the Intended U.S. Tax Treatment;

(vii)	would not result in the breach or violation of any material contract to which Company or any of its Subsidiaries is a party (including the Company Credit Facilities) where the necessary consents, waivers, approvals or similar authorizations have not been or cannot reasonably be obtained prior to the Effective Date;

(viii)	does not require Company to obtain the approval of any Company shareholders except to the extent a provision thereof is included in an amended form of the Plan of Arrangement as contemplated in Section 5.14(a);

(ix)	without limitation to Section 5.14(b)(viii) above, would result in a sale, transfer or assignment of any property or assets of the Company (or any Subsidiary thereof) to Vitesse (or any Affiliate thereof) prior to the Effective Time, unless it forms part of the amendments to the Plan of Arrangement as contemplated in Section 5.14(a).

(c)	Vitesse shall use commercially reasonable efforts to provide written notice to Company of any proposed Pre-Acquisition Reorganization reasonably in advance of the Effective Date. Upon receipt of such notice, Company and Vitesse shall work cooperatively and use their reasonable best efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, including any amendment to this Agreement or the Plan of Arrangement (provided that such amendments do not require Company to obtain approval of the Court or Company shareholders).

(d)	Vitesse agrees that the implementation of any Pre-Acquisition Reorganization upon request of Vitesse, by itself, will not be considered in determining whether a representation or warranty or covenant or agreement of Company under this Agreement has been breached (including where any such Pre-Acquisition Reorganization requires the consent of any third party under a Contract).

(e)	If the Arrangement is not completed and this Agreement is terminated, Vitesse will indemnify Company or any of its Subsidiaries undertaking such Pre-Acquisition Reorganization forthwith for all losses and reasonable costs and expenses (including any professional fees and expenses and Taxes) incurred by Company or any of its Subsidiaries in considering or effecting all or any Pre-Acquisition Reorganization, and in connection with reversing or unwinding any Pre-Acquisition Reorganization.

5.15	Reportable and Notifiable Transaction Filings.

The Parties shall cooperate reasonably and in good faith to determine whether the Transactions and any related transactions are required to be reported to any applicable Governmental Entity pursuant to Section 237.3 or 237.4 of the Tax Act (or any provisions of similar effect) and, if so, the Parties shall cooperate to make such reporting in a comprehensive and timely manner, in the form required by applicable Law. The Parties may request reasonable representations and warranties from each other to the extent necessary to establish any factual matters relevant to the determination of whether reporting is required and the content of such reporting.

5.16	Transfer Taxes.

The Parties shall cooperate, in good faith, in the filing of any Tax Returns with respect to any transfer, sales, use, stamp, registration or other similar Taxes of any Party or any of its Subsidiaries in respect of the Transactions, and in the minimization, to the extent reasonably permissible under applicable Law, of the amount of any such Taxes.

5.17	Section 16 Matters.

Prior to the Effective Time, Vitesse and Company shall take all such steps as may be required to cause any dispositions of equity securities of Company (including derivative securities) or acquisitions of equity securities of Vitesse (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the U.S. Exchange Act with respect to Company, or will become subject to such reporting requirements with respect to Vitesse, to be exempt under Rule 16b-3 under the U.S. Exchange Act.

5.18	Registration Status and Stock Exchange Listing.

(a)	Until the Closing, Company shall use its reasonable commercial efforts to (i) maintain its status as a reporting issuer (where such concept exists) not in default (or the equivalent thereof) in each of the provinces of Canada where it is currently a reporting issuer and remain in material compliance with all applicable Canadian Securities Laws in each of such provinces of Canada; and (ii) maintain the listing of the Company Common Shares on the TSXV and remain in material compliance with the rules of the TSXV.

(b)	Vitesse shall use reasonable commercial efforts to take all action necessary to cause the Vitesse Common Stock to be issued in the Arrangement to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance. Prior to the Closing Date, Company shall cooperate with Vitesse and use reasonable commercial efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the TSXV to enable the delisting by Company of the Company Common Shares from the TSXV promptly after the Effective Time, and in any event no more than ten (10) days after the Effective Time. If Company is required to file any quarterly or annual report pursuant to Canadian Securities Laws by a filing deadline that is imposed by the Canadian Securities Authorities and which falls on a date within the fifteen (15) days following the Closing Date, the Parties shall reasonably cooperate prior to the Closing Date in preparing any such annual or quarterly report reasonably likely to be required to be filed during such period. From and after entry into this Agreement until the earlier of the Closing or the termination of this Agreement, Vitesse shall promptly notify Company of any material communications or correspondence received by Vitesse from the NYSE with respect to the listing of Vitesse Common Stock to be issued in the Arrangement or other securities of Vitesse, compliance with the rules and regulations of the NYSE, and any potential suspension or delisting action contemplated or threatened by the NYSE.

5.19	Tax Matters.

(a)	Company and its Subsidiaries will not without the express written consent of Vitesse make any "investments" (as defined for purposes of Section 212.3 of the Tax Act) in any corporation that is a "foreign affiliate" (as defined in the Tax Act) of Company and/or any of its Subsidiaries (including, for greater certainty, an indirect investment described in paragraph 212.3(10)(f) of the Tax Act), other than (i) in the ordinary course of business, or (ii) by way of a loan that can qualify as a "pertinent loan or indebtedness" (as defined in Section 212.3(11) of the Tax Act) and that is evidenced by a promissory note issued by such foreign affiliate.

(b)	For U.S. federal income Tax purposes, (a) the Parties intend that the Transactions qualify for the Intended U.S. Tax Treatment, and (b) this Agreement is intended to be, and hereby is, adopted as, a "plan of reorganization" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Parties shall (and shall cause their respective Affiliates to) file all applicable Tax Returns on a basis consistent with the Intended U.S. Tax Treatment and take no Tax position inconsistent therewith, in each case, to the extent permitted under applicable Law.

5.20	Termination of Company Credit Facility; Consents under Vitesse Credit Facility.

(a)	Company and its Subsidiaries shall deliver to Vitesse at least two (2) Business Days prior to the Closing Date a payout statement in form reasonably satisfactory to Vitesse, setting forth, if applicable, the total amounts payable pursuant to the Company Credit Facility (if any) to fully satisfy all principal, interest, fees, costs, and expenses owed to each holder of Indebtedness under the Company Credit Facility (including to fully cash collateralize all outstanding letters of credit and bankers' acceptances under the Company Credit Facility, which may be satisfied by Company) as of the anticipated Closing Date (and any applicable per diem amounts), together with appropriate wire instructions, together with a release and discharge from the administrative agent under the Company Credit Facility that upon payment in full of all such amounts owed to the administrative agent and the lenders under the Company Credit Facility (if any), all Indebtedness under such Company Credit Facility shall be discharged and satisfied in full (other than contingent obligations not then due, obligations which survive the termination of the Company Credit Facility and obligations in respect of letters of credit, bankers' acceptances and hedging arrangements with respect to which arrangements will be made to the satisfaction of the applicable issuing banks and hedge counterparties, respectively, and Vitesse and Company), all loan documents entered into in connection with the Company Credit Facility shall be terminated with respect to Company and its Subsidiaries that are borrowers or guarantors thereof (or the assets of which secure such Indebtedness, if applicable) and all Encumbrances on Company and its Subsidiaries and their respective assets (other than Encumbrances securing obligations in respect of letters of credit, bankers' acceptances and hedging arrangements that may survive pursuant to the terms of such payoff letter) shall be released and terminated, together with any applicable documents necessary to evidence the release and termination of all Encumbrances on Company and its Subsidiaries and their respective assets securing, and any guarantees by Company and its Subsidiaries in respect of, such Company Credit Facility.

(b)	Vitesse shall make adequate arrangements, and Company shall cooperate with Vitesse in making such arrangements, such that, in connection with the Closing, all outstanding Indebtedness under the Company Credit Facility, as described in Section 5.20(a), shall be repaid in full to the appropriate lenders so as to permit the full repayment and termination of the Company Credit Facility as contemplated therein immediately prior to or concurrent with the Effective Time.

(c)	Vitesse shall use reasonable commercial efforts to make adequate arrangements, at its sole cost and expense (notwithstanding any provision in this Agreement to the contrary), to obtain all necessary waivers, consents or amendments to the Vitesse Credit Facility to give effect to the Transactions contemplated by this Agreement and the Plan of Arrangement such that there shall be no default or event of default (however denominated) under the Vitesse Credit Facility through the Effective Time.

5.21	Privacy Matters.

(a)	For the purposes of this Section 5.21 only, the following definitions shall apply:

(i)	"applicable law" means, in relation to any Person, transaction or event, all applicable provisions of Laws by which such Person is bound or having application to the transaction or event in question, including applicable privacy laws;

(ii)	"applicable privacy laws" means any and all applicable Laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law including the Personal Information Protection Act (Alberta);

(iii)	"authorized authority" means, in relation to any Person, transaction or event, any (A) federal, provincial, municipal or local governmental body (whether administrative, legislative, executive or otherwise), both domestic and foreign; (B) agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government; (C) court, arbitrator, commission or body exercising judicial, quasi-judicial, administrative or similar functions; and (D) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange, in each case having jurisdiction over such Person, transaction or event; and

(iv)	"Personal Information" means information (other than business contact information when used or disclosed for the purpose of contacting such individual in that individual's capacity as an employee or an official of an organization and for no other purpose) about an identifiable individual disclosed in accordance with this Agreement and/or as a condition of the Arrangement.

(b)	The Parties hereto acknowledge that they are responsible for compliance at all times with applicable privacy laws as such pertain to the collection, use or disclosure of Personal Information disclosed to either Party pursuant to or in connection with this Agreement (the "Disclosed Personal Information").

(c)	Prior to the completion of the Arrangement, neither Party shall use or disclose the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Arrangement. After the completion of the Transactions, a Party may only collect, use and disclose the Disclosed Personal Information solely for the purposes for which the Disclosed Personal Information was initially collected from or in respect of the individual to which such Disclosed Personal Information relates or for the completion of the Transactions, unless (i) either Party shall have first notified such individual of such additional purpose, and where required by applicable law, obtained the consent of such individual to such additional purpose; or (ii) such use or disclosure is permitted or authorized by applicable law, without notice to, or consent from, such individual.

(d)	Each Party acknowledges and confirms that the disclosure of the Disclosed Personal Information is necessary for the purposes of determining if the Parties shall proceed with the Arrangement, and that the Disclosed Personal Information relates solely to the carrying on of the business or the completion of the Arrangement.

(e)	Prior to the completion of the Arrangement, each Party shall take reasonable steps to protect that Disclosed Personal Information by security safeguards appropriate to the sensitivity of the Disclosed Personal Information, including to ensure that access to the Disclosed Personal Information shall be restricted to those Representatives of the respective Party who have a bona fide need to access such information in order to complete the Arrangement.

(f)	Where authorized by applicable law, each Party shall promptly notify the other Party of all inquiries, complaints, requests for access, variations or withdrawals of consent and claims of which the Party is made aware in connection with the Disclosed Personal Information. To the extent permitted by applicable law, the Parties shall fully co-operate with one another, with the Persons to whom the Personal Information relates, and any authorized authority charged with enforcement of applicable privacy laws, in responding to such inquiries, complaints, requests for access, variations or withdrawals of consent and claims, including to give effect to any withdrawal of consent.

(g)	Upon the expiry or termination of this Agreement (other than as a result of the completion of the Arrangement), or otherwise upon the reasonable request of either Party, the other Party shall within a reasonable period of time thereafter cease all use of the Disclosed Personal Information acquired by it in connection with this Agreement and shall return to the requesting Party or, at the requesting Party's request, destroy in a secured manner, in accordance with applicable law, the Disclosed Personal Information (and any copies thereof) in its possession.

Article 6
CONDITIONS

6.1	Conditions to Obligation of Each Party.

The respective obligation of each Party to consummate the Transactions, including the Arrangement, shall be subject to satisfaction of the following conditions at or prior to the Effective Time, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:

(a)	The Arrangement Resolution shall have been approved by the Company Requisite Shareholder Vote at the Company Meeting.

(b)	The Vitesse Resolution shall have been approved by Vitesse Stockholder Approval at the Vitesse Meeting.

(c)	The Interim Order and the Final Order shall each have been obtained on terms materially consistent with this Agreement and otherwise satisfactory to Vitesse and Company, each acting reasonably having regard to forms of orders customarily issued in transactions such as the Arrangement, and shall not have been set aside or modified in a manner unacceptable to Company and Vitesse, each acting reasonably having regard to forms of orders customarily issued in transactions such as the Arrangement, on appeal or otherwise.

(d)	The shares of Vitesse Common Stock issuable pursuant to the Arrangement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(e)	No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity that is then in effect and has the effect of making illegal or otherwise prohibiting the consummation of the Arrangement.

6.2	Additional Conditions to Obligation of Vitesse.

The obligation of Vitesse to effect the Arrangement shall be further subject to satisfaction of the following conditions at or prior to the Effective Time, any or all of which may be waived by Vitesse, in whole or in part, to the extent permitted by applicable Law:

(a)	(i) The representations and warranties of Company set forth in Section 3.1 (Organization, Standing and Power), Section 3.2(a) and (b) (Capital Structure), Section 3.3(a) (Authority; No Violations), Section 3.6(a) (Absence of Certain Changes or Events) and Section 3.24 (Brokers) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing, as though made on and as of the Closing (except, with respect to Section 3.2(a) and (b) (Capital Structure), for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time); (ii) all other representations and warranties of Company set forth in Section 3.2 (Capital Structure) shall have been true and correct as of the date of this Agreement and shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct in all material respects only as of such date or period of time); and (iii) all other representations and warranties of Company set forth in Article 3 shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing, as though made on and as of the Closing (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to "materiality," "in all material respects" or "Company Material Adverse Effect") would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)	Other than with regard to Section 5.21, Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c)	Dissent Rights shall not have been validly exercised, and not withdrawn, with respect to more than five percent (5%) of the number of Company Common Shares.

(d)	Company shall have delivered to Vitesse a certification of the Chief Executive Officer, the Chief Financial Officer or another executive officer (reasonably acceptable to Vitesse) of Company certifying as to the matters specified in Section 6.2(a) and Section 6.2(b).

The foregoing conditions are for the sole benefit of Vitesse and may, subject to the terms of this Agreement, be waived by Vitesse, in whole or in part at any time and from time to time, in the sole discretion of Vitesse, to the extent permitted by applicable Law. The failure by Vitesse at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Effective Time.

6.3	Additional Conditions to Obligation of Company.

The obligation of Company to effect the Arrangement shall be further subject to satisfaction of the following additional conditions at or prior to the Effective Time, any or all of which may be waived by Company, in whole or in part, to the extent permitted by applicable Law:

(a)	(i) The representations and warranties of Vitesse set forth in Section 4.1 (Organization, Standing and Power), Section 4.2(a) and (b) (Capital Structure), Section 4.3(a) (Authority; No Violations) and Section 4.6(a) (Absence of Certain Changes or Events) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing, as though made on and as of the Closing (except, with respect to Section 4.2(a) and (b) (Capital Structure), for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time); (ii) all other representations and warranties of Vitesse set forth in Section 4.2 (Capital Structure) shall have been true and correct as of the date of this Agreement and shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct in all material respects only as of such date or period of time); and (iii) all other representations and warranties of Vitesse set forth in Article 4 shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing, as though made on and as of the Closing (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to "materiality," "in all material respects" or "Vitesse Material Adverse Effect") would not reasonably be expected to have, individually or in the aggregate, a Vitesse Material Adverse Effect.

(b)	Other than with regard to Section 5.21, Vitesse shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c)	Vitesse shall have delivered to Company a certification of the Chief Executive Officer, the Chief Financial Officer or another executive officer (reasonably acceptable to Company) of Vitesse certifying as to the matters specified in Section 6.3(a) and Section 6.3(b).

The foregoing conditions are for the sole benefit of Company and may, subject to the terms of this Agreement, be waived by Company, in whole or in part at any time and from time to time, in the sole discretion of Company, to the extent permitted by applicable Law. The failure by Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Effective Time.

6.4	Frustration of Conditions.

Neither Party may rely, either as a basis for not consummating the Transactions contemplated by this Agreement on the failure of any condition set forth in Section 6.1, Section 6.2, or Section 6.3, as the case may be, to be satisfied if such failure was primarily caused by, or primarily resulted from, such Party's failure to perform any of its covenants or agreements under this Agreement.

6.5	Merger of Conditions.

Subject to applicable Law, the conditions set out in Section 6.1, Section 6.2, or Section 6.3 shall be conclusively deemed to have been satisfied, waived or released upon the occurrence of the Effective Time.

Article 7
TERMINATION

7.1	Termination.

This Agreement may be terminated prior to the Effective Time, whether before or after receipt of the Company Requisite Shareholder Vote or the Vitesse Stockholder Approval, as applicable, in the following circumstances:

(a)	by mutual written consent of Vitesse and Company;

(b)	by either Vitesse or Company, upon written notice to the other Party, if:

(i)	the Effective Date has not occurred on or prior to June 15, 2025 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any Party whose, or whose Subsidiaries' or Representatives', breach of this Agreement has been the primary cause of the failure of the Effective Date to occur on or before such date;

(ii)	any Governmental Entity of competent jurisdiction shall have issued a final and non-appealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Arrangement, provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a Party whose, or whose Subsidiaries' or Representatives', breach of this Agreement has been the primary cause for the entry of the Order;

(iii)	the Company Requisite Shareholder Vote contemplated by this Agreement shall not have been obtained upon a vote held at a duly held Company Meeting, or at any final adjournment or postponement; or

(iv)	the Vitesse Stockholder Approval contemplated by this Agreement shall not have been obtained upon a vote held at a duly held Vitesse Meeting, or at any final adjournment or postponement thereof;

(c)	by Vitesse, upon written notice to Company:

(i)	prior to the Effective Time, if any of Company's covenants, representations or warranties contained in this Agreement (other than those set forth in Section 5.3) shall have been breached or, any of Company's representations and warranties shall have become untrue, such that any of the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied, and such breach (A) is incapable of being cured by Company prior to the Termination Date (including as such date may have been extended in accordance with this Agreement), or (B) shall not have been cured by the earlier of (1) 30 days of receipt by Company of written notice of such breach describing in reasonable detail such breach and (2) two (2) Business Days prior to the Termination Date; provided that Vitesse is not then in breach of any of its covenants, representations or warranties contained in this Agreement such that Company has the right to terminate this Agreement pursuant to Section 7.1(d)(i);

(ii)	at any time prior to the receipt of the Company Requisite Shareholder Vote, if the Company Board or any committee thereof shall have made a Company Adverse Recommendation Change;

(iii)	at any time prior to the receipt of the Company Requisite Shareholder Vote, if there is a Willful and Material Breach of Section 5.3 by Company other than in the case where (A) such breach is a result of an isolated action by a Person that is a Representative of Company or any of Company's Subsidiaries (other than a director or officer of Company) who was not acting at the direction of Company; (B) Company promptly remedies such breach; and (C) the consummation of the Transactions is not materially impeded, interfered with or prevented as a result of such breach; or

(iv)	at any time prior to the receipt of the Vitesse Stockholder Approval, in order for Vitesse to enter into a definitive agreement with respect to a Vitesse Superior Proposal; provided that Vitesse (A) has not materially breached any of its obligations under Section 5.3, and (B) Vitesse shall have concurrently with such termination executed such definitive agreement and made payment to Company of the Vitesse Termination Fee in accordance with Section 7.3(a)(iii).

(d)	by Company, upon written notice to Vitesse:

(i)	prior to the Effective Time, if any of Vitesse's covenants, representations or warranties contained in this Agreement shall have been breached or, any of Vitesse's representations and warranties shall have become untrue, such that any of the conditions set forth in Section 6.3(a) or Section 6.3(b) of this Agreement would not be satisfied, and such breach (A) is incapable of being cured by Vitesse prior to the Termination Date (including as such date may have been extended in accordance with this Agreement); or (B) shall not have been cured by the earlier of (1) thirty (30) days of receipt by Vitesse of written notice of such breach describing in reasonable detail such breach; and (2) two (2) Business Days prior to the Termination Date; provided that Company is not then in breach of any of its covenants, representations or warranties contained in this Agreement such that Vitesse has the right to terminate this Agreement pursuant to Section 7.1(c)(i);

(ii)	any time prior to the receipt of the Vitesse Stockholder Approval, if the Vitesse Board or any committee thereof shall have made a Vitesse Adverse Recommendation Change;

(iii)	at any time prior to the receipt of the Vitesse Stockholder Approval, if there is a Willful and Material Breach of Section 5.3 by Vitesse other than in the case where (A) such breach is a result of an isolated action by a Person that is a Representative of Vitesse (other than a director or officer of Vitesse) who was not acting at the direction of Vitesse; (B) Vitesse promptly remedies such breach; and (C) the consummation of the Transactions is not materially impeded, interfered with or prevented as a result of such breach; or

(iv)	at any time prior to the receipt of the Company Requisite Shareholder Vote, in order for Company to enter into a definitive agreement with respect to a Company Superior Proposal; provided that Company (A) has not materially breached any of its obligations under Section 5.3; and (B) shall have concurrently with such termination executed such definitive agreement and made payment to Vitesse of the Company Termination Fee in accordance with Section 7.3(b)(iii).

7.2	Effect of Termination.

In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect with no liability of any Party; provided, however, that Section 5.7(b) [Confidentiality], Section 5.14 [Pre-Acquisition Reorganization], Section 5.21 [Privacy Matters], this Section 7.2 [Effect of Termination], Section 7.3 [Termination Fees] and Article 8 [Miscellaneous] of this Agreement shall survive the termination of this Agreement and shall remain in full force and effect; provided that in each case, the termination of this Agreement shall not relieve any party from any liability or damages resulting from Fraud or any Willful and Material Breach of any provision contained in this Agreement. No termination of this Agreement shall affect the obligations of the Parties pursuant to the Hedging Agreement, the Confidentiality Agreement or any other subsequent written agreement that addresses confidentiality between the Parties, except to the extent specified therein.

7.3	Termination Fees.

(a)	In the event that this Agreement is terminated by (i) (A) Company pursuant to Section 7.1(d)(ii) [Vitesse Adverse Recommendation Change], or (B) Section 7.1(d)(iii) [Vitesse Non-Solicit Breach]; (ii) Vitesse or Company pursuant to Section 7.1(b)(iv) [Vitesse Downvote] at a time when Company had the right to terminate this Agreement pursuant to Section 7.1(d)(ii) [Vitesse Adverse Recommendation Change]; or (iii) Vitesse pursuant to Section 7.1(c)(iv) [Vitesse Superior Proposal], then Vitesse shall pay to Company the Vitesse Termination Fee (x) in the case of clause (i) or clause (ii), as promptly as possible (but in any event within three (3) Business Days) following such termination and (y) in the case of clause (iii), prior to or concurrently with such termination.

(b)	In the event that this Agreement is terminated by (i) Vitesse pursuant to (A) Section 7.1(c)(ii) [Company Adverse Recommendation Change] or (B) Section 7.1(c)(iii) [Company Non-Solicit Breach]; (ii) Vitesse or Company pursuant to Section 7.1(b)(iii) [Company Downvote] at a time when Vitesse had the right to terminate this Agreement pursuant to Section 7.1(c)(ii) [Company Adverse Recommendation Change]; or (iii) Company pursuant to Section 7.1(d)(iv) [Company Superior Proposal], then Company shall pay to Vitesse the Company Termination Fee (x) in the case of clause (i) or clause (ii), as promptly as possible (but in any event within three (3) Business Days) following such termination and (y) in the case of clause (iii), prior to or concurrently with such termination.

(c)	In the event that this Agreement is terminated by either Party pursuant to Section 7.1(b)(i) [Termination Date] and at the time of such termination, (i) the Vitesse Stockholder Approval shall not have been obtained; and (ii) Company would have been permitted to terminate this Agreement pursuant to Section 7.1(d)(ii) [Vitesse Adverse Recommendation Change], and in each case of clauses (i) and (ii) a Vitesse Acquisition Proposal has been publicly proposed or otherwise publicly communicated to Vitesse's stockholders or the Vitesse Board and remains outstanding at the time of the Vitesse Meeting, then Vitesse shall pay to Company the Vitesse Termination Fee as promptly as possible (but in any event within three (3) Business Days) following such termination.

(d)	In the event that this Agreement is terminated by either Party pursuant to Section 7.1(b)(i) [Termination Date] and at the time of such termination, (i) the Company Requisite Shareholder Vote shall not have been obtained; and (ii) Vitesse would have been permitted to terminate this Agreement pursuant to Section 7.1(c)(ii) [Company Adverse Recommendation Change], and in each case of clauses (i) and (ii) a Company Acquisition Proposal has been publicly proposed or otherwise publicly communicated to Company's shareholders or the Company Board and remains outstanding at the time of the Company Meeting, then Company shall pay to Vitesse the Company Termination Fee as promptly as possible (but in any event within three (3) Business Days) following such termination.

(e)	In the event that (i) prior to the Company Meeting, a Company Acquisition Proposal is publicly proposed or otherwise publicly communicated to Company's shareholders or the Company Board and remains outstanding three (3) Business Days prior to the time of the Company Meeting; and (ii) this Agreement is terminated by Vitesse or Company pursuant to Section 7.1(b)(i) [Termination Date] or Section 7.1(b)(iii) [Company Downvote] or by Vitesse pursuant to Section 7.1(c)(i) [Company Terminable Breach] and concurrently with or within 6 months after any such termination described in clause (ii), Company or any Subsidiary of Company enters into a definitive agreement with respect to, or otherwise consummates, any Company Acquisition Proposal (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of "Acquisition Proposal" for all purposes under this Section 7.3(e)), then Company shall pay to Vitesse the Company Termination Fee as promptly as possible (but in any event within three (3) Business Days) following the earlier of the entry into such definitive agreement or consummation of such Company Acquisition Proposal.

(f)	In the event that (i) prior to the Vitesse Meeting, a Vitesse Acquisition Proposal is publicly proposed or otherwise publicly communicated to Vitesse's stockholders or the Vitesse Board and remains outstanding three (3) Business Days prior to the time of the Vitesse Meeting; and (ii) this Agreement is terminated by Vitesse or Company pursuant to Section 7.1(b)(i) [Termination Date] or Section 7.1(b)(iv) [Vitesse Downvote] or by Company pursuant to Section 7.1(d)(i) [Vitesse Terminable Breach] and concurrently with or within 6 months after any such termination described in clause (ii), Vitesse or any Subsidiary of Vitesse enters into a definitive agreement with respect to, or otherwise consummates, any Vitesse Acquisition Proposal (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of "Acquisition Proposal" for all purposes under this Section 7.3(f)), then Vitesse shall pay to Company the Vitesse Termination Fee as promptly as possible (but in any event within three (3) Business Days) following the earlier of the entry into such definitive agreement or consummation of such Vitesse Acquisition Proposal.

(g)	As used in this Agreement, (i) "Company Termination Fee" shall mean a cash amount equal to $10 million, and (ii) "Vitesse Termination Fee" shall mean a cash amount equal to $15 million.

(h)	Upon payment of the Company Termination Fee or Vitesse Termination Fee, as applicable, the paying Party shall have no further liability with respect to this Agreement or the Transactions to the other Party and its Affiliates and its and their Representatives (provided that nothing herein shall release any party from liability for Willful and Material Breach or Fraud). The Parties acknowledge and agree that in no event shall either Party be entitled to receive more than one payment of the Company Termination Fee or the Vitesse Termination Fee, as applicable.

(i)	Each of the Parties hereto acknowledges and agrees: (i) the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement; and (ii) that the Company Termination Fee and the Vitesse Termination Fee, as applicable, are not intended to be a penalty, but rather are payments in consideration for the disposition of rights of the Party entitled to receive such payments and are liquidated damages in a reasonable amount that will compensate a party hereto in the circumstances in which such payment is due and payable and which do not involve Fraud or a Willful and Material Breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. If Company or Vitesse, as applicable, fails to pay in a timely manner any amount due pursuant to this Section 7.3, then (x) Company or Vitesse, as applicable, shall reimburse the other for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related actions commenced; and (y) Company or Vitesse, as applicable, shall pay to the other interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus two percent (2%).

(j)	The Parties agree that the monetary remedies set forth in this Section 7.3 and the specific performance remedies set forth in Section 8.13 shall be the sole and exclusive remedies of (i) Company and its Subsidiaries against Vitesse and any of its former, current or future directors, officers, stockholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Arrangement to be consummated and upon payment of such amount, none of Vitesse or any of its former, current or future directors, officers, stockholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement, the Arrangement or the Transactions; provided, however, that no such payment shall relieve Vitesse of any liability or damages to Company as a result of Fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Vitesse shall be liable for damages for such Fraud or Willful and Material Breach); and (ii) Vitesse against Company and its Subsidiaries and any of their respective former, current or future directors, officers, shareholders, stockholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Arrangement to be consummated and upon payment of such amount, none of Company and its Subsidiaries or any of their respective former, current or future directors, officers, shareholders, stockholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement, the Arrangement or the Transactions; provided, however, that no such payment shall relieve Company of any liability or damages to Vitesse as a result of Fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Company shall be liable for damages for such Fraud or Willful and Material Breach).

Article 8
MISCELLANEOUS

8.1	Schedule Definitions.

All capitalized terms in the Company Disclosure Letter and the Vitesse Disclosure Letter shall have the meanings ascribed to them herein except as otherwise defined therein.

8.2	Non-Survival of Representations, Warranties and Agreements.

None of the representations, warranties or covenants set forth in this Agreement or in any document delivered pursuant hereto shall survive the Effective Time, except that covenants and agreements contained herein which expressly by their terms survive the Effective Time, all of which shall survive in accordance with their respective terms.

8.3	Expenses.

Whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, except as otherwise provided in this Agreement.

8.4	Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given or made as of the date of receipt if delivered personally, sent by overnight courier (providing proof of delivery) or sent by registered or certified mail (return receipt requested, postage prepaid) or on the date of transmission if sent by e-mail (excluding automatic "undeliverable" or similar replies), in each case, to the Parties at the following addresses (or at such other address or email address for a Party as shall be specified by like notice): If to Company:

Lucero Energy Corp.

Livingston Place, South Tower

1024 - 222 3rd Ave SW

Calgary, Alberta Canada T2P 0B4

Attention:	Brett Herman, President and Chief Executive Officer
E-mail:	[***]

with copies to (which shall not constitute notice):

Burnet, Duckworth & Palmer LLP

2400, 525 - 8th Avenue SW

Calgary, Alberta Canada T2P 1G1

Attention:	Syd S. Abougoush
E-mail:	sabougoush@bdplaw.com

Davis Graham & Stubbs LLP

2400 Walnut Street, Suite 700

Denver, Colorado USA 80205

Attention:	Lamont Larsen
Brian Boonstra
E-mail:	lamont.larsen@davisgraham.com
brian.boonstra@davisgraham.com

If to Vitesse:

Vitesse Energy, Inc.

5619 DTC Parkway, Suite 700

Greenwood Village, Colorado USA 80111

Attention:	Brian Cree
James Henderson
M. Scott Regan
E-mail:	[***]
[***]
[***]

with copies to (which shall not constitute notice):

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas USA 77019

Attention:	Eileen Boyce
Michael Swidler
E-mail:	eileen.boyce@bakerbotts.com
michael.swidler@bakerbotts.com

Blake, Cassels & Graydon LLP

Suite 3500, 855 – 2nd Street SW

Calgary, Alberta, Canada T2P 4J8

Attention:	Dan McLeod
Chad Schneider
E-mail:	daniel.mcleod@blakes.com
chad.schneider@blakes.com

8.5	Entire Agreement; No Third Party Beneficiaries.

(a)	This Agreement, the Company Disclosure Letter, the Vitesse Disclosure Letter, the Confidentiality Agreement and the Hedging Agreement constitute the entire agreement, and supersede all prior understandings, agreements or representations, both written and oral, between the Parties with respect to the subject matter hereof; provided, however, the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement. The Company Disclosure Letter and the Vitesse Disclosure Letter are "facts ascertainable" as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

(b)	This Agreement, except for the provisions of Section 5.10 [Indemnification and Insurance], and Section 8.12 [No Recourse] shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. The provisions of Section 5.10 are intended for the irrevocable benefit of the Persons referenced therein, as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such Persons.

8.6	Assignment; Binding Effect.

No Party may assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise, including a merger or amalgamation) without the prior written approval of the other Party, and any attempted assignment without such prior written approval shall be void and without legal effect. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns.

8.7	Governing Law; Jurisdiction and Venue.

This Agreement shall be governed by and construed in accordance with the contract law of the State of Delaware ("Delaware Law"), regardless of any other Laws that might otherwise govern under applicable principles of conflicts of law, without giving effect to any Law, rule, or provision that would cause the application of any Law other than Delaware Law; provided that the interpretation of the duties of the Company Board shall be governed by, and construed in accordance with, the Laws of the Province of Alberta and the Laws of Canada applicable therein. Except as it relates to the Arrangement and the Plan of Arrangement, each of Company and Vitesse irrevocably and unconditionally submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any other state or federal court located in the State of Delaware), for the purposes of any Proceeding (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the Transactions, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Except as it relates to the Arrangement and the Plan of Arrangement, each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding against such Party (i) arising under this Agreement; or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the Transactions, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.7 for any reason, (B) that such Party or such Party's property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (1) the Proceeding in any such court is brought against such Party in an inconvenient forum, (2) the venue of such Proceeding against such Party is improper or (3) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail or internationally recognized courier service to such party's respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding. Notwithstanding anything herein to the contrary and for the avoidance of doubt, the Plan of Arrangement (including the Arrangement) shall be governed in accordance with the terms thereof, including with respect the governing law, jurisdiction and venue.

8.8	Severability.

If the term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, then all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the Transactions are consummated as originally contemplated to the greatest extent possible.

8.9	Amendment.

This Agreement may only be amended by Vitesse and Company, by action taken or authorized by their respective Board of Directors, at any time before or after the Company Requisite Shareholder Vote or the Vitesse Stockholder Approval is obtained; provided, however, that after approval of the Arrangement by the shareholders of Company, no amendment may be made which under applicable Law requires the further approval of the shareholders of Company or the Court without first obtaining such further approval. This Agreement may not be amended except by a written instrument signed on behalf of each of the Parties.

8.10	Waiver of Jury Trial.

THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

8.11	Counterparts.

This Agreement may be executed in two (2) or more counterparts, including via facsimile or email in pdf form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

8.12	No Recourse.

Notwithstanding anything to the contrary herein, each of Company and Vitesse hereby agrees, on behalf of itself and its Affiliates, that none of Vitesse's or Company's, as applicable, lenders and their respective directors, officers and Affiliates shall have any liability or obligation under this Agreement or the Transactions (whether in contract, tort, equity or otherwise). Vitesse's and Company's lenders and their directors, officers and Affiliates are third party beneficiaries of Section 8.7 and Section 8.12.

8.13	Specific Performance.

The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 7.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 8.13, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each Party accordingly agrees (a) the non-breaching Party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching Party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement and will not plead in defense thereto that there are adequate remedies at Law, all in accordance with the terms of this Section 8.13. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.13, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.14	Extension; Waiver.

At any time before the Effective Time, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party under or pursuant to this Agreement; (b) waive any inaccuracies in the representations and warranties made by the other Party in this Agreement or in any document delivered pursuant hereto; and (c) waive compliance with any of the covenants made by the other Party, or any of the conditions benefiting such waiving Party contained, in this Agreement. Any agreement on the part of any Party to any such extension or waiver shall be valid as against such Party only if set forth in a written instrument signed on behalf of such Party. Except for a waiver effected in accordance with the previous sentence, the failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Arrangement Agreement as of the day and year first written above.

LUCERO ENERGY CORP.

By:	/s/ Brett Herman
Name:	Brett Herman
Title:	President and Chief Executive Officer

VITESSE ENERGY, INC.

By:	/s/ Robert W. Gerrity
Name:	Robert W. Gerrity
Title:	Chairman, Chief Executive Officer

[Signature Page to Arrangement Agreement]

EXHIBIT A

ARRANGEMENT RESOLUTION

BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

1.	The arrangement (the "Arrangement") under Section 193 of the Business Corporations Act (Alberta) (the "ABCA") involving Lucero Energy Corp. ("Company"), Vitesse Energy, Inc. ("Vitesse"), and the holders of common shares of Company (the "Shareholders"), as more particularly described and set forth in the management information circular of Company dated [•], 2025, as the Arrangement may be modified or amended in accordance with its terms, is hereby authorized, approved and adopted.

2.	The plan of arrangement (the "Plan of Arrangement") involving Company, Vitesse, and the Shareholders, the full text of which is set out as Exhibit B to the Arrangement Agreement dated effective as of December 15, 2024, between Company and Vitesse (as may be modified or amended, or amended and restated, in accordance with its terms, the "Arrangement Agreement"), as the Plan of Arrangement may be modified or amended in accordance with its terms, is hereby authorized, approved and adopted.

3.	The Arrangement Agreement, the actions of the directors of Company in approving the Arrangement Agreement, the Arrangement and any related transactions, and the actions of the directors and officers of Company in executing and delivering the Arrangement Agreement and any amendments or modifications thereto in accordance with its terms, are hereby ratified, approved and confirmed in all respects.

4.	Company is hereby authorized to apply for a final order from the Court of King's Bench of Alberta to approve the Arrangement in accordance with and subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement.

5.	Any one director or officer of Company be and is hereby authorized and directed for and on behalf of Company to execute, under the corporate seal of Company or otherwise, and to deliver to the Registrar under the ABCA for filing, articles of arrangement and such other documents as are necessary or advisable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Arrangement Agreement.

6.	Notwithstanding that this resolution has been passed (and the Plan of Arrangement adopted) by the Shareholders or that the Arrangement has been approved by the Court of King's Bench of Alberta, the directors of Company are hereby authorized and empowered without further notice to or approval of the Shareholders: (a) to amend the Arrangement Agreement or the Plan of Arrangement, to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; and (b) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

7.	Any one director or officer of Company is hereby authorized and directed for and on behalf of Company to execute or cause to be executed, under the corporate seal of Company or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person's opinion may be necessary or advisable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

Exhibit A-1

EXHIBIT B

PLAN OF ARRANGEMENT

UNDER SECTION 193 OF THE

BUSINESS CORPORATIONS ACT (ALBERTA)

Article 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following defined terms shall have the meanings ascribed to them below:

"ABCA" means the Business Corporations Act (Alberta);

"Affected Person" has the meaning ascribed thereto in Section 5.6 of this Plan of Arrangement;

"Arrangement" means the arrangement pursuant to Section 193 of the ABCA, on the terms set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement, or this Plan of Arrangement or made at the direction of the Court (provided, however, that any such amendment or variation is acceptable to both Company and Vitesse, each acting reasonably);

"Arrangement Agreement" means the arrangement agreement dated as of December 15, 2024 between Vitesse and Company, with respect to the Arrangement, as further amended, amended and restated or supplemented in accordance with the terms thereof prior to the Effective Date;

"Arrangement Resolution" means the special resolution of the Company Shareholders, approving the Plan of Arrangement which is to be considered at the Meeting;

"Articles of Arrangement" means the articles of arrangement of Company in respect of the Arrangement (which shall include this Plan of Arrangement) required under Section 193(4.1) of the ABCA to be sent to the Registrar after the Final Order has been granted and all other conditions precedent to the Arrangement set forth in the Arrangement Agreement have been satisfied or waived, giving effect to the Arrangement;

"Broker" shall have the meaning ascribed thereto in Section 5.6(a);

"Business Day" means any day on which banks are not required or authorized to close in Denver, Colorado, U.S.A, and the Province of Alberta, Canada;

"Certificate" means the certificate or proof of filing to be issued by the Registrar pursuant to Section 193(11) of the ABCA in respect of the Articles of Arrangement, giving effect to the Arrangement;

"Code" means the United States Internal Revenue Code of 1986, as amended;

"Company" means Lucero Energy Corp., a corporation existing under the laws of the Province of Alberta, Canada;

"Company Common Shares" means the issued and outstanding common shares of Company;

Exhibit B-1

"Company Shareholders" means the holders of Company Common Shares;

"Company Warrants" means the outstanding warrants, if any, to purchase Company Common Shares at an exercise price of $0.475 per share;

"Consideration" means, in respect of each Company Common Share, 0.01239 of a Vitesse Share;

"Court" means the Court of King's Bench of Alberta;

"Depositary" means such person as Vitesse and Company agree to appoint to act as depositary of Company Common Shares;

"Dissent Right" shall have the meaning ascribed thereto in Section 4.1(a);

"Dissenting Shareholder" means any registered holder of Company Common Shares who has validly exercised Dissent Rights in respect of the Arrangement in accordance with this Plan of Arrangement and the Interim Order, and has not withdrawn or been deemed to have withdrawn such exercise prior to the Effective Time;

"DRS Advice" means a Direct Registration System (DRS) Advice;

"Effective Date" means the date the Arrangement becomes effective under the ABCA, being the date shown on the Certificate;

"Effective Time" means 12:01 a.m. on the Effective Date, or such other time as Company and Vitesse agree in writing;

"Final Order" means the final order of the Court approving the Arrangement pursuant to Section 193(4) of the ABCA, in a form reasonably acceptable to Company and Vitesse, as such order may be amended by the Court (with the consent of both Company and Vitesse, which consent shall not be unreasonably withheld, conditioned or delayed) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is reasonably acceptable to both Company and Vitesse) on appeal;

"Governmental Entity" means any supranational, national, provincial, tribal authority, state, local or foreign government, any instrumentality, subdivision, court, executive, legislature, tribunal, administrative agency, regulatory authority or commission or other authority thereof, or any quasi-governmental, self-regulatory or private body exercising any regulatory, judicial, administrative, taxing, importing or other governmental or quasi-governmental authority;

"Interim Order" means the interim order of the Court in respect of the Arrangement made pursuant to Section 193(4) of the ABCA, in a form reasonably acceptable to Company and Vitesse, providing for, among other things, the calling and holding of the Meeting, as the same may be amended by the Court with the consent of Company and Vitesse, which consent shall not be unreasonably withheld, conditioned or delayed;

"Law" shall mean any supernational, national, provincial, regional, state, tribal, municipal, local or foreign statute, law (including common law), ordinance, rule, regulation, code, order, judgment, injunction, writ, decree, governmental guideline, or interpretation having force of law, in each case of or otherwise put into effect by or under authority of any Governmental Entity; and the term "applicable" with respect to any such Law and in a context that refers to one or more persons, means such Laws as are applicable to such persons or its business, undertaking, property or securities and emanate from a person having jurisdiction over the person or persons or its or their business, undertaking, property or securities;

Exhibit B-2

"Letter of Transmittal" means the letter of transmittal to be sent to registered Company Shareholders prior to or promptly following the Effective Time for use in connection with the Arrangement;

"Liens" means any liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, statutory or deemed trusts, security interests, restrictions, rights of first refusal, defects in title, prior assignment, license sublicense or other third party interests or encumbrances of any kind or any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

"Meeting" means the special (or, if applicable, annual and special) meeting of the Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the approval of (if applicable, among other things) the Arrangement Resolution;

"Registrar" means Registrar of Corporations for the Province of Alberta or the Deputy Registrar of Corporations appointed under Section 263 of the ABCA;

"Tax Act" means the Income Tax Act (Canada);

"Taxes" means any and all taxes and charges, levies or other assessments in the nature of a tax, including income, harmonized sales, provincial sales, gross receipts, license, payroll, employment, employer health, stamp, occupation, windfall profits, environmental, capital stock, social security, pension (including Canada Pension Plan and Quebec Pension Plan), unemployment, disability, transfer, registration, ad valorem, alternative or add-on minimum, estimated, corporate, capital, excise, property, sales, use, turnover, value-added and franchise taxes, deductions, contributions, withholdings, custom duties and other assessments in the nature of a tax, together with all interest, penalties and additions thereto, imposed by any Governmental Entity;

"Taxing Authority" means any Governmental Entity having jurisdiction over the administration or imposition of any Tax;

"Vitesse" means Vitesse Energy, Inc., a corporation organized and existing under the laws of the State of Delaware, U.S.A.;

"Vitesse Shares" means the shares of the common stock of Vitesse, $0.01 par value per share; and

"Withholding Obligation" shall have the meaning ascribed thereto in Section 5.6.

In addition, words and phrases used herein and defined in the ABCA but not otherwise defined herein shall have the same meaning as in the ABCA unless the context otherwise requires.

1.2	Interpretation Not Affected by Headings

(a)	For the purposes of this Plan of Arrangement, except as otherwise expressly provided:

(b)	the words "hereof", "herein", "hereto" and "hereunder" and other words of similar import refer to this Plan of Arrangement as a whole and not to any particular Article, Section, Subsection, or other subdivision or recital hereof;

Exhibit B-3

(c)	all references in this Plan of Arrangement to a designated "Article", "Section", "Subsection" or other subdivision or recital hereof are references to the designated Article, Section, Subsections or other subdivision or recital to, this Plan of Arrangement;

(d)	the division of this Plan of Arrangement into Articles, Sections, Subsections and other subdivisions or recitals and the insertion of headings and captions are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Plan of Arrangement or any provision hereof;

(e)	a reference to a statute in this Plan of Arrangement includes all regulations, rules, policies or instruments made thereunder, all amendments to the statute, regulations, rules, policies or instruments in force from time to time, and any statutes, regulations, rules, policies or instruments that supplement or supersede such statute, regulations, rules, policies or instruments;

(f)	the word "including" is not limiting, whether or not non-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto; and

(g)	all references to "approval", "authorization" or "consent" in this Plan of Arrangement means written approval, authorization or consent.

1.3	Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of any gender shall include all genders.

1.4	Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of the United States and "$" refers to United States dollars.

1.6	Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein are local time in the Province of Alberta, Canada unless otherwise stipulated herein.

Article 2
ARRANGEMENT AGREEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement.

Exhibit B-4

2.2	Filing of the Articles of Arrangement

The Articles of Arrangement shall be sent to the Registrar with the purpose and intent that none of the provisions of this Plan of Arrangement shall become effective unless all of the provisions of this Plan of Arrangement shall have become effective in the sequence provided for herein. The Certificate shall be conclusive evidence that the Arrangement has become effective at the Effective Time and that each of the provisions of Section 3.2 have become effective in the sequence, at the times and in the manner set out therein. If no Certificate is required to be issued by the Registrar pursuant to Section 193(11) of the ABCA, the Arrangement shall become effective at the Effective Time on the date the Articles of Arrangement are sent to the Registrar pursuant to Section 193(4.1) of the ABCA.

Article 3
THE ARRANGEMENT

Plan of Arrangement

3.1        This Plan of Arrangement, upon the sending of the Articles of Arrangement and the issuance of the Certificate, if any, shall become effective at, and be binding at and after, the Effective Time on (i) the Company, (ii) Vitesse, (iii) all registered and beneficial holders of Company Common Shares, including Dissenting Shareholders, (iv) all registered and beneficial holders of Company Warrants, (v) the Depositary, and (vi) all other persons.

3.2        On the Effective Date, commencing at the Effective Time, the following events or transactions shall occur and be deemed to occur sequentially, in the following order in two minute increments, without any further act or formality required on the part of any person, except as expressly provided herein:

(a)	each issued and outstanding Company Common Share held by a Dissenting Shareholder immediately prior to the Effective Time shall be and shall be deemed to be transferred and assigned by such Dissenting Shareholder, without any further act or formality, to Company (free and clear of any Liens of any nature whatsoever) and shall immediately be and shall be deemed to be cancelled, and:

(i)	such Dissenting Shareholder shall cease to be a holder of such Company Common Shares and to have any rights as a holder of Company Common Shares, other than to be paid the fair value of such Company Common Shares in accordance with Article 4;

(ii)	the name of each Dissenting Shareholder shall be removed from the register of holders of Company Common Shares maintained by or on behalf of Company; and

(iii)	the register of holders of Company Common Shares maintained by or on behalf of Company shall be revised accordingly to give effect to such transfer and cancellation;

(b)	each Company Common Share (other than any Company Common Shares held by Vitesse and any Dissenting Shareholder) shall be and shall be deemed to have been transferred and assigned without any further act or formality, to Vitesse (free and clear of any Liens of any nature whatsoever) in exchange for the Consideration, and:

(i)	such Company Shareholders shall cease to be holders of Company Common Shares and to have any rights as holders of Company Common Shares;

(ii)	the name of each such holder of Company Common Shares shall be removed from the register of holders of Company Common Shares maintained by or on behalf of Company; and

Exhibit B-5

(iii)	Vitesse shall be deemed the transferee and holder of all of Company Common Shares transferred in accordance with this Section 3.2(b) and the register of holders of Company Common Shares maintained by or on behalf of Company shall be revised accordingly; and

(c)	any Company Warrants that remain outstanding and have not been exercised or cancelled prior to the Effective Time shall be exchanged for warrants issued by Vitesse to acquire Vitesse Shares, and shall be otherwise adjusted, all in accordance with the terms of the certificate(s) representing any such outstanding Company Warrants, and shall otherwise remain subject to the terms of such certificate(s) in all respects.

Article 4
DISSENT RIGHTS

4.1	Rights of Dissent

(a)	Each registered holder of Company Common Shares shall have the right to dissent with respect to the Arrangement pursuant to and in the manner set forth in Section 191 of the ABCA, as modified by this Article 4 and the Interim Order ("Dissent Rights").

(b)	Notwithstanding Section 191(5) of the ABCA, the written notice setting forth the objection of such registered Company Shareholders to the Arrangement and exercise of Dissent Rights, must be received by Company not later than 5:00 p.m. on the Business Day that is five (5) Business Days before the Meeting or any date to which the Meeting may be postponed or adjourned.

(c)	Company Shareholders who validly exercise Dissent Rights shall be deemed to have transferred Company Common Shares held by them to Company, for cancellation, as provided in Section 3.2(a), and if they are ultimately:

(i)	entitled to be paid fair value of such Company Common Shares, they shall: (A) be deemed not to have participated in the transactions set forth in Section 3.2 (other than Section 3.2(a)); (B) be entitled to be paid fair value for such Company Common Shares by Company, which fair value, notwithstanding anything to the contrary contained in the ABCA, shall be determined as of close of business on the day before the Arrangement Resolution was adopted at the Meeting and (C) not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holder not exercised Dissent Rights in respect of such Company Common Shares; or

(ii)	not entitled, for any reason, to be paid fair value for their Company Common Shares, shall: (A) be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Company Common Shares; and (B) shall be entitled to receive only the Consideration contemplated in Section 3.2(b) that such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Rights;

(d)	In no circumstances shall Company, Vitesse, or any other person be required to recognize a person purporting to exercise Dissent Rights: (i) unless, as of the deadline for exercising Dissent Rights (as set forth in Section 4.1(b)), such person is a registered holder of Company Common Shares in respect of which such rights are sought to be exercised; (ii) if such Company Shareholder has voted or instructed a proxyholder to vote such Company Common Shares in favour of the Arrangement Resolution; and (iii) unless such Company Shareholder has strictly complied with the procedures for exercising Dissent Rights and does not withdraw such exercise prior to the Effective Time.

Exhibit B-6

(e)	For greater certainty, in no case shall Company, Vitesse, or any other person be required to recognize Dissenting Shareholders as holders of Company Common Shares after the Effective Time and following completion of the transfer and cancellation of Company Common Shares pursuant to Section 3.2(a), and the names of such Dissenting Shareholders shall be deleted from the register of holders of Company Common Shares as of the Effective Time.

(f)	In addition to any other restrictions under the Interim Order and Section 191 of the ABCA, none of the following shall be entitled to exercise Dissent Rights: (i) the Company Shareholders who have voted or instructed a proxyholder to vote Company Common Shares in favour of the Arrangement Resolution; or (ii) any person who is not a registered Company Shareholder.

Article 5
DELIVERY OF VITESSE SHARES AND OUTSTANDING CERTIFICATES

5.1	Deposit of Consideration with the Depositary

Following the receipt of the Final Order and, prior to the sending of the Articles of Arrangement to the Registrar, Vitesse shall deposit, or cause to be deposited, in escrow with the Depositary the aggregate Consideration in certificated or DRS Advice form required to be issued to former Company Shareholders pursuant to the Arrangement, which Consideration shall be held by the Depositary as agent and nominee for such former Company Shareholders for delivery to such former Company Shareholders in accordance with the provisions of this Article 5.

5.2	No Fractional Vitesse Shares; Rounding

In no event shall any holder of Company Common Shares be entitled to fractional Vitesse Shares. Where the aggregate number of Vitesse Shares to be issued to a Company Shareholder pursuant to the Arrangement would result in a fraction of a Vitesse Share being issuable, such Company Shareholder shall receive the nearest whole number of Vitesse Shares. For greater certainty, where such fractional interest is greater than or equal to 0.5, the number of Vitesse Shares to be issued will be rounded up to the nearest whole number, and where such fractional interest is less than 0.5, the number of Vitesse Shares to be issued will be rounded down to the nearest whole number. In calculating such fractional interests all Company Common Shares and/or Vitesse Shares (as applicable) registered in the name of or beneficially held by such holder thereof or their nominee shall be aggregated.

5.3	Delivery of Consideration

(a)	Upon return of a properly completed Letter of Transmittal by a registered former Company Shareholder together with the surrender to the Depositary for cancellation of a certificate or DRS Advice evidencing the surrender of such shares, that immediately before the Effective Time represented one or more outstanding Company Common Shares that were transferred to Vitesse in exchange for the Consideration in accordance with Sections 3.2(b) and 4.1(c)(ii) hereof, as applicable, together with such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered Company Common Shares shall be entitled to receive in exchange therefore, and the Depositary shall deliver to such holder following the Effective Time a certificate or DRS Advice representing that number of Vitesse Shares that such holder is entitled to receive as Consideration pursuant to the Arrangement, less any amounts deducted or withheld therefrom in accordance with Section 5.6.

Exhibit B-7

(b)	After the Effective Time and until surrendered for cancellation as contemplated by Section 5.3(a) but subject to Section 5.7, each Company Common Share shall be deemed at all times to represent only the right to receive in exchange therefor the Consideration that the holder is entitled to receive pursuant to the Arrangement and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment or distribution in connection therewith (other than as contemplated by Section 5.5).

5.4	Lost Certificates

If any certificate, that immediately prior to the Effective Time represented one or more outstanding Company Common Shares that were transferred to Vitesse in exchange for the Consideration in accordance with Section 3.2, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, the Consideration that such holder is entitled to receive pursuant to the Arrangement. When authorizing such delivery of Consideration that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom such Consideration is to be delivered shall, as a condition precedent to the delivery of such Consideration, give a bond satisfactory to Vitesse and the Depositary in such amount as Vitesse and the Depositary may direct, or otherwise indemnify Vitesse and the Depositary in a manner satisfactory to Vitesse and the Depositary, against any claim that may be made against Vitesse or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

5.5	Distributions with Respect to Unsurrendered Company Common Shares

No dividend or other distribution declared or made after the Effective Time with respect to Vitesse Shares with a record date after the Effective Time shall be delivered to any Company Shareholder unless and until the holder shall have complied with the provisions of Section 5.3 or Section 5.4 hereof. All such dividends shall be paid or delivered to the Depositary to be held in trust for the former holder of such Company Common Shares and, subject to applicable Law, at the time of compliance with the provisions of Section 5.3 or Section 5.4 hereof, there shall, in addition to the delivery of Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Vitesse Shares, net of any amount deducted or withheld therefrom in accordance with Section 5.6 hereof.

5.6	Withholding Rights

Vitesse, Company, the Depositary and their respective affiliates and agents shall be entitled to deduct and withhold from all distributions or payments otherwise payable to any former Company Shareholder or other Person (an "Affected Person") such amounts as any of them reasonably determines is required to be deducted or withheld with respect to such payment under the Tax Act, the Code or any provision of any applicable federal, provincial, state, local or foreign Law or treaty, in each case, as amended (a "Withholding Obligation"). To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes hereof as having been paid or delivered to the Affected Person in respect of which such deduction and withholding was made, provided that such deducted and withheld amounts are remitted to the appropriate Governmental Entity. Vitesse, Company, the Depositary and their respective affiliates and agents shall cooperate in good faith with one another and use their respective reasonable commercial efforts to obtain, upon request, a permitted reduction of or relief from any Withholding Obligation. Vitesse, Company, the Depositary and their respective affiliates and agents shall also have the right to:

(a)	withhold and sell, on their own account or through a broker (the "Broker"), and on behalf of any Affected Person; or

Exhibit B-8

(b)	require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker to pay the proceeds of such sale to Company, the Depositary or Vitesse as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction);

such number of Vitesse Shares issued or issuable to such Affected Person pursuant to the Arrangement Agreement as is necessary to produce sale proceeds (after deducting commissions payable to the Broker and other reasonable costs and expenses) sufficient to fund any Withholding Obligation. Any such sale of Vitesse Shares shall be effected in good faith at prevailing market prices employing commercially reasonable practices on a public market and as soon as practicable following the Effective Date. None of Vitesse, Company, the Depositary, the Broker or their respective affiliates and agents will be liable for any loss arising out of any sale of such Vitesse Shares if such sale is made in accordance with this Section 5.6.

5.7	Outstanding Certificates and Cheques

To the extent that a former Company Shareholder shall not have complied with the provisions of Section 5.3 or Section 5.4 hereof on or before the day prior to the third (3rd) anniversary of the Effective Date, such holder and all certificates or DRS Advice representing such Company Common Shares shall cease to have or represent any right or claim of any kind or nature against Vitesse or Company to the Consideration. The Consideration to which such former Company Shareholder was entitled (together with any distributions paid in trust to the Depositary pursuant to Section 5.5), shall be paid or delivered by the Depositary to or as directed by Vitesse and certificates representing Vitesse Shares forming the Consideration shall be cancelled by Vitesse. Any payment made by way of cheque by the Depositary pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or after the third anniversary of the Effective Date, and any right or claim to payment hereunder that remains outstanding on the third anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Vitesse for no consideration.

5.8	Paramountcy

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Company Common Shares issued and outstanding immediately prior to the Effective Time; (ii) the rights and obligations of the registered holders of Company Common Shares, and Company, Vitesse, the Depositary and any transfer agent or other depositary in relation thereto, shall be solely as provided for in this Plan of Arrangement; and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Company Common Shares; shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

Article 6
AMENDMENTS

6.1	Amendments to Plan of Arrangement

(a)	Vitesse and Company reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided, however, that each such amendment, modification or supplement must be: (i) set out in writing; (ii) agreed to in writing by Vitesse and Company; (iii) filed with the Court and, if made following the Meeting, approved by the Court; and (iv) communicated to holders of Company Common Shares if and as required by the Court.

Exhibit B-9

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Company at any time prior to the Meeting; provided, however, that Vitesse shall have consented thereto in writing, acting reasonably, with or without any other prior notice or communication, and, if so proposed and accepted in the manner contemplated and to the extent required by the Arrangement Agreement by the persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement made following the Meeting shall be effective only if: (i) it is consented to in writing by each of Vitesse and Company (each acting reasonably); (ii) it is filed with and approved by the Court (other than amendments contemplated in Section 6.1(d), which shall not require such filing or approval); and (iii) if required by the Court, it is consented to by holders of Company Common Shares voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made by Company and Vitesse, including following the Effective Time, without the approval of or communication to the Court or the Company Shareholders, provided that it concerns a matter which, in the reasonable opinion of Company and Vitesse, is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any current or former Company Shareholder.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

Article 7
FURTHER ASSURANCES

7.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of Company and Vitesse shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions.

Exhibit B-10

EXHIBIT C

FORM OF COMPANY VOTING AGREEMENT

THIS VOTING SUPPORT [AND LOCK-UP]1 AGREEMENT is made as of December [●], 2024 (this “Agreement”).

BETWEEN:

VITESSE ENERGY, INC., a corporation existing under the laws of the State of Delaware (“Vitesse”)

and

Each Person listed in Schedule A hereto (each a “Securityholder” and collectively the “Securityholders”)

WHEREAS, in connection with an arrangement agreement dated the date hereof (as may be amended, modified or supplemented from time to time in accordance with its terms, the “Arrangement Agreement”) between Vitesse and Lucero Energy Corp. (“Company”), Vitesse will acquire all of the issued and outstanding voting common shares in the capital of Company (the “Company Common Shares”), subject to the terms and conditions set forth in the Arrangement Agreement;

AND WHEREAS it is contemplated that the proposed transaction will be effected pursuant to a statutory plan of arrangement (the “Arrangement”) pursuant to section 193 of the Business Corporations Act (Alberta);

AND WHEREAS the Securityholders are the registered and/or beneficial owners, directly or indirectly, of the Company Common Shares set forth on Schedule B hereto;

AND WHEREAS pursuant to the terms and conditions of the Arrangement Agreement, each of the Securityholders will receive common stock, par value $0.01 per share of Vitesse (the “Vitesse Consideration Shares”);

AND WHEREAS Vitesse is relying on the covenants, representations and warranties of the Securityholders set forth in this Agreement in connection with Vitesse’s execution and delivery of the Arrangement Agreement and would not enter into the Arrangement Agreement but for the execution and delivery of this Agreement by the Securityholders;

AND WHEREAS this Agreement sets out the terms and conditions of the agreement of the Securityholders to abide by the covenants in respect of the Subject Securities (as defined below), the Vitesse Consideration Shares and the other restrictions and covenants set forth herein;

NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

1NTD: Language in square brackets only to be included for Company Supporting Shareholders that are providing lock-ups.

Exhibit C-1

ARTICLE 1
INTERPRETATION

1.1	Definitions

All capitalized terms used in this Agreement that are not defined herein or in the recitals hereto, which recitals form an integral part of this Agreement, and that are defined in the Arrangement Agreement, shall have the respective meanings ascribed to them in the Arrangement Agreement. In addition to the capitalized terms defined elsewhere herein, in this Agreement (including the recitals):

(a)	“Parties” means, collectively, the Securityholders and Vitesse, and “Party” means any one of them, as the context requires.

(b)	“Permitted Transfer” means a Transfer by a Securityholder:

(i)	(A) to an Affiliate of such Securityholder, including partners or members of such Securityholder or Affiliate; (B) in respect of a Securityholder that is an individual, to a child or a spouse of the Securityholder; (C) in respect of a Securityholder that is an individual, by will or intestate succession following the Securityholder’s death; (D) to a tax trust, 401K, RRSP or TFSA; (E) for the purposes of estate planning; or (F) pursuant to a court order or similar decree;

(ii)	in connection with a bona fide arm’s length: (A) tender or exchange offer to acquire greater than 50% of the Vitesse Shares made to all holders of Vitesse Shares; or (B) business combination transaction (including by way of merger, consolidation, division, plan of arrangement, reorganization, recapitalization or a similar acquisition transaction) involving Vitesse provided that, in the event that the tender offer, merger, business combination or acquisition transaction is not completed, any Vitesse Consideration Shares shall remain subject to the restrictions contained in this Agreement; or

(iii)	following the date Vitesse commences a voluntary case under Title 11 of the United States Bankruptcy Code or any other similar insolvency laws;

provided, however, that in the case of clause (i), such Affiliate or transferee first enters into a written agreement with Vitesse with substantially similar terms as this Agreement or agrees in a writing to be bound and subject to the terms and provisions hereof to the same extent as the Securityholders.

(c)	“Subject Securities” shall include:

(i)	that number of Company Common Shares set forth on Schedule B to this Agreement, being all of the Company Common Shares owned legally or beneficially, either directly or indirectly, by the Securityholders or over which any of the Securityholders exercises control or direction, either directly or indirectly, and shall further include all securities which may be converted into, exchanged for, or otherwise changed into Company Common Shares and any Company Common Shares otherwise acquired by any Securityholder after the date hereof; and

Exhibit C-2

(ii)	all shares or other securities into or for which the Company Common Shares set forth on Schedule B to this Agreement may be converted, exchanged or otherwise changed, including, without limitation, securities received or to be received pursuant to any arrangement, reorganization, merger, amalgamation or other transaction involving the Company or any Subsidiary of the Company (other than the Vitesse Consideration Shares).

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections, paragraphs and Schedules and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3	Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Date for Any Action

In this Agreement, references from or through any date mean, unless otherwise specified, from and including that date and/or through and including that date, respectively.

1.5	Incorporation of Schedules

Schedules A and B attached hereto, for all purposes hereof, form an integral part of this Agreement.

ARTICLE 2
COVENANTS

2.1	General Covenants of the Securityholders

Each Securityholder hereby covenants and agrees to and for the benefit of Vitesse that, from the date hereof until the earliest of (x) the termination of this Agreement in accordance with Article 4, (y) the Effective Time and (z) the making of a Company Adverse Recommendation Change by the Company Board not in violation of the Arrangement Agreement, except as permitted by this Agreement:

(a)	at any meeting of the Company Shareholders called to vote upon the Arrangement Agreement or the transactions contemplated by the Arrangement Agreement or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of such meeting) with respect to the Arrangement Agreement or the transactions contemplated by the Arrangement Agreement is sought, the Securityholder shall cause its Subject Securities to be counted as present for purposes of establishing quorum and shall vote (or cause to be voted) its Subject Securities in favour of the approval of the Arrangement Resolution and the transactions contemplated in the Arrangement Agreement, and any other matter necessary for the consummation of the Arrangement. If the Securityholder is the beneficial owner, but not the registered holder, of any of its Subject Securities, the Securityholder agrees to take all actions necessary to cause the registered holder and any nominees to vote all of its Subject Securities in accordance with this subsection 2.1(a);

Exhibit C-3

(b)	at any meeting of the Company Shareholders called to vote upon any of the matters described in clause (i), (ii) or (iii) below or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the holders of securities of Company is sought to which the Securityholder holds securities entitled to vote at (including by written consent in lieu of such meeting) with respect to any of the matters described in clause (i), (ii) or (iii) below, the Securityholder shall cause its Subject Securities (to the extent they carry the right to vote at such meeting) to be counted as present for purposes of establishing quorum and shall, unless otherwise directed by Vitesse in writing, vote (or cause to be voted) its Subject Securities (to the extent they carry the right to vote at such meeting) against: (i) any Company Acquisition Proposal; (ii) any action, agreement, transaction or proposal that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Company under the Arrangement Agreement or of the Securityholder under this Agreement, and/or (iii) any matter that could reasonably be expected to delay, prevent, impede or frustrate the successful completion of the Arrangement or any of the transactions contemplated by the Arrangement Agreement. If the Securityholder is the beneficial owner, but not the registered holder, of any of its Subject Securities, the Securityholder agrees to take all actions necessary to cause the registered holder and any nominees to vote all of its Subject Securities in accordance with this subsection 2.1(b);

(c)	the Securityholder shall not, directly or indirectly, through any Affiliates or its or any of their respective officers, directors, employees, representatives, agents or otherwise, and shall not permit any such Person to:

(i)	solicit proxies or become a participant in a solicitation in opposition to or competition with Vitesse’s proposed purchase of the Company Common Shares as contemplated by the Arrangement;

(ii)	assist any Person in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit Vitesse’s proposed purchase of the Company Common Shares as contemplated by the Arrangement;

(iii)	act jointly or in concert with others with respect to voting securities of Company for the purpose of opposing or competing with Vitesse’s proposed purchase of the Company Common Shares as contemplated by the Arrangement; or

(iv)	cooperate in any way with, assist or participate in, knowingly encourage or otherwise facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing;

(d)	the Securityholder agrees that it will not, and will use reasonable commercial efforts to cause its Representatives not to, directly or indirectly, take any of the actions listed in clauses (i) through (iii) of Section 5.3(a) of the Arrangement Agreement (without giving effect to any amendment or modification of such clauses after the date of this Agreement). The Securityholder shall, and shall cause its Affiliates to, and shall use its reasonable commercial efforts to cause its and their Representatives to, immediately cease, and cause to be terminated, any discussions or negotiations conducted before the date of this Agreement with any Person (other than Vitesse) with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal. Notwithstanding the foregoing, the Securityholder, Securityholder’s Affiliates and/or any of its Representatives may engage in discussions or negotiations with such Person to the extent that Company is permitted to do so under Section 5.3 of the Arrangement Agreement.

Exhibit C-4

(e)	the Securityholder will not directly or indirectly sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate, grant a security interest in or otherwise convey or encumber (each, for purposes of this Section 2.1(e), a “Transfer”), or enter into any forward sale, short sale, repurchase agreement, option or other arrangement or monetization transaction with respect to any of its Subject Securities, or any right or interest therein (legal or equitable) to any Person or group of Persons, or agree to do any of the foregoing, other than pursuant to the Arrangement, provided that the Securityholder may sell, gift, Transfer, assign or convey any or all of the Subject Securities (to the extent permitted by the terms of the applicable Subject Securities) to an Affiliate of the Securityholder, provided that such Affiliate is a Party to this Agreement or enters into an agreement with Vitesse on the same terms as this Agreement, or otherwise agrees to be bound by the provisions hereof or as otherwise consented to by Vitesse;

(f)	the Securityholder will not directly or indirectly grant or agree to grant any proxies, legal appointment or power of attorney or other right to vote the Subject Securities, or deposit any of the Subject Securities into any voting trust or enter into any voting arrangement, voting trust, vote pooling or other agreement, whether by proxy, legal appointment or otherwise, with respect to the right to vote, call meetings of the Company Shareholders or give consents or approval of any kind with respect to the Subject Securities, other than pursuant to this Agreement;

(g)	the Securityholder shall not contest in any way the approval of the Arrangement by any Governmental Entity or take any other action of any kind, directly or indirectly, which might reasonably be regarded to materially reduce the success of, or delay or interfere with the completion of the transactions contemplated by the Arrangement Agreement, unless otherwise directed by Vitesse and Company in writing;

(h)	the Securityholder shall not exercise any rights of appraisal or Dissent Rights that the Securityholder may have under applicable Laws or otherwise in connection with the Arrangement or the transactions contemplated by the Arrangement Agreement;

(i)	the Securityholder shall not take any action or make any public statement which would prevent, delay, impede, interfere with or materially adversely affect the timely consummation of the Arrangement or any other transaction contemplated by the Arrangement Agreement; and

(j)	as soon as practicable following the mailing of the Company Circular and in any event at least ten Business Days prior to the date of the Company Meeting, the Securityholder shall (i) with respect to any Subject Securities that are registered in the name of the Securityholder, deliver or cause to be delivered, in accordance with the instructions set out in the Company Circular, a duly executed proxy or proxies (or voting instruction form(s) or legal appointment(s)) directing the holder of such proxy or proxies (or voting instruction form(s) or legal appointment(s)) to vote in favour of the Arrangement Resolution and/or any other matter necessary for the consummation of the Arrangement; and (ii) with respect to any Subject Securities that are beneficially owned by the Securityholder but not registered in the name of the Securityholder, deliver a duly executed voting instruction form to the intermediary through which the Securityholder holds its beneficial interest in the Subject Securities, instructing that the Subject Securities be voted at the Company Meeting in favour of the Arrangement Resolution and/or any other matter necessary for the consummation of the Arrangement. Such proxy or proxies (or voting instruction form(s) or legal appointment(s)) shall name those individuals as may be designated by Company in the Company Circular (with full power of substitution). The Securityholder shall not take, or permit any Person on its behalf to take, any action to revoke, withdraw, amend or invalidate any proxy deposited or voting instruction form submitted or cast pursuant to this Agreement notwithstanding any statutory or other rights or otherwise which the Securityholder might have, unless the Securityholder has obtained the written consent of Vitesse or this Agreement or the provisions of Section 2.1 of this Agreement have been terminated in accordance with its terms.

Exhibit C-5

2.2	Public Disclosure and Announcements

(a)	Except as required by applicable Laws, prior to the first public disclosure of the existence of this Agreement, the Securityholders will not, and will ensure that their representatives, their Affiliates, and their Affiliates’ representatives do not, make any public announcement with respect to the transactions contemplated herein or pursuant to the Arrangement Agreement without the prior written approval of Vitesse.

(b)	The Securityholders hereby consent to: (i) details of this Agreement being set out in any press release, information circular, including the Company Circular, and court documents produced by Company, Vitesse or any of their respective Affiliates in connection with the transactions contemplated by this Agreement and the Arrangement Agreement; and (ii) this Agreement being made publicly available, including by filing on SEDAR+.

2.3	Revocation of Proxies and Prior Voting Instructions

Each Securityholder hereby revokes any proxies, voting instructions, legal appointments and powers of attorney heretofore given by it in respect of the Subject Securities that are inconsistent with this Agreement. For the avoidance of doubt, this Section 2.3 does not apply to any voting instructions, legal appointments and powers of attorney delivered by any Securityholder in respect of the Company Meeting approving the Arrangement Resolution.

2.4	Lock-Up Agreements[2]

(a)	During the period commencing on the Effective Date (and subject to Closing) and ending on the earlier of (x) the 366th day following the Effective Date or (y) the date on which Vitesse has taken an action, or failed to take an action, that constitutes a breach of its obligations under Section 2.8 of the Arrangement Agreement (the “Lock-Up Period”), except only as expressly provided in Section 2.4(b) below, without the prior written consent of Vitesse, no Securityholder shall:

(i)	directly or indirectly, transfer, sell, offer, exchange, assign, pledge, gift, donate or otherwise dispose of or encumber any legal or beneficial ownership in any of the Vitesse Consideration Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer (as defined below) of, any of its Vitesse Consideration Shares or such Securityholder’s voting or economic interest therein;

2 NTD: Section 2.4 only to be included for Company Supporting Shareholders that are providing lock-ups.

Exhibit C-6

(ii)	enter into any swap, option (including, without limitation, put or call options), short sale, future, forward or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Vitesse Consideration Shares (any of the foregoing described in clause (i) above and this clause (ii), for purposes of this Section 2.4, a “Transfer”); or

(iii)	publicly disclose the intention to do any of the foregoing; provided that, prior to the expiration of the Lock-Up Period, the Securityholder shall be permitted to disclose its intention to do any of the foregoing following the expiration of the Lock-Up Period in any Schedule 13D filed by such Securityholder with the SEC.

(b)	Notwithstanding anything in Section 2.4(a) to the contrary, a Securityholder may Transfer any Vitesse Consideration Shares during the Lock-Up Period, without Vitesse’s prior written consent (but subject to written notice to Vitesse of such Transfer), in a Permitted Transfer.

(c)	Any attempted Transfer of Vitesse Consideration Shares or any interest therein in violation of this Section 2.4 shall be null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Agreement. Each Securityholder hereby authorizes and will instruct Vitesse or its counsel to notify Vitesse’s transfer agent that there is a stop transfer order with respect to all of the Vitesse Consideration Shares of such Securityholder (and that this Agreement places limits on the transfer of such Vitesse Consideration Shares), subject to the provisions hereof. Notwithstanding the foregoing, any such stop transfer order and notice will immediately be withdrawn and terminated upon any termination of this Agreement pursuant to Section 4.1.

2.5	Company Investor Rights Agreement Matters[3]

Pursuant to Section 4.1 of the Company Investor Rights Agreement, each Securityholder who has a right of consent under the Company Investor Rights Agreement for the applicable matters hereby irrevocably:

(a)	consents and agrees to, and approves of, the entry into the Arrangement Agreement by the Company and the consummation of the Arrangement and the Transactions; and

(b)	waives any remedy, acceleration or other rights such Securityholder may have under the Company Investor Rights Agreement as a result of the entry into the Arrangement Agreement by the Company and the consummation of the Arrangement and the Transactions.

Each Securityholder hereby acknowledges and agrees that, at the Effective Time, the Company Investor Rights Agreement will validly and automatically terminate in accordance with its terms, without any further action required to be taken by any party thereto.

3 NTD: To include for Company Supporting Shareholders that are party to the Company Investor Rights Agreement.

Exhibit C-7

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Securityholders

Each Securityholder hereby represents and warrants to and covenants with Vitesse as follows, and acknowledges that Vitesse is relying upon such representations, warranties and covenants in entering into this Agreement and the Arrangement Agreement:

(a)	Incorporation; Capacity; Authorization. Such Securityholder is duly formed and validly existing under the Laws of its jurisdiction of formation; it has the requisite power and authority and has received all requisite approvals to execute and deliver this Agreement and to perform its obligations hereunder.

(b)	Enforceable. This Agreement has been duly executed and delivered by such Securityholder and constitutes a legal, valid and binding obligation, enforceable against the Securityholder in accordance with its terms, subject only to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to the discretion that a court may exercise in granting equitable remedies.

(c)	Ownership of Subject Securities. Such Securityholder is, and will be immediately prior to the Effective Time, the sole registered and/or beneficial owner of the number of Subject Securities indicated on Schedule B hereto[, other than such Persons that do have beneficial ownership of the Subject Securities by virtue of the Subject Securities being held indirectly by a private equity fund,][4] with good and marketable title thereto free and clear of any and all Encumbrances (other than pursuant to this Agreement or transfer restrictions under Applicable Securities Laws or the Organizational Documents of the Company). Except for Company Share Awards and/or Company Warrants as set forth in Schedule B (if applicable), neither the Securityholder nor any of its Affiliates owns or has any interest in or exercises control or direction over any other securities, or securities convertible into or exchangeable or exercisable for securities, of Company or any of its Affiliates and has no other agreement or option, or right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Securityholder or transfer to the Securityholder of additional securities of Company.

(d)	No Breach. Neither the execution and delivery of this Agreement by such Securityholder nor the compliance by the Securityholder with any of the provisions hereof will:

(i)	result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) (or give rise to any third party right of termination, cancellation, material modification, acceleration, purchase or right of first refusal) under, any provision of the certificate of incorporation, articles, by-laws or any other constating document of the Securityholder, or under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, contract, understanding, license, agreement, lease, permit or other instrument or obligation to which the Securityholder is a party or by which the Securityholder or any of its properties or assets (including the Subject Securities) may be bound, except such breaches or defaults which could not, individually or in the aggregate, impair the ability of the Securityholder to perform its obligations under this Agreement;

4 NTD: To be included for First Reserve.

Exhibit C-8

(ii)	require on the part of the Securityholder, the making of any declaration or filing with (other than pursuant to the requirements of applicable securities legislation (which filings the Securityholder will undertake)), or any permit, authorization, consent, approval or order to be obtained from, any Governmental Entity or any other Person; or

(iii)	conflict with any judgement, order, notice, or decree applicable to the Securityholder or affecting any of its properties or assets or any statute, Law, ordinance, rule or regulation.

(e)	No Proceedings. There are no claims, actions, suits, audits, proceedings, investigations or other actions pending against or, to the knowledge of the Securityholder, threatened against or affecting the Securityholder or the beneficial or registered owner of any of the Subject Securities that, individually or in the aggregate, could reasonably be expected to have an adverse effect on the Securityholder’s ability to execute and deliver this Agreement and to perform its obligations contemplated by this Agreement. There is no order of any Governmental Entity against the Securityholder that could reasonably be expected to have an adverse effect on the Securityholder’s ability to execute and deliver this Agreement and to perform its obligations contemplated by this Agreement.

(f)	No Agreements. Other than pursuant to this Agreement and the Arrangement Agreement, no Person has any agreement or option, or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Securities, or any interest therein or right thereto, including any right to vote, except pursuant to this Agreement. Other than the Company Investor Rights Agreement, there are no shareholders’ agreements, voting trusts or other agreements, or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming a shareholders’ agreement, voting trust or other agreement, affecting the Subject Securities or the ability of such Securityholder to exercise all ownership rights thereto, including the voting of any such securities.

(g)	Voting. Subject to the rights of any other Securityholders, such Securityholder has the sole and exclusive right to enter into this Agreement and to sell, vote or direct the sale and voting of the Subject Securities. None of the Subject Securities is subject to any proxy, voting instruction, legal appointment, power of attorney, attorney-in-fact, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind.

(h)	Ownership of Vitesse Common Stock. Neither such Securityholder nor any of such Securityholder’s Affiliates currently holds, or will hold immediately prior to the completion of the Arrangement, shares of Vitesse Common Stock.

Exhibit C-9

3.2	Representations and Warranties of Vitesse

Vitesse hereby represents and warrants and covenants to the Securityholders, acknowledging that the Securityholders are relying upon such representations, warranties and covenants in entering into this Agreement:

(a)	Organization. Vitesse is a corporation duly organized and validly existing under the Laws of its jurisdiction of incorporation and has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)	Authorization. The execution, delivery and performance of this Agreement by Vitesse have been duly authorized and no other proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereunder.

(c)	Enforceable. This Agreement has been duly executed and delivered by Vitesse and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to the discretion that a court may exercise in granting equitable remedies.

ARTICLE 4
TERMINATION

4.1	Termination

With respect to any Securityholder, this Agreement shall terminate automatically upon the earliest of:

(a)	the termination of the Arrangement Agreement pursuant to and in compliance with the terms thereof;

(b)	any amendment, change, modification or waiver to the Arrangement Agreement which would (i) decrease the number of Vitesse Common Shares issuable to each Securityholder pursuant to the transactions contemplated by the Arrangement Agreement (other than any de minimis decrease or other similar adjustment for (A) changes to the Exchange Ratio to comply with policies and procedures of either the Depository Trust Company or Vitesse’s transfer or exchange agent or (B) rounding as may be required by the Plan of Arrangement), (ii) change the form of the consideration payable by Vitesse under the Arrangement Agreement or (iii) be materially adverse to any of the Securityholders, unless, in each case, each Securityholder has consented in writing to such amendment, change, modification or waiver; and

(c)	the mutual agreement in writing of Vitesse and each of the Securityholders.

For the avoidance of doubt, if the Arrangement Agreement is terminated without the Closing having occurred, this Agreement shall be null and void ab initio in all respects and of no further force or effect without any action required by the parties hereto, in which event, no restrictions contained herein shall be applicable to any shares or other equity interests of any entities presently owned or thereafter acquired by any Securityholder whatsoever.

Exhibit C-10

4.2	Effect of Termination

If this Agreement is terminated in accordance with this Article 4, the provisions of this Agreement will become void, except for Sections 2.2(a), 5.1, 5.5, 5.9, 5.11, 5.12 and 5.13 and this Section 4.2 which shall survive the termination of this Agreement, and no Party shall have liability to any other Party and the Securityholder shall be entitled to withdraw any form of proxy, voting instruction form, legal appointment or power of attorney which it may have given with respect of the Subject Securities; provided that neither the termination of this Agreement nor anything contained in this Article 4 will relieve a Party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein, to the extent such breach occurs prior to the termination of this Agreement in accordance with Article 4.

ARTICLE 5
GENERAL

5.1	Fiduciary Obligations

Vitesse agrees and acknowledges that the Securityholders are bound hereunder solely in their capacities as holders of Securities of Company and that the provisions of this Agreement shall not be deemed or interpreted to:

(a)	bind the directors, officers or principal shareholders of the Securityholders in their capacities as directors or officers of Company or any of its Subsidiaries. For the avoidance of doubt, nothing in this Agreement shall limit or restrict any person from properly fulfilling his or her fiduciary duties as a director or officer of Company or its Subsidiaries; or

(b)	require the Securityholder, in his or her capacity as an officer of Company, if applicable, to take any action in contravention of, or omit to take any action pursuant to, or otherwise take or refrain from taking any actions which are inconsistent with instructions or directions of the Company Board undertaken in the exercise of their fiduciary duties

5.2	Corporate Opportunities

In recognition and anticipation that (a) certain directors, principals, officers, employees and/or other representatives of the Securityholders and their Affiliates may serve as directors, officers or agents of Vitesse, (b) the Securityholders and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which Vitesse, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which Vitesse, directly or indirectly, may engage or proposes to engage, and (c) members of the Vitesse Board who are not employees of Vitesse or its subsidiaries (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which Vitesse, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which Vitesse, directly or indirectly, may engage or proposes to engage, the provisions of this Section 5.2 are set forth to regulate and define the conduct of certain affairs of Vitesse with respect to certain classes or categories of business opportunities as they may involve the Securityholders, the Non-Employee Directors or their respective Affiliates, as applicable, and the powers, rights, duties and liabilities of Vitesse and its directors, officers and stockholders in connection therewith. None of (i) the Securityholders or any of their Affiliates, or (ii) any Non- Employee Director or his or her Affiliates (the Persons identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by Law, have any duty to refrain from, directly or indirectly, (1) engaging in the same or similar business activities or lines of business in which Vitesse or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with Vitesse or any of its Affiliates, and, to the fullest extent permitted by Law, no Identified Person shall be liable to Vitesse or its stockholders or to any Affiliate of Vitesse for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by Law, Vitesse hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and Vitesse or any of its Affiliates. Subject to the following sentence, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and Vitesse or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by Law, have no duty to communicate or offer such transaction or other business opportunity to Vitesse or any of its Affiliates and, to the fullest extent permitted by Law, shall not be liable to Vitesse or its stockholders or to any Affiliate of Vitesse for breach of any fiduciary duty as a stockholder, director or officer of Vitesse solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to Vitesse. Notwithstanding the foregoing, Vitesse does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of Vitesse) if such opportunity is offered to such person solely in his or her capacity as a director or officer of Vitesse, and this section shall not apply to any such corporate opportunity. In addition to and notwithstanding the foregoing provisions of this Agreement or anything to the contrary in the Organizational Documents of Vitesse, to the fullest extent permitted by Law, a potential corporate opportunity shall not be deemed to be a corporate opportunity for Vitesse if it is a business opportunity that (x) Vitesse is neither financially or legally able, nor contractually permitted to undertake, (y) from its nature, is not in the line of Vitesse’s business or is of no practical advantage to Vitesse, or (z) is one in which Vitesse has no interest or reasonable expectancy.

Exhibit C-11

5.3	Further Assurances

Each of the Securityholders will, from time to time, execute and deliver all such further documents and instruments and do all such acts and things as any other Party may reasonably require and at the requesting Party’s cost: (a) to assist Company and Vitesse to successfully complete the Arrangement and the other transactions contemplated by the Arrangement Agreement; and (b) to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement, including without limitation cooperating with Vitesse and Company to make all requisite regulatory filings and to oppose any of the matters listed in subsection 2.1(b) of this Agreement.

5.4	Time

Time shall be of the essence in this Agreement.

5.5	Governing Law, Jurisdiction

This Agreement shall be governed in all respects, including validity, interpretation and effect, by the Laws of the Province of Alberta and the federal Laws of Canada applicable therein, without giving effect to any principles of conflict of Laws thereof that would result in the application of the Laws of any other jurisdiction. The Parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Alberta with respect to any dispute, claim or other matter arising under this Agreement.

5.6	Entire Agreement

This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes any prior agreement, representation or understanding with respect thereto.

5.7	Amendments and Waivers

This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the Parties. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

To the extent that the Arrangement Agreement is amended, modified, restated, replaced or superseded from time to time, all references herein to the Arrangement Agreement shall be to the Arrangement Agreement as amended, modified or restated from time to time or to the agreement which has replaced or superseded it from time to time, and all references to particular sections of the Arrangement Agreement shall be deemed to be references to the analogous provision in the Arrangement Agreement as amended, modified or restated from time to time or to the agreement which has replaced or superseded it from time to time.

5.8	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

5.9	Assignment

The provisions of this Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns. Except as permitted by Section 2.1(e), no Party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of each of the other Parties, except that Vitesse may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement to an Affiliate of Vitesse, provided that if such assignment, delegation or transfer takes place, Vitesse shall continue to be liable jointly and severally with such Affiliate for all of its obligations hereunder.

5.10	Notices

Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered, or sent by email, in the case of:

Exhibit C-12

(a)	Vitesse, addressed as follows:

Vitesse Energy, Inc.

9200 E. Mineral Avenue, Suite 200

Centennial, Colorado, USA 80112

Attention:	Brian J. Cree
E-mail:	[***]

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas, USA 77019

Attention:	Michael Swidler
Eileen Boyce

E-mail:	michael.swidler@bakerbotts.com
eileen.boyce@bakerbotts.com

Blake, Cassels & Graydon LLP

Suite 3500, 855 – 2nd Street SW

Calgary, Alberta, Canada T2P 4J8

Attention:	Daniel McLeod
Chad Schneider

E-mail:	daniel.mcleod@blakes.com
chad.schneider@blakes.com

(b)	the Securityholders, as set forth on Schedule A of this Agreement.

Any notice or other communication is deemed to be given and received (i) if sent by personal delivery, same day courier or email, on the date of delivery if it is a Business Day and the delivery was made prior to 5:00 p.m. (Calgary time) and otherwise on the next Business Day or (ii) if sent by overnight courier, on the next Business Day. A Party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a notice will be assumed not to be changed. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

Exhibit C-13

5.11	Specific Performance and other Equitable Rights

(a)	The Parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by any Securityholder of any of its covenants or obligations set forth in this Agreement, the non-breaching Party shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by another Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other Party under this Agreement. Each of the Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by it, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other Parties under this Agreement.

(b)	The Parties further agree that (i) by seeking the remedies provided for in this Section 5.11, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 5.11 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 5.11 shall require any Party to institute any proceeding for (or limit any Party's right to institute any proceeding for) specific performance under this Section 5.11 prior or as a condition to exercising any termination right under Section 4.1 (and pursuing damages after such termination), nor shall the commencement of any legal proceeding restrict or limit any Party's right to terminate this Agreement in accordance with the terms of Section 4.1 or pursue any other remedies under this Agreement that may be available then or thereafter.

5.12	No Recourse

This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as Parties hereto, and no past, present or future Affiliate, Representative, partner or stockholder of any Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

5.13	Expenses

Each of the Parties shall pay its respective legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

5.14	Rules of Construction

Each of the Parties waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.

Exhibit C-14

5.15	Independent Legal Advice

Each of the Parties hereby acknowledges that it has been afforded the opportunity to obtain independent legal advice and confirms by the execution and delivery of this Agreement that they have either done so or waived their right to do so in connection with the entering into of this Agreement.

5.16	Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by electronic copy) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed electronic copy of this Agreement, and such electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of this page intentionally left blank – signature page follows]

Exhibit C-15

IN WITNESS WHEREOF the Parties have executed this Voting Support Agreement as of the date first written above.

VITESSE ENERGY, INC.

By:
Name: [●]
Title: [●]

[SECURITYHOLDER]

By:
Name: [●]
Title: [●]

Exhibit C-16

SCHEDULE A

SECURITYHOLDERS

Securityholder	Address for Notices
[●]	Address: [●]
Attention: [●] E-mail: [●]
[●]	Address: [●]
Attention: [●] E-mail: [●]
[●]	Address: [●]
Attention: [●] E-mail: [●]
[●]	Address: [●]
Attention: [●] E-mail: [●]

Exhibit C-17

SCHEDULE B

SUBJECT SECURITIES

Securityholder	Subject Securities	Company RSU Awards	Company PSU Awards	Company Warrants
[●]	[●]	[●]	[●]	[●]
[●]	[●]	[●]	[●]	[●]
[●]	[●]	[●]	[●]	[●]
[●]	[●]	[●]	[●]	[●]

Exhibit C-18

EXHIBIT D

FORM OF VITESSE VOTING AGREEMENT

This Voting and Support and Lock-Up Agreement (this “Agreement”), dated December 15, 2024 (the “Execution Date”), by and among Lucero Energy Corp., a corporation organized and existing under the laws of the Province of Alberta, Canada (“Company”), each of the stockholders listed on Schedule I attached hereto (the “Stockholders”) of Vitesse Energy, Inc., a Delaware corporation (“Vitesse”), and Vitesse. Vitesse, Company and each of the Stockholders are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, concurrently with the execution of this Agreement, Vitesse and Company are entering into an Arrangement Agreement (as the same may be amended from time to time in accordance with its terms, the “Arrangement Agreement”) pursuant to which Vitesse will acquire all of the issued and outstanding voting common shares of Company, subject to the terms and conditions set forth in the Arrangement Agreement;

WHEREAS, each Stockholder is the Beneficial Owner (as defined below) with the requisite power and authority to direct the voting of the number of shares of common stock, par value $0.01 per share, of Vitesse (“Vitesse Common Stock” and such shares of Vitesse Common Stock, together with any other shares of capital stock of Vitesse acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to as the “Subject Shares”) set forth below such Stockholder’s name on Schedule I hereto;

WHEREAS, concurrently with the execution and delivery of the Arrangement Agreement and as a material inducement to Company’s entering into the Arrangement Agreement, the Stockholders are entering into this Agreement with respect to the Subject Shares; and

WHEREAS, pursuant to the Arrangement Agreement, and in view of the valuable consideration received by the Parties thereunder, Company, Vitesse and each Stockholder desire to enter this Agreement and the Stockholders are willing to make certain representations, warranties, covenants and agreements with respect to the Subject Shares.

NOW, THEREFORE, in consideration of foregoing and the premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.            Definitions.

For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Arrangement Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1:

(a)            “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

Exhibit D-1

(b)            “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the U.S. Exchange Act and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.

(c)             “Beneficial Owner” shall mean the Person who Beneficially Owns the referenced securities.

(d)            “Permitted Transfer” means a Transfer by a Stockholder:

(i)	(A) to an Affiliate of such Stockholder, including partners or members of such entity; (B) in respect of a Stockholder that is an individual, to a child or a spouse of the Stockholder; (C) in respect of a Stockholder that is an individual, by will or intestate succession following the Stockholder’s death; (D) to a tax trust, 401K, RRSP or TFSA; (E) for the purposes of estate planning; or (F) pursuant to a court order or similar decree;

(ii)	in connection with a bona fide arm’s length: (A) tender or exchange offer to acquire greater than 50% of the Vitesse Common Stock made to all holders of Vitesse Common Stock; or (B) business combination transaction (including by way of merger, consolidation, division, plan of arrangement, reorganization, recapitalization or a similar acquisition transaction) involving Vitesse provided that, in the event that the tender offer, merger, business combination or acquisition transaction is not completed, any Subject Shares shall remain subject to the restrictions contained in this Agreement; or

(iii)	following the date Vitesse commences a voluntary case under Title 11 of the United States Bankruptcy Code or any other similar insolvency laws;

provided, however, that in the case of clause (i), such Affiliate or transferee first enters into a written agreement as required by Section 5(c) hereof.

2.	Representations of Stockholder.

Each Stockholder hereby severally and not jointly represents and warrants to Company and Vitesse that:

(a)            As of the date hereof, such Stockholder is the Beneficial Owner of, and has good and valid title to, the Subject Shares that are set forth below such Stockholder’s name on Schedule I. Such Stockholder has the sole right to vote his Subject Shares set forth below his name on Schedule I, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

Exhibit D-2

(b)            Such Stockholder has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Vitesse and Company, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting creditors’ rights generally.

(c)            The execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, (i) conflict with or violate any Law applicable to such Stockholder or (ii) result in any breach or violation of, or constitute a default (or an event, that with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of any Encumbrances on any of the Subject Shares pursuant to any agreement or other instrument or obligation (including organizational documents) binding upon such Stockholder or any of the Subject Shares, except where such breach, violation or default would not, or would not reasonably be expected to, individually or in the aggregate, materially impair the ability of the Stockholder to perform his obligations under this Agreement.

(d)            The execution and delivery by such Stockholder of this Agreement does not, and the performance of such Stockholder’s obligations hereunder will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Person or Governmental Entity, except such filings and authorizations as may be required under the U.S. Exchange Act.

(e)            As of the date of this Agreement, there is no Proceeding pending against, or to the knowledge of the Stockholder, threatened against, such Stockholder that would prevent the performance by such Stockholder of his obligations under this Agreement or to consummate the transactions contemplated hereby or by the Arrangement Agreement on a timely basis.

3.	Voting Agreement.

During the period from the date hereof until the earliest of: (i) the termination of this Agreement in accordance with Section 7; (ii) the Effective Time; and (iii) the making of a Vitesse Adverse Recommendation Change by the Vitesse Board not in violation of the Arrangement Agreement, each Stockholder, in his capacity as such, irrevocably and unconditionally agrees with Company and Vitesse as follows:

Exhibit D-3

(a)            At any meeting of the stockholders of Vitesse, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of Vitesse, such Stockholder shall, with respect to all Subject Shares that are outstanding and Beneficially Owned by such Stockholder, or his Affiliates which such Stockholder controls, on the date in question and are entitled to count as present, vote thereon or consent thereto:

(i)	appear at each such meeting or otherwise cause the Subject Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)	vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent (which vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent) covering all such Subject Shares (A) in favor of granting the Vitesse Stockholder Approval and any other actions presented to the stockholders of Vitesse that are necessary and desirable in connection with the Vitesse Stockholder Approval and the Arrangement Agreement, the Stock Issuance or any of the other transactions contemplated by the Arrangement Agreement, and (B) against (I) any Vitesse Acquisition Proposal or any other action, agreement or proposal made in opposition to or in competition with the consummation of the Stock Issuance or any of the other transactions contemplated by the Arrangement Agreement, (II) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Vitesse contained in the Arrangement Agreement or of such Stockholder contained in this Agreement, and (III) any amendment of the certificate of incorporation or bylaws of Vitesse or any other action, agreement or proposal involving Vitesse that would in any manner impede, frustrate, prevent or nullify any provision of the Arrangement Agreement, the Stock Issuance or any of the other transactions contemplated by the Arrangement Agreement or change in any manner the voting rights of any class of the capital stock of Vitesse.

(b)            Each Stockholder shall not, and shall not permit any entity which such Stockholder directly or indirectly controls to deposit any of the Subject Shares in a voting trust, grant any proxies, consents or powers of attorney with respect to the Subject Shares or subject any of the Subject Shares to any arrangement with respect to the voting of any of the Subject Shares (including without limitation, any voting agreement or similar arrangement) other than agreements entered into with Vitesse.

(c)            Each Stockholder is entering into this Agreement solely in his capacity as the Beneficial Owner of the Subject Shares and nothing herein is intended to or shall limit or affect any actions taken by any of such Stockholder’s designees or Affiliates or by such Stockholder himself or herself, in each case to the extent serving in his or her capacity as a director of Vitesse or a Subsidiary thereof. Notwithstanding anything to the contrary herein, the taking of any actions (or failures to act) by such Stockholder’s designees or Affiliates or by Stockholder himself or herself, in each case serving as a director of Vitesse and in such capacity as a director, shall not be deemed to constitute a breach of this Agreement.

Exhibit D-4

4.	Irrevocable Proxy.

Each Stockholder hereby irrevocably grants to, and appoints, Company, and any individual designated in writing by Company, and each of them individually, as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote his Subject Shares, or grant a consent or approval in respect of his Subject Shares, in a manner consistent with Section 3(a) if such Stockholder has not voted such Subject Shares in a manner consistent with Section 3(a) at least five Business Days prior to the applicable voting deadline. Each Stockholder hereby revokes any proxy previously granted by such Stockholder with respect to the Subject Shares (and each Stockholder hereby represents that any such proxy is revocable). Each Stockholder understands and acknowledges that Vitesse and Company are entering into the Arrangement Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Arrangement Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy set forth in this Section 4 is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. Notwithstanding the foregoing, the proxy and appointment granted hereby shall be automatically revoked, without any action by any Stockholder, upon any termination of this Agreement pursuant to Section 7.

5.	Lock-Up Agreement.

(a)            During the period commencing on the Closing Date and ending on  the 366th day following the Closing Date (the “Lock-Up Period”), except only as expressly provided in Section 5(c) below, without the prior written consent of Vitesse, no Stockholder shall:

(i)	directly or indirectly, transfer, sell, offer, exchange, assign, pledge, gift, donate or otherwise dispose of or encumber any legal or Beneficial Ownership in any of the Subject Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer (as defined below) of, any of the Subject Shares Beneficially Owned by such Stockholder as of the Closing Date (the “Lock-Up Shares”) or such Stockholder’s voting or economic interest therein;

(ii)	enter into any swap, option (including, without limitation, put or call options), short sale, future, forward or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares (any of the foregoing described in clause (i) above and this clause (ii), a “Transfer”); or

Exhibit D-5

(iii)	publicly disclose the intention to do any of the foregoing; provided that, prior to the expiration of the Lock-Up Period, the Stockholder shall be permitted to disclose its intention to do any of the foregoing following the expiration of the Lock-Up Period in any Schedule 13D filed by such Stockholder with the SEC.

(b)            In addition to the limitations set forth in Section 5(a), each Stockholder further agrees that during the Lock-Up Period, such Stockholder shall not Transfer any Lock-Up Shares to any Person without the prior written consent of Vitesse.

(c)            Notwithstanding anything in Section 5(b) to the contrary, a Stockholder may Transfer any Subject Shares to any Person that is a party to an agreement with Vitesse with substantially similar terms as this Agreement and may Transfer any Subject Shares in a Transfer that is a Permitted Transfer (but subject to written notice to Vitesse of such Transfer).

(d)            Any attempted Transfer of Subject Shares or any interest therein in violation of this Section 5 shall be null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Agreement. Each Stockholder hereby authorizes and will instruct Vitesse or his counsel to notify Vitesse’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares of such Stockholder (and that this Agreement places limits on the voting and transfer of such Subject Shares), subject to the provisions hereof. Notwithstanding the foregoing, any such stop transfer order and notice will immediately be withdrawn and terminated upon any termination of this Agreement pursuant to Section 7.

6.	Additional Shares.

Stockholder agrees that all shares of capital stock or equity securities of Vitesse (including, without limitation, Vitesse Common Stock) that Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the U.S. Exchange Act) of after the execution of this Agreement (including by reason of any stock dividend, stock split, reverse stock split, combination, recapitalization, reclassification, the settlement of vesting of any instruments entitling the holder to Vitesse Common Stock or otherwise) shall constitute “Subject Shares” for all purposes of this Agreement; provided, however, that the foregoing shall not apply in respect of the obligations set forth in Section 5 hereof to any shares of capital stock or equity securities of Vitesse acquired on or after the date hereof.

Exhibit D-6

7.	Termination.

With respect to any Stockholder, this Agreement shall terminate automatically upon the earlier of: (a) the termination of the Arrangement Agreement pursuant to and in compliance with the terms thereof, (b) any amendment of the Arrangement Agreement which would increase the number of Vitesse Common Shares issuable pursuant to the transactions contemplated by the Arrangement Agreement or the other consideration payable by Vitesse under the Arrangement Agreement (other than any de minimis increase or other similar adjustment for (A) changes to the Exchange Ratio to comply with policies and procedures of either the Depository Trust Company or Vitesse’s transfer or exchange agent or (B) rounding as may be required by the Plan of Arrangement) or would be materially adverse to such Stockholder, unless each Stockholder has consented in writing to such amendment, and (c) the mutual written agreement of each Stockholder and Vitesse. For the avoidance of doubt, if the Arrangement Agreement is terminated without the Closing having occurred, this Agreement shall be null and void ab initio in all respects and of no further force or effect without any action required by the parties hereto, in which event, no restrictions contained herein shall be applicable to any stock or other equity interests of any entities presently owned or thereafter acquired by any Stockholder whatsoever.

8.	Specific Performance.

Each Party hereto acknowledges that it will be impossible to measure in money the damage to the other Party if a Party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other Party will not have an adequate remedy at law or damages. Accordingly, each Party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other Party has an adequate remedy at law. Each Party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other Party’s seeking or obtaining such equitable relief.

9.	Notices.

All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of: (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, in each case so long as the sending party does not receive a bounceback message or other notification that the recipient failed to receive such email notice. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9):

Exhibit D-7

If to Vitesse, to:	Vitesse Energy, Inc. 5619 DTC Parkway, Suite 700 Greenwood Village, Colorado USA 80111 Attention: Brian Cree Email: [***]
Copies (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas USA 77019

Attention: Eileen Boyce

   Michael Swidler

E-mail:      eileen.boyce@bakerbotts.com

                     michael.swidler@bakerbotts.com

Blake, Cassels & Graydon LLP

Suite 3500, 855 – 2nd Street SW

Calgary, Alberta, Canada T2P 4J8

Attention: Dan McLeod

   Chad Schneider

Email:        daniel.mcleod@blakes.com

             chad.schneider@blakes.com

If to the Stockholders, to: If to the Company, to: Copies (which shall not constitute notice) to:

To the address set forth for such Stockholder on the signature page hereof.

Lucero Energy Corp.

Livingston Place, South Tower

1024 - 222 3rd Ave SW

Calgary, Alberta Canada T2P 0B4

Burnet, Duckworth & Palmer LLP

2400, 525 - 8th Avenue SW

Calgary, Alberta Canada T2P 1G1

Attention: Syd. S. Abougoush

Email: sabougoush@bdplaw.com

Davis Graham & Stubbs LLP

2400 Walnut Street, Suite 700

Denver, Colorado USA 80205

Attention: Lamont Larsen

     Brian Boonstra

Email:        lamont.larsen@davisgraham.com

            brian.boonsra@davisgraham.com

Exhibit D-8

10.	Miscellaneous.

(a)            This Agreement, together with the Arrangement Agreement and the other documents expressly contemplated thereby, supersedes all prior agreements, written or oral, between the Parties hereto with respect to the subject matter hereof and contains the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the Parties hereto. No waiver of any provisions hereof by any Party shall be deemed a waiver of any other provisions hereof by such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party. This Agreement has been entered into freely by each of the Parties, following consultation with their respective counsel, and shall be interpreted fairly in accordance with its respective terms, without any construction in favor of or against either Party.

(b)            From time to time until the termination of this Agreement, at Company's or Vitesse’s reasonable request, but without further consideration, Stockholder agrees to cooperate with Company or Vitesse, as the case may be, in making all filings and obtaining all consents of any Governmental Entity and third parties and to execute and deliver such additional documents and take or cause to be taken all such further actions as may be necessary or desirable to effect the actions contemplated by this Agreement. Each Stockholder hereby authorizes Vitesse to publish and disclose in any announcement or disclosure solely to the extent required by the applicable rules and regulations of SEC and in a proxy statement such Stockholder’s (or, at Stockholder’s election, the Stockholders’ investment manager’s or advisor’s) identity and ownership of the Subject Shares and the nature of such Stockholder’s obligations under this Agreement. If any Stockholder is the Beneficial Owner, but not the record holder, of the Subject Shares, such Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Subject Shares held by such Stockholder in accordance with the terms of in this Agreement.

(c)            Each Stockholder agrees that it will not, and will use reasonable commercial efforts to cause his and their Representatives not to, directly or indirectly, take any of the actions listed in clauses (i) through (iii) of Section 5.3(d) of the Arrangement Agreement (without giving effect to any amendment or modification of such clauses after the date of this Agreement). Each Stockholder shall, and shall cause his Affiliates to, and shall use his reasonable commercial efforts to cause his and their Representatives to, immediately cease, and cause to be terminated, any discussions or negotiations conducted before the date of this Agreement with any Person (other than the Company) with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Vitesse Acquisition Proposal. Notwithstanding the foregoing, to the extent Vitesse complies with its obligations under Section 5.3 of the Arrangement Agreement and participates in discussions or negotiations with a Person regarding a Vitesse Acquisition Proposal, Stockholder, Stockholder’s affiliates and/or any of his Representatives may engage in discussions or negotiations with such Person to the extent that Vitesse is permitted to do so under Section 5.3 of the Merger Agreement.

(d)            This Agreement shall be governed by and construed in accordance with the internal laws of Delaware without giving effect to any choice or conflict of law provision or rule (whether of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of Delaware.

Exhibit D-9

(e)            The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event that such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) located in New Castle County in the State of Delaware or the United States District Court for the District of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims relating to such Proceeding or transactions shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 9 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(f)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DOCUMENTS REFERRED TO HEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTEMPLATED IN THIS SECTION 10(f), TO ENTER INTO THIS AGREEMENT, THE AGREEMENTS CONTEMPLATED BY THE DOCUMENTS REFERRED TO HEREIN AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AS APPLICABLE.

(g)            If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Exhibit D-10

(h)            This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(i)            Each Party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(j)            All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(k)            Other than any Transfer permitted under the terms of Section 5(a) in which the transferee is required to enter into a joinder to this Agreement, no Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of each other Party hereto. Any assignment contrary to the provisions of this Section 10(k) shall be null and void. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

[SIGNATURE PAGE FOLLOWS]

Exhibit D-11

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY:

LUCERO	ENERGY CORP.

By:
Name:	[●]
Title:	[●]

Exhibit D-12

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

STOCKHOLDER:

By:
Name:	[●]
Address:	[●]

Exhibit D-13

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

VITESSE:

VITESSE ENERGY, INC.

By:
Name:	[●]
Title:	[●]

Exhibit D-14

SCHEDULE I

Number of Subject Shares

[Stockholder Name]

Shares of Vitesse Common Stock: [●]

Exhibit D-15

EXHIBIT E

FORM OF COMPANY WARRANT EXERCISE AND CANCELLATION AGREEMENT

WARRANT Exercise and Cancellation Agreement

THIS AGREEMENT is entered into this [●] day of December, 2024.

AMONG:

LUCERO ENERGY CORP., a corporation existing under the laws of the Province of Alberta ("Lucero")

AND

VITESSE ENERGY, INC., a corporation existing under the laws of the State of Delaware ("Vitesse")

AND

[●] (the "Warrantholder")

WHEREAS there are presently outstanding share purchase warrants (the "Warrants") to purchase common voting shares (the "Common Shares") of Lucero having been granted in accordance with the terms of a warrant certificate(s), dated as of February 2, 2022, issued by Lucero to the Warrantholder (such certificate, as amended May 16, 2024, the "Warrant Certificate(s)");

AND WHEREAS the Warrantholder beneficially holds and owns, or exercises control and direction over, Warrants, the particulars of which are identified in the attached Schedule A (the "Subject Warrants"), to purchase Common Shares at the exercise price set forth in Schedule A (the "Exercise Price"), and such Subject Warrants represent all of the Warrants the Warrantholder beneficially holds and owns, or exercises control and direction over;

AND WHEREAS Lucero and Vitesse have entered into an arrangement agreement dated December [•], 2024 (as amended and/or as amended and restated from time to time, the "Arrangement Agreement") pursuant to which Vitesse has agreed to purchase all of the issued and outstanding Common Shares pursuant to a plan of arrangement under the Business Corporations Act (Alberta) (the "Arrangement");

AND WHEREAS pursuant to the Arrangement Agreement, Lucero has agreed to use its best efforts to obtain an executed Company Warrant Exercise and Cancellation Agreement from each holder of outstanding Warrants, on or prior to obtaining the Interim Order, whereby such holder would agree to either exercise (including on a cashless basis) any vested Warrants or surrender for cancellation all unexercised (including unvested) Warrants immediately prior to the Effective Time;

AND WHEREAS the parties hereto desire to cause the exercise or surrender, as applicable, for cancellation of the Subject Warrants in accordance with the Warrant Certificate(s);

Exhibit E-1

NOW THEREFORE this agreement witnesses that in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as set forth below.

1.            All capitalized terms and phrases used in this agreement, including in the recitals hereto, but not defined herein, shall have the respective meanings ascribed to them in the Arrangement Agreement.

2.            The Warrantholder, Lucero and Vitesse hereby agree, with effect as at immediately prior to the Effective Time, that: (i) notwithstanding subsection 3.1(b) of the Warrant Certificate(s), the Warrantholder hereby surrenders to Lucero for cancellation all of the Warrantholder’s vested Warrants that are "in the money", for a cash payment by Lucero to the Warrantholder equal to the "in the money amount" of such vested Warrant less the amount required to be withheld for the Withholding Obligations pursuant to applicable Laws, and for the purpose of determining the "in the money amount" of a vested Warrant, the "in the money amount" of each vested Warrant will be equal to (a) the weighted average trading price for the Common Shares on the TSXV for the 20 trading days ending on the second Business Day before the Effective Date, less (b) the exercise price of such vested Warrant of $0.475 per Common Share (and for these purpose a vested Warrant will be "in the money" if the price of a Common Share determined in accordance with (a) above exceeds $0.475 per Common Share and a vested warrant will be "out of the money" if the price of a Common Share determined in accordance with (a) above is equal to or less than $0.475 per Common Share; and (ii) the Warrantholder hereby surrenders to Lucero for cancellation all of the Warrantholder’s "out of the money" Warrants and unvested Warrants for an aggregate payment of $10.00 less the amount required to be withheld for Withholding Obligations pursuant to applicable Laws.

3.            Immediately prior to the Effective Time (but subject to the completion of the Arrangement), and after the payment of the amounts to which the Warrantholder may be entitled pursuant to Section 2 hereunder, the Warrant Certificate(s) and any other document or agreement evidencing the right of the Warrantholder to receive Common Shares on the exercise of Warrants shall terminate and be of no further effect. With effect as at the Effective Time, the Warrantholder does forever release, remise and discharge Lucero and Vitesse and each of their respective successors, subsidiaries and affiliates and each of their respective officers, directors, shareholders, employees, agents, insurers and assigns (hereinafter collectively referred to as the "Released Parties") from any and all actions, causes of action, contracts (whether express or implied), claims and demands for damages, loss or injury, suits, debts, sums of money, expenses, interest, costs and claims of any nature and kind whatsoever, at law or in equity, for which the Warrantholder may then have or may thereafter have against any of the Released Parties, by reason of or arising out of or under any Subject Warrants or the termination or deemed termination of the Warrant Certificate(s) and any other document or agreement evidencing the right of the Warrantholder to receive Common Shares on the exercise of Warrants, but excluding the right to be paid the amounts set forth in Section 2 above (less the amount required to be withheld for Withholding Obligations pursuant to applicable Laws) by Lucero at, or immediately following, the Effective Time.

4.            This agreement shall be terminated: (a) if the Arrangement Agreement is validly terminated in accordance with its terms; or (b) by written instrument executed by the Warrantholder, Lucero and Vitesse. In the event of the termination of this agreement, notwithstanding any other provision of this agreement, all Subject Warrants held by the Warrantholder shall be deemed to be unaffected by this agreement and shall continue in full force and effect. For greater certainty, the Warrantholder acknowledges and agrees that this agreement is conditional upon the completion of the Arrangement and in the event of the termination of this agreement in accordance with this Section 4 (i) the surrender of any Subject Warrants will be deemed not to have occurred; (ii) no Subject Warrants will be acquired by Lucero; and (iii) any unexercised Subject Warrants will continue to exist and will be subject to the terms of the applicable Warrant Certificate(s) under which they were granted on their existing terms. Any Subject Warrants that had already vested, will continue to be vested, each in accordance with the terms of the applicable Warrant Certificate(s).

Exhibit E-2

5.            The Warrantholder hereby represents, warrants and covenants to and with Vitesse and Lucero, and acknowledges that such representations and warranties will survive completion of the transactions contemplated hereby, that:

(a)	the Warrantholder has the requisite power and authority or capacity, as applicable, and is duly authorized to execute and deliver this agreement and, if applicable, has received all requisite approvals to execute and deliver this agreement and to perform its obligations hereunder;

(b)	upon execution hereof by the Warrantholder, this agreement shall constitute a valid and binding agreement, enforceable against the Warrantholder in accordance with its terms;

(c)	the consummation by the Warrantholder of the transactions contemplated hereby will not (i) constitute a violation of or default under, or conflict with, any contract, commitment, agreement, understanding, order, judgment or decree of any kind to which the Warrantholder is or will be a party and by which the Warrantholder is or will be bound at the time of such consummation or (ii) require, on the part of the Warrantholder, the making of any declaration or filing with (other than pursuant to the requirements of applicable securities legislation), or any permit, authorization, consent, approval or order to be obtained from, any Governmental Entity;

(d)	there (i) are no claims, actions, suits, audits, proceedings, investigations or other actions pending against or, to the knowledge of the Warrantholder, threatened against or affecting the Warrantholder that, individually or in the aggregate, could reasonably be expected to have an adverse effect on the Warrantholder’s ability to execute and deliver this agreement and to perform its obligations contemplated by this agreement and (ii) is no order of any Governmental Entity against the Warrantholder that could reasonably be expected to have an adverse effect on the Warrantholder’s ability to execute and deliver this agreement and to perform its obligations contemplated by this agreement;

(e)	the Warrantholder is, and will at the Effective Time be, a resident of Canada for purposes of the Income Tax Act (Canada) (the "Tax Act");

(f)	the Warrantholder beneficially holds and owns, or exercises control and direction over, the Subject Warrants set forth in Schedule A hereto and the Warrantholder holds (beneficially or otherwise) no other Warrants;

(g)	the Warrantholder has good and valid title to the Subject Warrants set forth in Schedule A hereto and the Warrantholder has not assigned or encumbered and will not at or prior to the Effective Time assign or encumber the Subject Warrants and has full right, power and authority to enter into and perform its obligations under this agreement;

(h)	no Person has any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Warrants, or any interest therein or right thereto, except pursuant to this agreement; and

Exhibit E-3

(i)	the Warrantholder is solely responsible for any and all Taxes arising as a result of consideration received by the Warrantholder pursuant to the exercise or surrender of Subject Warrants contemplated hereby.

6.            To the extent the Subject Warrants are subject to section 7 of the Tax Act, the parties to this agreement agree that no deduction will be claimed by Lucero (or by any person not dealing at arm's length with Lucero, including Vitesse) in computing its taxable income in respect of the Subject Warrants exercised or surrendered pursuant to Section 2, and Lucero shall: (a) make an election pursuant to subsection 110(1.1) of the Tax Act in respect of the exercise of Subject Warrants pursuant to Section 2; (b) provide evidence in writing of such election to the Warrantholder, and (c) make the appropriate notation on the T4 slips issued to the Warrantholder, or in such other manner as may be prescribed under the Tax Act; it being understood that the Warrantholder shall be entitled to claim any deductions available to such persons pursuant to the Tax Act in respect of the calculation of any income or benefit arising from the exercise of Subject Warrants pursuant to in Section 2.

7.            Lucero is entitled, and Vitesse as its successor under the Arrangement, is entitled to cause Lucero, to withhold and remit the required amount of any federal, provincial, and local taxes and statutory withholdings, domestic or foreign, if any, in respect of the surrender of the Subject Warrants and may withhold such amounts as is equal to the applicable Withholding Obligation. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes hereof as having been paid or delivered to the Warrantholder in respect of which such deduction and withholding was made, provided that such deducted and withheld amounts are actually and reasonably timely remitted to the appropriate Taxing Authority. The Warrantholder shall indemnify and save harmless the Released Parties against and from all amounts for which the Released Parties may be held responsible under the Tax Act in any way caused by, or arising directly or indirectly from or in consequence of, withholding taxes applicable, if any, in respect of the surrender of the Subject Warrants for which Lucero has not withheld the required amount of federal, provincial, and local taxes and statutory withholdings, domestic or foreign, if any.

8.            The parties hereto agree to take such additional action as may be necessary or advisable in order to give effect to this agreement.

9.            All dollar amounts herein are expressed in Canadian dollars.

10.            This agreement shall enure to the benefit of, and be binding upon, the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

11.            The invalidity or unenforceability of any covenant or provision of this agreement shall not affect the validity or enforceability of any other covenant or provision of this agreement and this agreement shall be construed as if such invalid or unenforceable covenant or provision were omitted.

12.            Time shall be of the essence of this agreement and of every part hereof and no extension or variation of this agreement shall operate as a waiver of this provision.

13.            All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed duly given or made as of the date of receipt if delivered personally, sent by overnight courier (providing proof of delivery) or sent by registered or certified mail (return receipt requested, postage prepaid) or on the date of transmission if sent by e-mail (excluding automatic "undeliverable" or similar replies):

Exhibit E-4

(a)	in the case of the Warrantholder, to the address (or if provided, email address) set forth in the register of Warrantholders;

(b)	in the case of Lucero to:

Lucero Energy Corp.

Livingston Place, South Tower

1024 - 222 3rd Ave SW

Calgary, Alberta Canada T2P 0B4

Attention:	Brett Herman, President and Chief Executive Officer
E-mail:	[***]

(c)	in the case of Vitesse to:

Vitesse Energy, Inc.

5619 DTC Parkway, Suite 700

Greenwood Village, Colorado USA 80111

Attention:	Brian Cree
E-mail:	[***]

14.            This agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and each party irrevocably attorns to the jurisdiction of the courts of Alberta for the resolution of any disputes arising hereunder.

15.            Except as expressly set forth herein, this agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties to this agreement.

16.            No party to this agreement may assign any of its rights or obligations under this agreement without the prior written consent of the other parties.

17.            This agreement may be signed in counterparts which together shall be deemed to constitute one valid and binding agreement. Delivery of such counterparts may be effected by means of electronic signature service, transmitted electronically in legible form, including by DocuSign, in a tagged image format file (TIFF) or portable document format (PDF), and delivery by such method shall be equally effective and as binding as delivery of a manually executed counterpart to this agreement.

18.            The Warrantholder acknowledges that it has read and understood this agreement and has obtained independent legal advice in connection with this agreement and the provisions herein, or has freely chosen not to obtain such legal advice.

19.            This agreement constitutes the entire agreement between the parties, and supersedes all prior agreements, understandings, negotiations or discussions, whether oral or written, and there are no other written or verbal agreements or representations with respect to the subject matter hereof.

[The remainder of this page is intentionally left blank. Signature page follows.]

Exhibit E-5

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first above written.

LUCERO ENERGY CORP.		VITESSE ENERGY, INC.

Per:	[●]	Per:	[●]
	(Authorized Signatory)		(Authorized Signatory)

[●] (as Warrantholder)

Exhibit E-6

SCHEDULE A
LIST OF SUBJECT WARRANTS

Number of Vested Warrants	Number of Unvested Warrants	Exercise Price of Vested Warrants ($)
[●]	[●]	$0.475

Exhibit E-7